================================================================================

                                  SCHEDULE 14A
                                 (RULE 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                             (AMENDMENT NO.      )

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  CONFIDENTIAL, FOR USE OF THE COMMISSION
                                                    ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-12.

                                 THE KROGER CO.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                XXXXXXXXXXXXXXXX
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies: .......

     (2) Aggregate number of securities to which transaction applies: ..........

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): ............

     (4) Proposed maximum aggregate value of transaction: ......................

     (5) Total fee paid: .......................................................

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid: ...............................................

     (2) Form, Schedule or Registration Statement No.: .........................

     (3) Filing Party: .........................................................

     (4) Date Filed: ...........................................................

================================================================================

                               ------------------

                                     PROXY

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                PROXY STATEMENT

                                      AND

                               1999 ANNUAL REPORT

                               ------------------

                                 [Kroger Logo]

FINANCIAL HIGHLIGHTS
(IN MILLIONS EXCEPT PER SHARE DATA AND RATIOS, AS REPORTED)

                                                                                  PERCENT
CALENDAR YEAR ENDED DECEMBER 31,                               1999      1998     CHANGE
-----------------------------------------------------------------------------------------
Five year return on Investment (share price appreciation)         213%      501%
Closing market price per share (1)                            $ 18.88   $ 30.25     (38%)
Total market value of common stock                            $15,754   $24,947     (37%)
-----------------------------------------------------------------------------------------

                                                              JANUARY 29,   JANUARY 2,   PERCENT
FISCAL YEAR ENDED                                                2000          1999      CHANGE
------------------------------------------------------------------------------------------------
Total sales                                                     $45,352      $43,082        5%
EBITDA (2)(3)(4)                                                $ 3,181      $ 2,783       14%
Earnings before extraordinary items (2)                         $   966      $   763       27%
Basic earnings per share before extraordinary items (2)         $  1.16      $  0.94       23%
Diluted earnings per share before extraordinary items (2)       $  1.13      $  0.89       27%
Average shares outstanding                                          829          816        2%
Average shares outstanding assuming dilution                        858          851        1%
ERONOA (4)(5)                                                        24%          24%
------------------------------------------------------------------------------------------------

(1) Per share amounts have been retroactively restated to reflect the stock split on June 7, 1999.

(2) Excludes merger-related costs, one-time expenses, and accounting changes.

(3) Earnings before interest, taxes, depreciation, amortization, and LIFO charge.

(4) Not a GAAP measurement.

(5) EBITDA return on net operating assets.

                                             (LOGO)COVER PRINTED ON RECYCLED
                                             PAPER

                               [KROGER LOGOS]

                                 THE KROGER CO.

                                  AT A GLANCE

      The merger between The Kroger Co. and Fred Meyer, Inc. created the nation's largest supermarket company, with the broadest geographic coverage and widest variety of formats in the food retailing industry. Here is a snapshot of what Kroger looked like before and after the merger was completed in 1999:

                                                              JANUARY 2, 1999    JANUARY 29, 2000
-------------------------------------------------------------------------------------------------
Sales                                                          $28.2 billion      $45.4 billion
Cash Flow                                                      $ 1.6 billion      $ 3.2 billion
Food Stores                                                            1,410              2,288
Convenience Stores                                                       797                796
Jewelry Stores                                                             0                389
States (food stores)                                                      24                 31
Banners (includes convenience stores)                                     14                 25
Manufacturing Plants                                                      34                 42
Employees                                                            213,000            305,000
-------------------------------------------------------------------------------------------------

TO OUR FELLOW SHAREHOLDERS:

      For The Kroger Co. and our shareholders, 1999 was a year of achievement and frustration.

      We were impressed and gratified by the commitment of colleagues throughout Kroger and Fred Meyer as we planned the merger of the two organizations. Our 14 integration committees included representatives from the corporate offices and divisions of both companies. The committees successfully established the blueprint that is expected to generate $380 million of combined synergy savings in 2002. We extend a special thanks to our associates who worked so diligently on the planning activities that created the "new" Kroger Co., the largest supermarket company in America.

      We were pleased that the merger received governmental approval and that Kroger was required to sell only eight stores. But we were frustrated that the review process lasted seven months. The delay caused uncertainty, especially for our associates in the West, and prevented the early implementation of merger integration plans. It also narrowed our window for achieving Year 2000 compliance on a corporate-wide basis. Associates throughout the "new" Kroger met these challenges in superior fashion and worked as a team to generate first-year synergies in excess of original projections.

      We were pleased by Kroger's strong financial results in 1999:

      - Record sales of $45.4 billion

      - Record cash flow of $3.2 billion

      - Earnings per diluted share of $1.13, an increase of 26% over estimated combined earnings for 1998, after excluding merger costs and an extraordinary item

      - Combined merger synergies of $160 million that exceeded our fiscal 1999 target by $5 million

      - Successful execution of the Year 2000 information systems plan, without disruption to operations

      Despite these achievements, investors and management were frustrated by the decline in Kroger's stock price that began in early 1999 and continued throughout the year. Our share price reached a high of $34.38 in March 1999, after adjusting for a two-for-one stock split in June, and then fell steadily to close at $16.56 on January 28, 2000. The index of peer group supermarket stocks experienced a similar decline as investors shifted away from "old economy" industries toward cyclical and technology stocks. The widespread decline in supermarket stocks also reflected investors' concerns about the rapid consolidation of the food retailing industry. Within the past two years, four of the major supermarket firms have completed substantial mergers and have forecast significant cost savings from those transactions. Investors have reacted cautiously, reflecting their concern that merger synergies might not be realized. Kroger management is firmly committed to achieving the cost savings that were projected at the time of the merger with Fred Meyer. We are off to a strong start.

      Over the longer term, Kroger has established a solid track record of creating significant value for shareholders. As you will see on page 19 of this report, the price of Kroger shares has increased at an average annual rate of 22.4% since 1994, well above the 13.4% average annual gain for Kroger's peer group.

      Management is enthused about the Company's prospects for continued growth. We offer the broadest geographic diversity and the widest variety of formats to meet the needs of virtually every consumer. The "new" Kroger operates 2,300 supermarkets and multi-department stores under more than a dozen banners; 796 convenience stores; and 389 fine jewelry stores. In addition, Kroger's 42 manufacturing plants produce high-quality private label products that provide value for customers and enhanced profits for shareholders.

      The merger has created tremendous opportunities to share new products, merchandising programs and best practices across the Company. We will reduce costs by achieving economies of scale in purchasing, manufacturing, information systems, logistics and support systems. These merger benefits, in combination with the Company's strong market shares in 31 states, promise a bright future for Kroger and our shareholders.

OPERATING REVIEW

      Kroger reported fiscal 1999 earnings of $966 million, or $1.13 per diluted share, before an extraordinary item and merger costs. These results represent an increase of approximately 26% over estimated combined earnings for fiscal 1998. The prior-year estimate includes the actual results of Fred Meyer before merger costs and an estimate of Kroger's pre-merger results, adjusted to exclude one-time expenses; reflects the change to a new fiscal calendar; and removes the 53rd week from 1998 results. The 1999 figures include 52 weeks of results from Ralphs, which was acquired by Fred Meyer on March 10, 1998 and contributed 47 weeks of results during the 1998 period.

      On the same basis, total sales for 1999 increased approximately 6.1%, to $45.4 billion. EBITDA totaled $3.2 billion. During 1999, Kroger invested a record $1.9 billion in capital projects including store construction, logistics, technology and acquisitions.

      Net total debt increased $366 million to $8.7 billion because of higher working capital. Some of the working capital increase resulted from the net addition of 92 stores in 1999. Some reflected the continued "bulge" from inventory increases that Kroger had initiated to avoid possible shortages associated with Year 2000 effects. Management will devote substantial attention to inventory and working capital reduction during 2000. The Company's goal is to reduce working capital by $500 million over the next five years.

GROWTH OPPORTUNITIES

      Kroger's fundamental strategy is:

           TO ACHIEVE THE RESPONSIVENESS OF DECENTRALIZED MERCHANDISING AND OPERATIONS, COMBINED WITH THE ECONOMIES OF SCALE AVAILABLE FROM COORDINATING VOLUME-BASED ACTIVITIES AND CONSOLIDATING SUPPORT SYSTEMS.

      The merger with Fred Meyer is consistent with this strategy because it creates the leverage of a $45 billion company to generate economies in purchasing, manufacturing, information systems, logistics, support systems and administrative functions. At the same time, Kroger will maintain the outstanding divisional banners, formats, merchandising and services that our customers know and expect.

      Kroger's primary financial goal is to increase annual earnings per share by 16-18% over the next three years. We intend to achieve that target through a combination of sales growth, margin improvement, deleveraging, stock repurchase and debt refinancing.

      Sales increases will be driven by growth in identical food store sales and a 4.5-5% increase in retail square footage. Kroger's combination food and drug stores generate high same-store sales increases because this format allows customers to purchase all of their weekly needs in one neighborhood location, thereby saving time and travel. Our Fred Meyer multi-department stores feature a broad array of departments including grocery, electronics, apparel and home furnishings, offering great convenience and value for time-pressed shoppers. And the Company's price-impact warehouse stores -- operating under the Food 4 Less, FoodsCo and PriceRite banners -- offer budget-conscious shoppers everyday low prices, wide selection and superior quality perishables.

      Kroger's pharmacies are a key driver of identical sales growth. Our total pharmacy sales have more than doubled in the past five years, finishing fiscal 1999 at $3.2 billion. Management believes that pharmacy sales will double again within three years. Kroger has a strategic advantage in pharmacy because our Peyton warehouses purchase pharmaceuticals and pharmacy supplies on a corporate-wide basis and distribute them to our stores at very low cost.

      New products and services also will enhance sales. Here are a few examples:

           - Last fall, Kroger supermarkets sold more than 37,000 high-ticket electronics items, including DVD players and VCRs. These were purchased at competitive cost through Fred Meyer's general merchandise department.

           - In 1999, Kroger opened 34 "Nature's Market" natural food sections in supermarkets to serve the rapidly growing demand for natural and organic foods. We will open 150 additional natural food sections in 2000.

           - Last year, Kroger opened 22 on-site gas stations at supermarket locations to enhance the one-stop shopping convenience of our combination stores. Management expects to open 50 additional sites this year.

STORE GROWTH

      Kroger plans to complete 140-160 food store projects per year over the next three years. In fiscal 2000 we expect to open 138 supermarkets, 11 price-impact warehouse stores and six multi-department stores. Most square footage growth will take place within the 43 major markets where we currently operate. In-market growth is more profitable than entering new markets because it leverages fixed expenses such as advertising, manufacturing, overhead and distribution across a larger store base. Kroger is fortunate to be located in some of the nation's fastest-growing metropolitan areas that provide attractive opportunities for expanded sales and profits. In addition, the Company plans to open 22 convenience stores and five jewelry stores in fiscal 2000. Both formats generate strong cash flow.

      Kroger will continue to search for opportunities to build our retail grocery business through the acquisition of strong regional operators. Earlier this year, Kroger completed the acquisitions of Pay Less Super Markets, Inc., which operates eight grocery stores in Indiana; and Kessel Food Markets, Inc., a privately owned chain of 20 supermarkets in Michigan. We are awaiting the completion of the Federal Trade Commission review of our previously announced agreement to purchase 74 Winn-Dixie stores in Texas and Oklahoma.

MARGIN IMPROVEMENT

      Margin improvement will play a key role in driving earnings per share growth. Merger synergies will lead the way throughout the Company. In merchandising, the combined purchasing power of the new Kroger has enabled us to negotiate more favorable terms from vendors for items ranging from pharmacy vials to marshmallows. We also are leveraging our manufacturing business to generate synergies. At year-end, 405 items were already being manufactured and transferred between Kroger's East and West Regions. There is much more to come.

      Expanded private-label sales and market share will contribute significantly to margins. Private-label currently accounts for about 25% of grocery sales dollars and 31% of grocery units sold in the pre-merger Kroger divisions, but only 16-18% of grocery dollar sales in the western divisions. We believe those divisions can substantially increase private-label sales as we continue to grow our private-label franchise across the entire company.

DELEVERAGING AND DEBT REFINANCING

      Kroger expects to generate significant free cash flow over the next three years. This will be used to reduce debt and repurchase Kroger common stock. Kroger's long-term objective is to reduce debt to two times EBITDA. The Company will refinance existing debt to reduce interest costs as opportunities become available.

INTERNET

      Kroger's primary Internet activity has been our participation as equity partner in GlobalNetXchange, the first global business-to-business online exchange serving the retail industry. We believe that business-to-business Internet applications will increase efficiencies and reduce supply chain costs. In addition, Kroger is continuing our analysis of home delivery and retail Internet sales. We intend to give this activity careful attention.

COMMUNITY ACTIVITIES

      Kroger has always encouraged its associates to be active, responsible members of their communities through volunteer work, fundraising and public service. The Company remains a strong supporter of programs to feed the hungry. Last year, Kroger donated 14 million pounds of product to Second Harvest, a national network of food banks. Kroger is the nation's largest retail donor of food for the hungry.

      In 1999, The Kroger Co. Foundation granted $3.1 million to non-profit organizations, including human services, the United Way, and educational, arts and civic groups. The Ralphs/Food 4 Less Foundation contributed $8 million to charitable and civic groups in 1999, and The Fred Meyer Foundation donated $600,000.

      In addition, Kroger stores and divisions donated approximately $40 million directly to communities where our customers and associates work. One example is our practice of selling store gift certificates to non-profit groups at a discount. Schools, churches and community groups then sell the certificates at full face value and raise money for their charitable organization.

      Kroger has a long-standing tradition of honoring colleagues who have made extraordinary contributions to their communities. We extend our congratulations to the winners of the Kroger Community Service Award for 1999. These colleagues were recognized by their divisions for outstanding community service:

      Eddie Braithwaite, Ralphs                        Laura Leatherman, Pace Dairy Foods
      Pam Bryant, Dillon Stores                        Bettye Mae Raymer, Louisville Division
      Jason Bunch, Nashville Division                  Ramiro Rosales, Food 4 Less
      Dixie Burmeister, City Market                    Elizabeth Ruckman, Fry's Food & Drug Stores
      Edward Chatman Jr., Columbus Division            Carolyn Ann Seiler, Southwest Division
      Lillie Mae Chism, Winchester Farms Dairy         Dan Setters, Cincinnati/Dayton Division
      Annette Cobun, Mid-Atlantic Division             Hugh Taylor, Smith's
      Robert Hoyle, Atlanta Division                   Rose Marie Van Dick, QFC
      Nancy Jones, Delta Division                      Robert Worley, Central Division
      Mike Lara, Ralphs Deli Kitchen

      Angel Tree Committee, Deli-Bakery Connection
      Entire Fred Meyer Volunteer Group
      Entire Staff of Store #637, Michigan Division
      Southern District HOPE Committee, King Soopers

EXECUTIVE CHANGES

      On behalf of the entire Kroger Co., we extend thanks and congratulations to the talented executives who announced their retirements in the past year. We are grateful to the following colleagues for their important contributions, and we wish them well.

      Dennis Hood, president of Fry's Food & Drug Stores, announced his retirement in March after a 40-year career. George Golleher, President of Ralphs, retired after 28 years in the southern California supermarket industry. Mark Thompson, President of the Nashville Kroger Marketing Area, retired last July after 39 years with the Company. Harold McIntire retired as President of Food 4 Less after 39 years in the grocery business. Mike Huse, President of Quality Food Centers, and Abel Porter, President of Smith's Food & Drug Centers, also retired in 1999. Kenneth Martindale, formerly of Smith's and Fred Meyer, Inc., and Laurel Hardt of Fred Meyer also retired.

PROMOTIONS

      It was a busy year for executive promotions as Kroger realigned its management team to keep pace with continued growth. The Kroger Co. extends congratulations to the following executives who have accepted new responsibilities.

      David B. Dillon, Kroger President, assumed additional responsibilities as Chief Operating Officer. W. Rodney McMullen was promoted to Executive Vice President of Strategy, Planning and Finance. He previously served as Executive Vice President and Chief Financial Officer. Mr. McMullen will be responsible for Internet strategy, including business-to-business and retail opportunities. Don
W. McGeorge, formerly Senior Vice President, was promoted to Executive Vice President. Geoffrey J. Covert was promoted to Senior Vice President and President, Kroger Manufacturing. He had been Group Vice President and President, Kroger Manufacturing. Warren F. Bryant was promoted to Senior Vice President of Kroger after previously serving as President and CEO of Dillon Companies, Inc. Donald E. Becker was promoted to Senior Vice President. He had been President of the Central Kroger division in Indianapolis.

      Other promotions to Kroger's senior management team were: J. Michael Schlotman was promoted to Group Vice President and Chief Financial Officer. He had spent the past five years as Vice President, Financial Services and Control. Felicia D. Thornton, formerly Group Vice President of Finance and Administration at Ralphs, was appointed Group Vice President of Retail Operations for the Company. Carver L. Johnson joined Kroger as Group Vice President of Management Information Systems. Derrick A. Penick was named Group Vice President of Perishables Merchandising and Procurement. Terry L. Cox was promoted to Group Vice President, Drug/GM Merchandising and Procurement.

      At the division level, Kenneth Thrasher was named President of Fred Meyer Stores. He had been Senior Vice President of Kroger. Paul Scutt was promoted to President of the Central division. He previously served as Regional Vice President of Kroger. Russell J. Dispense was promoted to President of Smith's Food & Drug Centers. He had been Vice President of Marketing at King Soopers. Michael J. Donnelly was appointed President of Fry's after serving as Vice President of Merchandising. Thomas B. Rech was appointed President of the Nashville division. He had been Executive Vice President. Dave Hirz, formerly Group Vice President of Store Operations at Food 4 Less, was promoted to President. Darrell Webb, formerly Group Vice President of National Procurement for Kroger, was promoted to President of QFC.

      In closing, we thank our 305,000 associates of the "new" Kroger for your dedication to serving customers across the country. Your unmatched commitment to service, combined with the continued support of our shareholders, will ensure that Kroger remains the premier supermarket company in America.

/s/ Joseph A. Pichler
JOSEPH A. PICHLER
Chairman and
Chief Executive Officer

/s/ David B. Dillon
DAVID B. DILLON
President and
Chief Operating Officer

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                                  Cincinnati, Ohio, May 10, 2000
To All Shareholders
of The Kroger Co.:
      The annual meeting of shareholders of The Kroger Co. will be held at the REGAL HOTEL, 150 W. 5TH STREET, Cincinnati, Ohio, on June 22, 2000, at 11 A.M., for the following purposes:
      1. To elect five directors to serve until the annual meeting of shareholders in 2003, and one director to serve until the annual meeting of shareholders in 2001, or until their successors have been elected and qualified;
      2. To consider and act upon a proposal to ratify the selection of auditors for the Company for the year 2000;
      3. To act upon a shareholder proposal, if properly presented at the annual meeting, to recommend that the Board take the necessary steps to cause all directors to be elected annually as opposed to in classes;
      4. To act upon a shareholder proposal, if properly presented at the annual meeting, to request that the Board adopt a policy of removing genetically engineered products from all private label goods and to label those goods that may contain genetically engineered products;
      5. To act upon a shareholder proposal, if properly presented at the annual meeting, to recommend compensation limitations for officers and directors; and
      6. To transact such other business as may properly be brought before the meeting;
all as set forth in the Proxy Statement accompanying this Notice. Holders of common shares of record at the close of business on April 26, 2000, will be entitled to vote at the meeting.
      YOUR MANAGEMENT DESIRES TO HAVE A LARGE NUMBER OF SHAREHOLDERS REPRESENTED AT THE MEETING, IN PERSON OR BY PROXY. PLEASE VOTE YOUR PROXY ELECTRONICALLY VIA THE INTERNET OR TELEPHONE, OR SIGN AND DATE THE ENCLOSED PROXY AND MAIL IT AT ONCE IN THE ENCLOSED SELF-ADDRESSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED WITHIN THE UNITED STATES.

                                                   By order of the Board of
                                                   Directors,
                                                   Paul W. Heldman, Secretary

                                PROXY STATEMENT

                                                  Cincinnati, Ohio, May 10, 2000
      The accompanying proxy is solicited by the Board of Directors of The Kroger Co., and the cost of solicitation will be borne by the Company. The Company will reimburse banks, brokers, nominees, and other fiduciaries for postage and reasonable expenses incurred by them in forwarding the proxy material to their principals. The Company has retained Georgeson Shareholder Communications Inc., 17 State Street, New York, New York to assist in the solicitation of proxies and will pay that firm a fee estimated at present not to exceed $15,000. Proxies may be solicited personally, or by telephone, as well as by use of the mails.
      Joseph A. Pichler, John T. LaMacchia, and T. Ballard Morton, Jr., all of whom are directors of the Company, have been named members of the Proxy Committee.
      The principal executive offices of The Kroger Co. are located at 1014 Vine Street, Cincinnati, Ohio 45202-1100. Its telephone number is 513-762-4000. This Proxy Statement and Annual Report, and the accompanying proxy, were first sent or given to shareholders on May 10, 2000.
      As of the close of business on April 26, 2000, the Company's outstanding voting securities consisted of 830,804,611 shares of common stock, the holders of which will be entitled to one vote per share at the annual meeting. The shares represented by each proxy will be voted unless the proxy is revoked before it is exercised. Revocation may be in writing to the Secretary of the Company or in person at the meeting or by appointment of a subsequent proxy. The laws of Ohio, under which the Company is organized, provide for cumulative voting for the election of directors. If notice in writing is given by any shareholder to the President, a Vice President, or the Secretary of the Company not less than 48 hours before the time fixed for holding the meeting that the shareholder intends to cumulate votes for the election of directors and, if an announcement of the giving of that notice is made by or on behalf of the shareholder or by the Chairman or Secretary upon the convening of the meeting, each shareholder will have the right to cumulate votes at the election. If cumulative voting is in effect, a shareholder voting for the election of directors may cast a number of votes equal to the number of directors being elected times the number of shares held on the record date for a single nominee or divide them among nominees in full votes in any manner. Any vote "FOR" the election of directors will constitute discretionary authority to the Proxy Committee to cumulate votes, as the Proxy Committee determines, if cumulative voting is requested.
      The effect of broker non-votes and abstentions on matters presented for shareholder vote is as follows:

          - The election of directors is, pursuant to Ohio law, determined by plurality; broker non-votes and abstentions, therefore, will have no effect on that proposal.

          - Ratification by shareholders of the selection of auditors requires the affirmative vote of the majority of shares participating in the voting. Accordingly, abstentions will have no effect on the proposal.

          - The affirmative vote of a majority of shares participating in the voting on a shareholder proposal is required for adoption of the resolution. Proxies will be voted AGAINST the resolution unless the Proxy Committee is otherwise instructed on a proxy properly executed and returned. Abstentions and broker non-votes will have no effect on the proposal.

                           PROPOSALS TO SHAREHOLDERS

                             ELECTION OF DIRECTORS
                                  (ITEM NO. 1)

      The Board of Directors, as now authorized, consists of 18 members divided into three classes. Five directors are to be elected at the annual meeting to serve until the annual meeting in 2003, and one director is to be elected at the annual meeting to serve until the annual meeting in 2001, or until their successors have been elected by the shareholders or by the Board of Directors pursuant to the Company's Regulations, and qualified. Candidates for director receiving the greatest number of votes cast by holders of shares entitled to vote at a meeting at which a quorum is present are elected, up to the maximum number of directors to be chosen at the meeting. The committee memberships stated below are those in effect as of the date of this proxy statement. It is intended that, except to the extent that authority is withheld, the accompanying proxy will be voted for the election of the following persons:

                                                   PROFESSIONAL                                   DIRECTOR
            NAME                                  OCCUPATION (1)                         AGE       SINCE
----------------------------------------------------------------------------------------------------------

                     NOMINEES FOR DIRECTOR FOR TERMS OF OFFICE CONTINUING UNTIL 2003
REUBEN V. ANDERSON            Mr. Anderson is a member, in the Jackson, Mississippi      57         1991
                              office, of Phelps Dunbar, a New Orleans law firm.
                              Prior to joining this law firm, he was a justice of
                              the Supreme Court of Mississippi. Mr. Anderson is a
                              director of Trustmark National Bank, BellSouth
                              Corporation and Mississippi Chemical Corp. He is chair
                              of the Social Responsibility Committee and a member of
                              the Audit Committee.
CLYDE R. MOORE                Mr. Moore was elected President and Chief Executive        46         1997
                              Officer of Thomas & Betts Corporation, a manufacturer
                              of electrical and electronic components, in 1997. He
                              is also one of its directors. Mr. Moore served as
                              President and Chief Operating Officer of Thomas &
                              Betts Corporation from 1994-1997 and as its
                              President-Electrical Division from 1992-1994. He is
                              vice chair of the Financial Policy Committee and a
                              member of the Audit Committee.
JOSEPH A. PICHLER             Mr. Pichler is Chairman of the Board and Chief             60         1983
                              Executive Officer of Kroger. He is a director of
                              Milacron Inc. and Federated Department Stores, Inc.
                              Mr. Pichler is vice chair of the Executive Committee.
STEVEN R. ROGEL               Mr. Rogel was elected Chairman of the Board of             57         1999
                              Weyerhaeuser Company in 1999 and has been President
                              and Chief Executive Officer and a director thereof
                              since December 1997. Before that time he was Chief
                              Executive Officer, President and a director of
                              Willamette Industries, Inc. Mr. Rogel served as Chief
                              Operating Officer of Willamette Industries, Inc. until
                              October 1995 and, before that time, as an executive
                              and group vice president for more than five years. Mr.
                              Rogel is a member of the Corporate Governance
                              Committee.

                                                   PROFESSIONAL                                   DIRECTOR
            NAME                                  OCCUPATION (1)                         AGE       SINCE
----------------------------------------------------------------------------------------------------------
MARTHA ROMAYNE SEGER          Dr. Seger is a Financial Economist and was a               68         1991
                              Distinguished Visiting Professor at Central Michigan
                              University and Adrian College from 1994-1999. From
                              1991-1993 she was the John M. Olin Distinguished
                              Fellow at The Karl Eller Center of the University of
                              Arizona. Dr. Seger was a member of the Board of
                              Governors of the Federal Reserve System from
                              1984-1991. She is a director of Amerisure Companies;
                              Fluor Corporation; UniSource Energy Corporation;
                              Tucson Electric Power Company; and Xerox Corporation.
                              Dr. Seger is a member of the Financial Policy and
                              Social Responsibility Committees.

                      NOMINEE FOR DIRECTOR FOR TERM OF OFFICE CONTINUING UNTIL 2001
RONALD W. BURKLE              Mr. Burkle became Chairman of the Executive Committee      47         1999
                              of the Board of Directors of Kroger, effective as of
                              the completion of the merger of Kroger and Fred Meyer
                              in May 1999. He had been Chairman of the Board of Fred
                              Meyer since September 1997. Mr. Burkle is the Managing
                              General Partner of The Yucaipa Companies, a private
                              investment firm that invests primarily its own capital
                              and was the largest shareholder of Fred Meyer. He also
                              serves as a director of Kaufman & Broad Home
                              Corporation, and a Trustee of the National Urban
                              League, and was a member of the Fred Meyer, Inc. Board
                              of Directors since 1997.

                           DIRECTORS WHOSE TERMS OF OFFICE CONTINUE UNTIL 2002
ROBERT D. BEYER               Mr. Beyer is President of Trust Company of the West,       40         1999
                              an investment management firm, since 1995. From 1991
                              to 1995, he was the co-Chief Executive Officer of
                              Crescent Capital Corporation, which was acquired by
                              TCW in 1995. Mr. Beyer is also a member of the Board
                              of Directors of TCW Asset Management Company, American
                              Restaurant Group, Inc. and a commissioner of the Los
                              Angeles City Employees' Retirement System. He is a
                              member of the Financial Policy Committee.
CARLTON J. JENKINS            Mr. Jenkins is Chief Executive Officer of One Net          44         1999
                              Now.Com, LLC, an internet company that operates a web
                              site providing users with a wide array of services,
                              including free home-pages, e-mail, and membership in
                              on-line communities. Prior to that he served as
                              Chairman, President, and Chief Executive Officer of
                              Founders National Bank of Los Angeles from 1991 to
                              1999. Mr. Jenkins is a director of Dryades Savings
                              Bank. He is a member of the Audit Committee.

                                                   PROFESSIONAL                                   DIRECTOR
            NAME                                  OCCUPATION (1)                         AGE       SINCE
----------------------------------------------------------------------------------------------------------
JOHN T. LAMACCHIA             Mr. LaMacchia is President, Chief Executive Officer,       58         1990
                              and a director of CellNet Data Systems, Inc., a
                              provider of wireless data communications, since May
                              1999. From October 1993 through February 1999, Mr.
                              LaMacchia was President and Chief Executive Officer,
                              Cincinnati Bell Inc. He is a director of Broadwing,
                              Inc. and Burlington Resources, Inc. CellNet Data
                              Systems, Inc. has filed a voluntary petition for
                              bankruptcy under Chapter 11 of the United States
                              Bankruptcy Code in connection with a proposed
                              acquisition of the company's assets and assumption of
                              certain debts by Schlumberger Ltd. Mr. LaMacchia is
                              vice chair of the Compensation Committee and a member
                              of the Corporate Governance and Executive Committees.

EDWARD M. LIDDY               Mr. Liddy is Chairman of the Board, President and          54         1996
                              Chief Executive Officer of The Allstate Corporation,
                              the parent of Allstate Insurance Company, a personal
                              lines insurance company. Prior to this, he was
                              President and Chief Operating Officer of the Allstate
                              Corporation from 1994-1998 and Senior Vice President
                              and Chief Financial Officer of Sears, Roebuck and Co.,
                              where he held a variety of senior operating and
                              financial positions since 1988. Mr. Liddy is chair of
                              the Financial Policy Committee and a member of the
                              Corporate Governance Committee.

T. BALLARD MORTON, JR.        Mr. Morton is Executive in Residence of the College of     67         1968
                              Business & Public Administration of the University of
                              Louisville. He is a director of LG&E Energy Corp. Mr.
                              Morton is chair of the Compensation Committee, vice
                              chair of the Audit Committee, and a member of the
                              Executive Committee.

KATHERINE D. ORTEGA           Ms. Ortega served as an Alternate Representative of        65         1992
                              the United States to the 45th General Assembly of the
                              United Nations in 1990-1991. Prior to that, she served
                              as Treasurer of the United States. Ms. Ortega is a
                              director of Ultramar Diamond Shamrock Corporation;
                              Ralston Purina Co.; and Rayonier Inc.; and an Advisory
                              Board Member of Washington Mutual Investors Fund. She
                              is chair of the Audit Committee and a member of the
                              Social Responsibility Committee.

                                                   PROFESSIONAL                                   DIRECTOR
            NAME                                  OCCUPATION (1)                         AGE       SINCE
----------------------------------------------------------------------------------------------------------
BOBBY S. SHACKOULS            Mr. Shackouls has been Chairman of the Board of            49         1999
                              Burlington Resources Inc., a natural resources
                              business, since July 1997 and its President and Chief
                              Executive Officer since December 1995. He has been a
                              director of that company since 1995 and President and
                              Chief Executive Officer of Burlington Resources Oil
                              and Gas Company (formerly known as Meridian Oil Inc.),
                              a wholly-owned subsidiary of Burlington Resources,
                              since 1994. Mr. Shackouls is a member of the Financial
                              Policy Committee.

                           DIRECTORS WHOSE TERMS OF OFFICE CONTINUE UNTIL 2001

JOHN L. CLENDENIN             Mr. Clendenin is Chairman Emeritus of BellSouth            65         1986
                              Corporation, a holding company with subsidiaries in
                              the telecommunications business. From January 1984
                              through December 1996 he was its Chairman of the Board
                              and Chief Executive Officer. Mr. Clendenin is a
                              director of Wachovia Corp.; Equifax Incorporated;
                              Nabisco Group Holdings Corp.; Nabisco Holdings Corp.;
                              Springs Industries, Inc.; Coca Cola Enterprises, Inc.;
                              The Home Depot, Inc.; Powerwave Technologies, Inc.;
                              and National Service Industries, Inc. He is chair of
                              the Corporate Governance Committee and a member of the
                              Compensation Committee.

DAVID B. DILLON               Mr. Dillon was elected President and Chief Operating       49         1995
                              Officer of Kroger in 2000. He served as President in
                              1999, and prior thereto as President and Chief
                              Operating Officer since 1995. Mr. Dillon was elected
                              Executive Vice President in 1990; and President of
                              Dillon Companies, Inc., in 1986. He is a director of
                              Convergys Corporation. Mr. Dillon is a member of the
                              Executive Committee.

BRUCE KARATZ                  Mr. Karatz has been the Chairman of the Board,             54         1999
                              President, and Chief Executive Officer of Kaufman &
                              Broad Home Corporation since July 1993 and its
                              President, Chief Executive Officer and a director
                              since 1986. He is also a director of Honeywell
                              International Inc. and National Golf Properties, Inc.
                              and a Trustee of the RAND Corporation. Mr. Karatz is
                              Chairman of the California Business Roundtable and of
                              the Los Angeles World Affairs Council. He is a member
                              of the Compensation Committee.

THOMAS H. O'LEARY             Mr. O'Leary is the retired Chairman of Burlington          66         1977
                              Resources Inc., a natural resources business. He is a
                              member of the Compensation and the Corporate
                              Governance Committees.

                                                   PROFESSIONAL                                   DIRECTOR
            NAME                                  OCCUPATION (1)                         AGE       SINCE
----------------------------------------------------------------------------------------------------------
JAMES D. WOODS                Mr. Woods is Chairman Emeritus and Consultant of Baker     68         1994
                              Hughes Incorporated, a company that provides equipment
                              and services to the petroleum and process industries.
                              From 1989-1997 he was Chairman of the Board of Baker
                              Hughes Incorporated, and its President and Chief
                              Executive Officer from 1987-1996. Mr. Woods is a
                              director of Howmet International Inc.; Varco
                              International; OMI Corporation; Kaiser Aluminum and
                              Wynn's International Inc. He is vice chair of the
                              Social Responsibility Committee and a member of the
                              Financial Policy Committee.

--------------------------------------------------------------------------------
(1) Except as noted, each of the directors has been employed by his or her present employer (or a subsidiary) in an executive capacity for at least five years.

                 INFORMATION CONCERNING THE BOARD OF DIRECTORS

DIRECTORS' COMPENSATION
      Each non-employee director is currently paid an annual retainer of $32,000 plus fees of $1,500 for each board meeting and $1,200 for each committee meeting attended. Committee chairs receive an additional annual retainer of $4,000. Directors who are employees of the Company receive no compensation for service as directors. The Company provides accidental death and disability insurance for directors at a cost to the Company in 1999 of $108 per director. The Company also provides a major medical plan for directors.
      Under the 1999 Long-Term Incentive Plan, in 1999 the Company granted to each of its non-employee directors owning a minimum of 1,000 shares of Company common stock as of the date of the annual meeting of shareholders, options to purchase 2,000 shares of common stock at an option price equal to the fair market value of the stock at the date of the grant, and each non-employee director received a grant on that date. The options vest in equal share amounts on the five annual anniversaries of the date of grant. Based on the closing price of Kroger stock on the New York Stock Exchange, as of January 29, 2000, the value of each grant of options made in 1999, none of which were exercisable, was $0.
      The Company has an unfunded retirement program for outside directors first elected to the Board prior to July 1, 1997. The Board has adopted no retirement plan for directors newly elected after that date. The retirement benefit is the average compensation for the five calendar years preceding retirement. Directors who retire from the Board prior to age 70 will be credited with 50% vesting after five years of service and an additional 10% for each year served thereafter, up to a maximum 100%. Benefits for directors who retire prior to age 70 will commence at the time of retirement from the Board or age 65, whichever comes later.

COMMITTEES OF THE BOARD
      The Board of Directors has a number of standing committees including Audit, Compensation, and Corporate Governance Committees. During 1999, the Audit Committee met three times, the Compensation Committee met five times, and the Corporate Governance Committee met four times. Committee memberships are shown on pages 8 through 12 of this Proxy Statement. The Audit Committee reviews external and internal auditing matters and recommends the selection of the Company's independent auditors for approval by the Board and ratification by shareholders. The Compensation Committee determines the compensation of the Company's senior management and administers its stock option and benefit programs. The Corporate Governance Committee is responsible for developing criteria for selecting and retaining members of the Board; seeks out qualified candidates for the Board; and reviews the performance of the Company, the Chief Executive Officer, and the Board. The Board of Directors met nine times in 1999. During 1999, all incumbent directors attended at least 75% of the aggregate number of Board meetings and committee meetings on which that director was a member except for Mr. Rogel who attended 71% of the aggregate number of Board and committee meetings. Mr. Rogel missed one meeting due to a schedule conflict pre-existing at the time he became a member of the Board. Had this conflict not occurred, he would have attended at least 75% of the aggregate number of Board meetings and committee meetings.
      The Corporate Governance Committee will consider shareholder recommendations for nominees for membership on the Board of Directors. Recommendations relating to the Company's annual meeting in June 2001, together with a description of the proposed nominee's qualifications and other relevant information, must be submitted in writing to Paul W. Heldman, Secretary of the Company, and received at the Company's executive offices not later than January 10, 2001.

CERTAIN TRANSACTIONS
      The law firm of Phelps Dunbar, of which Reuben V. Anderson is a partner, rendered legal services to the Company that resulted in fees paid to the law firm by the Company in 1999 of $75,951. The management of the Company has determined that amounts paid by the Company for the services are fair and competitive.

                       COMPENSATION OF EXECUTIVE OFFICERS

--------------------------------------------------------------------------------
SUMMARY COMPENSATION
      The following table shows the compensation for the past three years of the Chief Executive Officer and each of the Company's four most highly compensated executive officers, excluding the Chief Executive Officer (the "named executive officers"):

                                         SUMMARY COMPENSATION TABLE
-------------------------------------------------------------------------------------------------------------
                                                                             LONG TERM
                                       ANNUAL COMPENSATION                COMPENSATION(1)
                                ----------------------------------   -------------------------
                                                                              AWARDS
                                                                     -------------------------
                                                                     RESTRICTED    SECURITIES
                                                      OTHER ANNUAL     STOCK       UNDERLYING     ALL OTHER
  NAME AND PRINCIPAL             SALARY     BONUS     COMPENSATION     AWARDS     OPTIONS/SARS   COMPENSATION
       POSITION          YEAR     ($)        ($)          ($)           ($)           (#)            ($)
-------------------------------------------------------------------------------------------------------------
                                                          (2)           (3)           (4)            (5)
Joseph A. Pichler        1999   $903,077   $813,213     $45,803                     200,000        $65,356
  Chairman and Chief      (6)   $ 44,615   $ 47,045
  Executive Officer      1998   $560,385   $634,550     $32,133                     100,000        $45,974
                         1997   $471,508   $381,688     $21,441                      90,000        $30,575

David B. Dillon          1999   $481,539   $469,241     $10,350                     100,000        $16,066
  President and Chief     (6)   $ 32,308   $ 33,253
  Operating Officer      1998   $409,615   $407,925     $ 7,702                      70,000        $12,157
                         1997   $351,477   $254,458     $ 5,934                      60,000        $ 9,280

Michael S. Heschel       1999   $393,269   $319,601     $20,871                      60,000        $30,356
  Executive Vice
  President               (6)   $ 25,962   $ 20,321
  and Chief Information  1998   $332,452   $216,488     $14,525      $  533,626      45,000        $21,255
  Officer                1997   $291,292   $207,548     $11,703                      45,000        $16,020

W. Rodney McMullen       1999   $380,000   $302,974     $ 4,360                      60,000        $ 7,657
  Executive Vice
  President               (6)   $ 21,538   $ 14,779
                         1998   $268,462   $181,300     $ 2,709      $  667,032      60,000        $ 5,147
                         1997   $205,769   $114,506     $ 1,578      $   79,375      50,000        $ 3,524

Warren F. Bryant         1999   $415,028   $248,661     $12,295                      60,000        $18,860(7)
  Senior Vice President   (6)   $ 25,417   $ 13,301
                         1998   $302,296   $208,257     $ 5,839                      45,000        $12,511
                         1997   $292,972   $ 36,492     $ 5,087                      45,000        $10,630

------------
(1) During the period presented, the Company has made no long-term incentive plan payouts other than restricted stock and stock options.

(2) Represents reimbursement for the tax effects of payment for certain premiums on a policy of life insurance.

(3) Messrs. Pichler, Dillon, Heschel, McMullen, and Bryant had 600,000, 49,600, 68,000, 73,000, and 56,000, shares outstanding, respectively, at January 29, 2000. These shares had an aggregate value of $9,825,000, $812,200, $1,113,500, $1,195,375, and $917,000, respectively, based on the market price of the Company's common stock on January 29, 2000. Restrictions remaining on 400,000 shares of restricted stock awarded to Mr. Pichler in 1995, previously reported as a long-term incentive plan award, lapsed on February 15, 2000, based on performance goals achieved in 1995 through 1999 and more particularly described in the Compensation Committee report that follows. The restrictions on 9,600 shares of restricted stock awarded to Mr. Dillon lapse in 2000. The restrictions on 8,000, 4,000, 8,000, and 8,000 shares, respectively, awarded to Mr. Heschel, lapse in 2000, 2001, 2002, and 2003, respectively. The restrictions on 9,000, 7,000, 7,000, and 10,000 shares, respectively, awarded to Mr. McMullen, lapse in 2000, 2001, 2002, and 2003, respectively. The restrictions on 6,400, 2,400, 2,400, 2,400, and 2,400 shares, respectively, awarded to Mr. Bryant, lapse in 2000, 2001, 2002, 2003, and 2004, respectively. The restrictions on Mr. Pichler's remaining 200,000 shares, Mr. Dillon's remaining 40,000 shares, Mr. Heschel's remaining 40,000 shares, Mr. McMullen's remaining 40,000 shares, and Mr. Bryant's remaining 40,000, all awarded in 1999, lapse as to 20%, 30%, and 50%, respectively, on each of the three annual anniversary dates of the award, but only to the extent that the performance criteria established by the Compensation Committee on the date of the grant are achieved. The Company is currently prohibited by contract from paying cash dividends on its common stock but, should this prohibition be lifted, dividends, as and when declared, would be payable on these shares.

(4) Represents options granted during the respective fiscal year. Half of the options granted vest for equal number of shares in the five succeeding years from the date of grant. The other half vest based on the performance of the Company's common stock, as more particularly described below. Options terminate in 10 years if not earlier exercised or terminated. No stock appreciation rights ("SARs") were granted in any of the three years presented.

(5) For 1999, these amounts include the Company's matching contribution under The Kroger Co. Savings Plan in the amounts of $1,056, $1,536, $1,056, $1,536, and $1,600 respectively, for Messrs. Pichler, Dillon, Heschel, McMullen, and Bryant and reimbursement of certain premiums for policies of life insurance in the amounts of $64,300, $14,530, $29,300, $6,121, and
    $17,260, respectively, for Messrs. Pichler, Dillon, Heschel, McMullen and Bryant.

(6) The amounts shown in this row reflect the transition period of January 3 -- January 30, 1999, due to the change in the Company's fiscal year.

(7) $10,266 of this amount represents an additional payment to Mr. Bryant pursuant to the Company's relocation program.

STOCK OPTION/STOCK APPRECIATION RIGHT GRANTS
      The Company has in effect employee stock option plans pursuant to which options to purchase common stock of the Company are granted to officers and other employees of the Company and its subsidiaries. Half of the stock option grants made in 1999 to key executives of the Company, including the named executive officers, are performance-based options. Those options vest during the first four years from the date of grant only if the Company's stock price has achieved a 75% appreciation from the option price. Thereafter, those options vest only if the Company's stock price has achieved a minimum of a 15% appreciation per annum from the date of grant or 252% appreciation, whichever is less. The following table shows option grants in fiscal year 1999 to the named executive officers:

                                   OPTION/SAR GRANTS IN LAST FISCAL YEAR
-----------------------------------------------------------------------------------------------------------
                                                                              POTENTIAL REALIZABLE VALUE AT
                                                                              ASSUMED RATES OF STOCK PRICE
                             INDIVIDUAL GRANTS                                APPRECIATION FOR OPTION TERM
---------------------------------------------------------------------------   -----------------------------
                        NUMBER OF
                        SECURITIES     % OF TOTAL
                        UNDERLYING    OPTIONS/SARS   EXERCISE
                       OPTIONS/SARS    GRANTED TO     OR BASE
                       GRANTED (1)    EMPLOYEES IN     PRICE     EXPIRATION
        NAME               (#)        FISCAL YEAR    ($/SHARE)      DATE      0%      5% (2)      10% (2)
-----------------------------------------------------------------------------------------------------------
Joseph A. Pichler        200,000          1.95%       $27.17     5/26/2009    $0    $3,392,285   $8,582,311
David B. Dillon          100,000          0.97%       $27.17     5/26/2009    $0    $1,696,143   $4,291,156
Michael S. Heschel        60,000          0.58%       $27.17     5/26/2009    $0    $1,017,686   $2,574,693
W. Rodney McMullen        60,000          0.58%       $27.17     5/26/2009    $0    $1,017,686   $2,574,693
Warren F. Bryant          60,000          0.58%       $27.17     5/26/2009    $0    $1,017,686   $2,574,693

------------
(1) No SARs were granted or outstanding during the fiscal year. Half of these options vest in equal number of shares on the five annual anniversary dates of the date of grant. The other half vest as described above this chart. The options terminate in 10 years if not earlier exercised or terminated.

(2) At these levels of assumed annual appreciation of stock price, none of the performance-based options will vest.

      The assumptions set forth in the chart above are merely examples and do not represent predictions of future stock prices or a forecast by the Company with regard to stock prices.

AGGREGATED OPTION/SAR EXERCISES IN FISCAL YEAR AND OPTION/SAR VALUES
      The following table shows information concerning the exercise of stock options during fiscal year 1999 by each of the named executive officers and the fiscal year-end value of unexercised options:

          AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION/SAR VALUES TABLE
-----------------------------------------------------------------------------------------------------------
                                                           NUMBER OF SECURITIES
                                                                UNDERLYING            VALUE OF UNEXERCISED
                                                               UNEXERCISED                IN-THE-MONEY
                            SHARES                           OPTIONS/SARS AT              OPTIONS/SARS
                           ACQUIRED                           F/Y END (1)(#)           AT F/Y END (1)($)
                              ON
                           EXERCISE         VALUE              EXERCISABLE/               EXERCISABLE/
          NAME               (#)         REALIZED ($)         UNEXERCISABLE              UNEXERCISABLE
-----------------------------------------------------------------------------------------------------------
Joseph A. Pichler           60,000        $1,429,026           901,000/317,000       $ 9,191,770/$84,308
David B. Dillon             20,000        $  451,550           553,000/181,000       $ 5,518,290/$56,205
Michael S. Heschel               0        $        0            79,334/114,000       $   366,544/$42,154
W. Rodney McMullen          12,000        $  218,236           381,000/129,000       $ 3,617,600/$46,838
Warren F. Bryant                 0        $        0           328,000/114,000       $ 3,091,145/$42,154

------------
(1) No SARs were granted or outstanding during the fiscal year.

LONG-TERM INCENTIVE PLAN AWARDS
      During fiscal 1999, the following Long-Term Incentive Plan awards were made:

                             LONG-TERM INCENTIVE PLANS--AWARDS IN LAST FISCAL YEAR
----------------------------------------------------------------------------------------------------------------
                                                                       ESTIMATED FUTURE PAYOUTS UNDER NON-STOCK
                                                PERFORMANCE OR                    PRICE-BASED PLANS
                       NUMBER OF SHARES,      OTHER PERIOD UNTIL      ------------------------------------------
                        UNITS OR OTHER          MATURATION OR          THRESHOLD         TARGET         MAXIMUM
        NAME               RIGHTS(#)                PAYOUT             ($ OR #)         ($ OR #)       ($ OR #)
----------------------------------------------------------------------------------------------------------------
Joseph A. Pichler           200,000               May 27(1)                0             200,000        200,000
David B. Dillon              40,000               May 27(1)                0              40,000         40,000
Michael S. Heschel           40,000               May 27(1)                0              40,000         40,000
W. Rodney McMullen           40,000               May 27(1)                0              40,000         40,000
Warren F. Bryant             40,000               May 27(1)                0              40,000         40,000

------------
(1) The performance-based restricted stock awards to the named executive officers provide that the restrictions will lapse as to 20%, 30%, and 50% of the shares, on the first, second, and third annual anniversaries of the date of the award, but only if the merger-related cost reductions as determined by the Compensation Committee equal or exceed $75 million, $150 million, and $225 million, respectively.

COMPENSATION COMMITTEE REPORT
      The Company's compensation policies are applicable to virtually all levels of its work force, including its executive officers. These policies require the Company to:

      - be competitive in total compensation;

      - include, as part of total compensation, opportunities for equity ownership;

      - use incentives that offer more than competitive compensation when the Company achieves superior results;

      - base incentive payments on earnings before interest, taxes, depreciation, amortization, and LIFO charges ("EBITDA") and on sales results.

      Accordingly, the Company's compensation plans include grants of stock options for executive, management, and some hourly employees. In determining the size of option grants to the Chief Executive Officer and the other executive officers, the Compensation Committee considers, without use of a formula, competitive practices among retailers, the individual executive officer's level within Kroger and the level of past awards of stock options and restricted stock to the individual.
      The 1999 Long-Term Incentive Plan, approved by the shareholders at the Annual Meeting in 1999, authorized the issuance of 20,000,000 shares of common stock. During 1999, Kroger granted 11,265,000 stock options to approximately 8,600 employees throughout the Company. The number of options granted and the number of employees receiving options was typical of grants made in the past several years considering the effect of the merger of Kroger and Fred Meyer, Inc. The Company expects to continue to use a broad-based stock option program as a means of attracting and retaining employees, due to the direct relationship between value received by the optionee and shareholder return.
      The Compensation Committee establishes the fixed portion of executive officer cash compensation, or salary, by considering internal equity and competitor salary data as described below. Additionally, a large percentage of employees at all levels of the organization, including executive officers, are eligible to receive a bonus incentive based upon Company or unit performance. Bonus potentials for executives are established by level within the Company, and actual payouts are based on achievement of sales and EBITDA targets. Actual payouts can exceed these potentials if results exceed the targets. Approximately 50% of total potential cash compensation of the executive officers is based on Company or unit EBITDA and sales performance.
      The Committee establishes salaries for executive officers that generally are at or above the median of compensation paid by peer group companies for comparable positions (where data for comparable positions are available) with a bonus potential that, if realized, would cause their total cash compensation to be in the upper quartile of peer group compensation. In 1998, the Compensation Committee engaged two outside consultants, Towers Perrin and SCA Consulting, Inc., to determine whether the compensation of executive officers actually met this compensation philosophy. Each consultant independently concluded that cash compensation for the Chief Executive Officer and the other executive officers fell short of the Committee's goal. Accordingly, the Committee has determined to make appropriate adjustments to salaries and bonuses over a 2-year period. The Committee has engaged the same consultants for 1999. The Committee is satisfied that the compensation of the executive officers meets the Committee's objectives.
      The Company's outstanding performance in 1999 is reflected by bonuses paid for all executive officers. Bonus payments to the executive officers for 1999 were based on the combined operations of the Company, including the new operations resulting from the Fred Meyer merger for the second half of the year. Excluding the Chief Executive Officer and the others named below, executive officers earned 96.07% of their bonus potentials. Mr. Covert earned 153.58% of his bonus potential as his bonus plan is based on the performance of the manufacturing group's operation in addition to the Company's as a whole. Mr. Cox, whose bonus plan is also based on the performance of specific operations for which he is responsible, as well as the Company as a whole, earned 133.18% of his bonus potential.
      Contemporaneous with the closing of the Fred Meyer merger, each of the named executive officers, along with approximately 150 other executives, received an award of performance-based restricted stock. The restrictions on these awards, more particularly described under the heading "Long-Term Incentive Plan Awards" above, lapse only if the Company achieves or exceeds the expected cost savings from the Fred Meyer merger.
      The compensation of Kroger's Chief Executive Officer is determined annually pursuant to the policies described above. Mr. Pichler's variable compensation or bonus for the last fiscal year, which represented 87.37% of his bonus potential, reflects the extent to which the Company achieved the EBITDA and sales targets that were established by this Committee at the beginning of the year. The value of stock options granted to Mr. Pichler in the last fiscal year fluctuates based on the Company's performance in the stock market.

      In 1995, the Compensation Committee engaged a consultant, Towers Perrin, to compare the Chief Executive Officer's compensation to that of CEOs of other retailers and found that Mr. Pichler's compensation was not competitive. As a result, the Board made a performance-based restricted stock award under which Mr. Pichler could earn as many as 100,000 shares over a five-year period. As with all other shares of Company common stock, these were adjusted to 400,000 shares to reflect the effect of the 2-for-1 stock split in 1997 and the 2-for-1 stock split in 1999. The restrictions on these shares lapsed on February 15, 2000, but only as to that number of shares remaining after certain reductions based on a comparison of the Company's shareholder return to that of a group including the Peer Group (see Performance Graph, below). In general, each fiscal year the Chief Executive Officer could earn up to 80,000 of the shares depending upon the extent to which the Company's performance exceeded that of the reference group. On the other hand, up to 40,000 otherwise previously earned shares could be forfeited in those years in which the Company's performance did not exceed the median compared to that same group. Mr. Pichler earned the following shares under the Plan:

1995                    80,000
1996                    40,000
1997                    80,000
1998                    80,000
1999                   (20,000)
                       -------
Total                  260,000

Mr. Pichler also is party to an employment contract with the Company that is more particularly described elsewhere in the Proxy statement. (See p. 22). That agreement establishes minimum compensation at levels below his total compensation determined in consideration of the factors identified above.
      The Omnibus Budget Reconciliation Act of 1993 places a $1,000,000 limit on the amount of certain types of compensation for each of the executive officers that is tax deductible by the Company. The Company believes that its 1999 Long-Term Incentive Plan, under which stock option grants and restricted stock awards were made to the executive officers, complies with the Internal Revenue Service's regulations on the deductibility limit. Accordingly, the compensation expense incurred thereunder should be deductible. The Company continues to consider modifications to its other compensation programs based on the regulations. The Company's policy is, primarily, to design and administer compensation plans that support the achievement of long-term strategic objectives and enhance shareholder value. Where it is material and supports the Company's compensation philosophy, the Committee also will attempt to maximize the amount of compensation expense that is tax deductible by the Company.

Compensation Committee:
     T. Ballard Morton, Jr., Chair
     John T. LaMacchia, Vice-Chair
     John L. Clendenin
     Thomas H. O'Leary
     Bruce Karatz

PERFORMANCE GRAPH
      Set forth below is a line graph comparing the five year cumulative total shareholder return on the Company's common stock, based on the market price of the common stock and assuming reinvestment of dividends, with the cumulative total return of companies on the Standard & Poor's 500 Stock Index and the Peer Group comprised of major food companies:

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
                  OF THE KROGER CO., S&P 500 AND PEER GROUP**

                                                         KROGER                      S&P 500                   PEER GROUP
                                                         ------                      -------                   ----------
1994                                                        100                         100                         100
1995                                                     154.92                      137.58                      128.87
1996                                                     191.71                      169.17                      161.49
1997                                                     274.61                       225.6                      210.32
1998                                                     501.55                      290.08                      327.82
1999                                                     274.61                      328.23                      187.26

      Prior to fiscal year 1999, the Company's fiscal year ended on the Saturday closest to December 31. Beginning in 1999, the Company's fiscal year ends on the Saturday closest to January 31. Performance for 1999 includes the 28 day transition period resulting from the fiscal year change.
------------
   *Total assumes $100 invested on January 2, 1994 in The Kroger Co., S&P 500
    Index, and major food companies (the "Peer Group"), with reinvestment of dividends.
  **The Peer Group consists of Albertson's, Inc., American Stores Company,
    Fleming Companies, Inc., Giant Food Inc. (Class A), Great Atlantic & Pacific Tea Company, Inc., Safeway Inc., Supervalu Inc., The Vons Companies, Inc., and Winn-Dixie Stores, Inc. The Vons Companies, Inc. was acquired by Safeway Inc. on June 16, 1997. Giant Food Inc. was acquired by Koninklijke Ahold N.V. on December 14, 1998. American Stores Company was acquired by Albertson's, Inc. on June 23, 1999. As a result, Vons, Giant Food, and American Stores are excluded from this performance graph beginning with the year of their acquisition.

      The Company's peer group is composed of major food companies with which the Company competes.
      Neither the foregoing Compensation Committee Report nor the foregoing Performance Graph will be deemed incorporated by reference into any other filing, absent an express reference thereto.

                         COMPENSATION PURSUANT TO PLANS

      The Company maintains various benefit plans that are available to management and certain other employees. The Company derives the benefit of certain tax deductions as a result of its contributions to some of the plans. Each of the executive officers of the Company was eligible to participate in one or more of the following plans.

THE KROGER CO. EMPLOYEE PROTECTION PLAN
      The Company adopted The Kroger Co. Employee Protection Plan ("KEPP") during fiscal 1988 and renewed the plan in 1993 and in 1998. All management employees, including the executive officers, and administrative support personnel of the Company with at least one year of service are covered. KEPP provides for severance benefits and the extension of Company paid health care in the event an eligible employee actually or constructively is terminated from employment without cause within two years following a change of control of the Company (as defined in the plan). For persons over 40 years of age with more than six years of service, severance pay ranges from approximately 9 to 18 months' salary and bonus, depending upon Company pay level and other benefits. KEPP may be amended or terminated by the Board of Directors at any time prior to a change of control, and will expire in 2003 unless renewed by the Board of Directors.

PENSION PLANS
      The Company maintains the Kroger Retirement Benefit Plan, a defined benefit plan, to provide pension benefits to retired or disabled management employees and certain groups of hourly personnel. The Plan generally provides for benefits at age 62 or later equal to 1 1/2% times the years of service, after attaining age 21, (or, for participants prior to January 1, 1986, after attaining age 25) times the highest average earnings for any five years during the ten calendar years preceding retirement, less an offset tied to Social Security benefits. The Company also maintains an Excess Benefits Plan under which the Company pays benefits which exceed the maximum benefit payable under ERISA by defined benefit plans. The following table gives examples of annual retirement benefits payable on a straight-life basis under the Company's retirement program.

                                                 YEARS OF SERVICE
       FIVE YEAR         -----------------------------------------------------------------
  AVERAGE REMUNERATION      15         20         25         30         35          40
  --------------------   --------   --------   --------   --------   --------   ----------
       $  150,000        $ 33,750   $ 45,000   $ 56,250   $ 67,500   $ 78,750   $   90,000
          250,000          56,250     75,000     93,750    112,500    131,250      150,000
          450,000         101,250    135,000    168,750    202,500    236,250      270,000
          650,000         146,250    195,000    243,750    292,500    341,250      390,000
          850,000         191,250    255,000    318,750    382,500    446,250      510,000
          900,000         202,500    270,000    337,500    405,000    472,500      540,000
        1,200,000         270,000    360,000    450,000    540,000    630,000      720,000
        1,500,000         337,500    450,000    562,500    675,000    787,500      900,000
        1,800,000         405,000    540,000    675,000    810,000    945,000    1,080,000

      No deductions have been made in the above table for offsets tied to Social Security benefits.
      Remuneration earned by Messrs. Pichler, Dillon, Heschel, McMullen, and Bryant in 1999, which was covered by the Plan, was $1,505,319, $883,310, $597,258, $544,377, and $236,923, respectively. As of January 29, 2000, they had
12, 4, 8, 14, and 18 years of credited service, respectively.

DILLON PLANS
      Dillon Companies, Inc. and its subsidiaries maintain pension, profit sharing, stock ownership, and savings plans that provide benefits at levels comparable to the plans described above. David B. Dillon has 20 years of credited service and Joseph A. Pichler has six years of credited service under certain of the pension and profit sharing plans, but no further credited service will be accrued for either of them under those plans. Warren F.

Bryant has 10 years of credited service under these plans and remuneration earned by him which was covered by those plans during 1999 was $375,240.
      Under the Dillon Employees' Profit Sharing Plan, Dillon and each of its participating subsidiaries contributes a certain percentage of net income, determined annually, to be allocated among participating employees based on the percent that the participating employee's total compensation bears to the total compensation of all participating employees employed by the particular Dillon division or subsidiary. On participating employees' termination upon attaining the age 60, death or disability, they are entitled to their full contribution account balance. In addition to this plan, Dillon and several of its subsidiaries have adopted the Dillon Pension Plan, a defined benefit plan, for their eligible employees. Under the pension plan, the normal retirement benefit for eligible employees is a certain percentage of average compensation during a certain period of employment multiplied by the years of credited service (in some of these plans there is a maximum period of credited service), minus the benefit provided by the Profit Sharing Plan (except as may be limited by provisions of ERISA).
      The following table shows the estimated annual pension payable upon retirement to persons covered by Dillon's Plans. Benefits payable under the Profit Sharing Plan may exceed the amount payable under the Pension Plan, and participants are entitled to the greater of the two. The table does not reflect benefits payable under Dillon's Profit Sharing Plan, since benefits under that plan are not determined by years of service, and no deductions have been made in the table for offsets tied to Social Security benefits. Dillon also maintains an Excess Benefit Plan that pays benefits which exceed the maximum benefit payable under ERISA by defined benefit and defined contribution plans.

                                        YEARS OF SERVICE
    AVERAGE      ---------------------------------------------------------------
  COMPENSATION      15         20         25         30         35         40
  ------------   --------   --------   --------   --------   --------   --------
    $150,000     $ 33,750   $ 45,000   $ 56,250   $ 67,500   $ 78,750   $ 90,000
     250,000       56,250     75,000     93,750    112,500    131,250    150,000
     450,000      101,250    135,000    168,750    202,500    236,250    270,000
     650,000      146,250    195,000    243,750    292,500    341,250    390,000
     850,000      191,500    255,000    318,750    382,500    446,250    510,000

      The amounts contributed by Dillon and its subsidiaries pursuant to these retirement plans are not readily ascertainable for any individual, and thus are not set forth above.

FRED MEYER PLAN
      Fred Meyer, Inc. adopted a nonqualified Supplemental Income Plan to provide supplemental retirement and death benefits to key employees. Any key executive of Fred Meyer who held a position of Senior Vice President or higher was eligible to participate in this plan. A participant is entitled to receive full benefits under the Supplemental Income Plan upon normal retirement by termination of employment after age 62. A participant is also entitled to receive reduced benefits if the participant voluntarily terminates his or her employment, is terminated without cause or dies before age 62. The normal retirement benefit under the Supplemental Income Plan is a projected annual amount, to be paid in equal monthly installments for 15 years, based upon the estimated cash surrender value, less the premiums paid and other expenses of Fred Meyer, of a Fred Meyer-owned life insurance policy purchased on the life of the executive. The actual benefit will vary from the projected benefit based on actual dividend experience. Fred Meyer guarantees each participant a minimum benefit equal to at least 60 percent of the projected benefit. None of the named executive officers participated in the Fred Meyer Plan.

EMPLOYMENT CONTRACTS
      The Company entered into an amended and restated employment agreement with Mr. Pichler dated as of July 22, 1993. During his employment, the Company agrees to pay Mr. Pichler at least $420,000 a year, unless the amount is reduced due to adverse business conditions. Mr. Pichler's employment may be terminated at the discretion of the Board of Directors. The contract also provides that the Company will continue to pay Mr. Pichler's salary to his beneficiary for a period of five years after a termination of employment resulting from his death, or will pay to Mr. Pichler his salary for a term equal to the lesser of five years or until October 4, 2005, if Mr. Pichler's termination of employment results from his involuntary separation. The Company also has agreed to reimburse Mr. Pichler for premiums on a policy of life insurance plus the tax effects of that reimbursement. After his termination of employment for any reason after age 62, if he is not entitled to receive the salary continuation described above, Mr. Pichler will, in exchange for his availability to provide certain consulting services, then receive each year until his death an amount equal to 25% of the highest salary paid him during the term of this agreement.

                      BENEFICIAL OWNERSHIP OF COMMON STOCK

      As of March 6, 2000, the directors of the Company, the named executive officers and the directors and executive officers as a group, beneficially owned shares of the Company's common stock as follows:

                                                                          AMOUNT AND
                                                                     NATURE OF BENEFICIAL
                            NAME                                          OWNERSHIP
------------------------------------------------------------------------------------------------
Reuben V. Anderson..........................................            30,400(1)
Robert D. Beyer.............................................             2,812
Warren F. Bryant............................................           450,839(2)(3)(4)
Ronald W. Burkle............................................        19,843,811(5)
John L. Clendenin...........................................            30,400(6)
David B. Dillon.............................................           289,399(2)(3)(7)
Michael S. Heschel..........................................           188,048(2)(3)
Carlton J. Jenkins..........................................             1,404
Bruce Karatz................................................             6,706
John T. LaMacchia...........................................            30,400(1)
Edward M. Liddy.............................................            20,000(8)
W. Rodney McMullen..........................................           551,053(2)(3)
Clyde R. Moore..............................................             4,400(6)
T. Ballard Morton, Jr. .....................................            66,400(1)
Thomas H. O'Leary...........................................            30,400(1)
Katherine D. Ortega.........................................            32,756(1)
Joseph A. Pichler...........................................         2,397,051(2)(3)(9)
Steven R. Rogel.............................................            15,028
Martha Romayne Seger........................................            31,200(1)
Bobby S. Shackouls..........................................             2,000
James D. Woods..............................................            30,400(1)
Directors and Executive Officers as a group (including those
  named above)..............................................        27,034,450(2)(3)(10)(11)

--------------------------------------------------------------------------------

 (1) This amount includes 26,400 shares that represent options exercisable on or before May 5, 2000.

 (2) This amount includes shares that represent options exercisable on or before May 5, 2000, in the following amounts: Mr. Bryant, 328,000; Mr. Dillon, 513,000; Mr. Heschel, 79,334; Mr. McMullen, 381,000; Mr. Pichler, 901,000;
     and all directors and executive officers as a group, 3,757,490.

 (3) The fractional interest resulting from allocations under Kroger's 401(k) plan and Dillon's ESOP and 401(k) plan has been rounded to the nearest whole number.

 (4) This amount includes 9,712 shares owned by Mr. Bryant's wife. Mr. Bryant disclaims beneficial ownership of these shares.

 (5) Mr. Burkle disclaims beneficial ownership of his shares, except to the extent of his pecuniary interest in them. Mr. Burkle's total includes a currently exercisable warrant held by affiliates to purchase 7,738,732 shares, and 50,000 shares held by a charitable trust of which Mr. Burkle is trustee.

 (6) This amount includes 2,400 shares that represent options exercisable on or before May 5, 2000.

 (7) This amount includes 176,318 shares owned by Mr. Dillon's wife, 54,024 shares in his children's trust and 137,760 shares owned by his children. Mr. Dillon disclaims beneficial ownership of these shares.

 (8) This amount includes 10,400 shares that represent options exercisable on or before May 5, 2000.

 (9) This amount includes 32,070 shares owned by Mr. Pichler's wife. Mr. Pichler disclaims beneficial ownership of these shares.

(10) The figure shown includes an aggregate of 29,526 additional shares held by, or for the benefit of, the immediate families or other relatives of all directors and executive officers as a group not listed above. In each case the director or executive officer disclaims beneficial ownership of those shares.

(11) Mr. Burkle and his affiliates own 2.3% of the common stock of the Company. No other director or executive officer owned as much as 1% of the common stock of the Company. The directors and executive officers as a group beneficially owned 3.1% of the common stock of the Company.

      As of March 6, 2000, the following persons reported beneficial ownership of the Company's common stock based on reports on Schedule 13G filed with the Securities and Exchange Commission or other reliable information as follows:

                                                                                              AMOUNT
                                                                                               AND
                                                                                            NATURE OF     PERCENTAGE
                       NAME                               ADDRESS OF BENEFICIAL OWNER       OWNERSHIP      OF CLASS
--------------------------------------------------------------------------------------------------------------------
AXA Assurances                                       21, rue de Chateaudun                  89,715,479       10.2%
I.A.R.D. Mutuelle                                    75009 Paris, France
The Kroger Co. Savings Plan                          1014 Vine Street                       57,274,157(1)     6.5%
                                                     Cincinnati, OH 45202
Oppenheimer Capital                                  1345 Avenue of the Americas            50,255,891        5.7%
                                                     New York, NY 10105-4800

------------
(1) Shares beneficially owned by plan trustees for the benefit of participants in employee benefit plans.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. Those officers, directors, and shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.
      Based solely on its review of the copies of forms received by the Company, or written representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that during fiscal year 1999 all filing requirements applicable to its officers, directors and ten percent beneficial owners were timely satisfied except that Mr. Geoffrey Covert filed a Form 4 reporting the sale of 1,700 shares of stock that inadvertently was not reported on a prior Form 4 during 1999, Mr. Warren Bryant filed a Form 5 reporting the purchase of 3,000 shares of stock that inadvertently was not reported on a Form 4 during 1999, and Mr. John L. Clendenin filed a Form 5 reporting the exercise of three stock options aggregating 24,000 shares of stock and the acquisition of the underlying securities that inadvertently were not reported on a Form 4 during 1999.

                             SELECTION OF AUDITORS
                                  (ITEM NO. 2)

      The Board of Directors, on March 31, 2000, appointed the firm of PricewaterhouseCoopers LLP as Company auditors for 2000, subject to ratification by shareholders. This appointment was recommended by the Company's Audit Committee, comprised of directors who are not employees of the Company. If the firm is unable for any reason to perform these services, or if selection of the auditors is not ratified, other independent auditors will be selected to serve. Ratification of this appointment requires the adoption of the following resolution by the affirmative vote of the holders of a majority of the shares represented at the meeting:

     "RESOLVED, That the appointment by the Board of Directors of PricewaterhouseCoopers LLP as Company auditors for 2000 be, and it hereby is, ratified."

      A representative of PricewaterhouseCoopers LLP is expected to be present at the meeting to respond to appropriate questions and to make a statement if he or she desires to do so.

      THE BOARD OF DIRECTORS AND MANAGEMENT RECOMMEND A VOTE FOR THIS PROPOSAL.

                              SHAREHOLDER PROPOSAL
                                  (ITEM NO. 3)

      The Company has been notified by Larry Lee Hogue, 385 Davis Road, Hiram, Georgia 30141, the beneficial owner of 170 shares of Kroger common stock, that he intends to propose the following resolution at the annual meeting:

      RESOLVED: That The Kroger Company stockholders urge the Board of Directors take the necessary steps, in compliance with state law, to declassify the Board for the purpose of director election. The board declassification shall be completed in a manner that does not affect the unexpired terms of directors previously elected.

      SUPPORTING STATEMENT: The Kroger Company's board is divided into three classes of directors serving staggered three-year terms. This means an individual director faces election only once every three years, and shareholders only vote on roughly a third of the board each year.

      Companies often defend classified boards by suggesting that they preserve continuity. We think continuity is insured through director re-elections. When directors are performing well they routinely are re-elected with majorities over 95%.

      We believe that annual elections can pave the way for improved board sensitivity to important shareholder issues. In particular, it can help speed the diversification of Kroger's board and introduce new perspectives.

      In addition, a declassified board allows the company to respond quickly to changes by giving the board the ability to appoint more qualified candidates each year. A declassified board can help give The Kroger Co. the flexibility it needs as it moves into the next century.

      Generally, shareholders have grown hostile to classified boards. This is especially important for employee shareholders. In 1999, shareholders voted to declassify boards with a majority at Condant, Cooper Tire & Rubber, Kaufman & Broad home, Oregon Steel and Tenneco. In 1998, Walt Disney Company agreed to change the by-laws after the resolution passes with 65% of the vote. At Fleming and Eastman Kodak more than 70% of shareholders voted to declassify the board.

      By adopting annual elections, The Kroger Co. can demonstrate its commitment to fuller accountability to shareholders, accountability that honors shareholder prerogatives.

      I urge you to vote YES for this proposal.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL FOR THE FOLLOWING REASONS:

      At the annual meeting held in May 1999, the shareholders adopted a proposal requesting the Board of Directors to take those steps necessary to provide for the annual election of all directors. Approximately 101 million shares were voted in favor of the proposal. This amount was approximately 52.4% of the shares voted and 39.7% of the then outstanding shares entitled to vote. The Board's Corporate Governance Committee considered the issue at its July 1999 meeting and recommended that the Board consult with outside advisors before deciding on a course of action. At its regularly scheduled meeting held in December 1999, the Board, in consultation with its outside advisors, discussed and considered (A) election of all directors on an annual basis as recommended in the proposal, (B) election of all directors every three years as suggested in another shareholder letter, and (C) retaining the current "classified" method of electing directors. The Board determined that it is in the best interests of shareholders and other affected constituents to retain the current classified Board structure.

      The Board of Directors believes that the classification gives the Board a greater continuity of experience since a majority of directors at any given time will have experience with the business affairs and operations of the Company. This should permit more effective long-term strategic planning in use of Company resources. The Board believes that continuity and quality of leadership that results from the classified Board can create long-term value for the shareholders.

      A classified Board also reduces the possibility of a sudden or surprise change in majority control of the Board. It also has the effect, in tandem with the warrant dividend plan adopted in 1986 and extended for 10 years in 1996, of impeding disruptive and inequitable tactics that have become relatively common corporate take-over practices. Without the classified board, the beneficial effects of the warrant dividend plan could be circumvented by a third party.

      In the event of a hostile take-over attempt, the fact that approximately two-thirds of the Board members have tenure for more than a year would encourage initiation of arms-length discussions with the Board. The Board is in the best position to evaluate and negotiate a transaction that is in the best interest of shareholders and other affected constituencies.

      Directors elected for staggered terms are not any less accountable or responsive to shareholders than they would be if all were elected annually or every three years. The same standards of performance apply to all directors regardless of the term of service. The shareholders always retain the ability to replace directors or propose and elect alternate nominees for the class of directors to be elected each year. Therefore, shareholders continue to enjoy a significant opportunity to express their views regarding the Board's performance and to influence the Board's composition.

EFFECT OF ADOPTION

      If approved, this proposal will serve as a recommendation to the Board of Directors to take the necessary steps to eliminate the classified Board, but it will not declassify the board. If the proposal is adopted, and if the Board subsequently agrees with the recommendation, implementation of the proposal would require the modification of Kroger's regulations regarding the terms of directors. In accordance with amendments to the regulations approved by Kroger shareholders in 1986, the necessary modification of the regulations to implement annual election of all Board members requires the favorable vote at a subsequent shareholders' meeting of the holders of at least 75% of the then outstanding shares of voting stock of Kroger.

                              SHAREHOLDER PROPOSAL
                                  (ITEM NO. 4)

      The Company has been notified by Walden Asset Management, 40 Court Street, Boston, Massachusetts 02108, the beneficial owner of 3,200 shares of Kroger common stock, along with five other co-sponsors whose names, addresses and holdings will be provided to any shareholder upon request, that it intends to propose the following resolution at the annual meeting:

WHEREAS:

      International markets for genetically engineered (GE) foods are threatened by extensive resistance to gene protection technology, transgenic technology and genetically altered foods;

      - Several of Europe's largest food retailers, including Tesco, Sainsbury Group, Carrefour, and Rewe, have committed to removing GE ingredients from their store-brand products;

      - In the UK, three fast-food giants -- McDonald's, Burger King, and Kentucky Fried Chicken -- are eliminating GE soya and corn ingredients from their menus;

      - Gerber Products Co. announced in July 1999 that they would not allow GE corn or soybeans in any of their baby foods;

      - Archer Daniels Midland asked its grain suppliers in August 1999 to segregate their genetically engineered crops from conventional crops.

      There is increasing scientific concern that genetically engineered agricultural products may be harmful to humans, animals, or the environment;

      - The U.S. Department of Agriculture has acknowledged (July 13, 1999) the need to develop a comprehensive approach to evaluating long-term and secondary effects of GE products;

      - Some GE crops have been engineered to have higher levels of toxins, such as Bacillus thuringiensis (Bt), to make them insect-resistant;

      - In 1998, research showed that Bt crops are building up Bt toxins in the soil;

      - In 1999, the European Union suspended approval of new genetically engineered organisms until a new safety law for genetically engineered organisms is implemented in 2002. This followed a new study that showed Bt corn pollen may harm monarch butterflies.

      In the U.S., we have a long tradition of citizens' "Right to Know"; an expression of this includes the current laws requiring nutritional labeling of foods;

      - A January 1999 Time/CNN poll indicated that 81% of Americans said that GE food should be labeled as such;

      - GE crops may incorporate genes that are allergens or from animal species. Individuals can not avoid them for health or religious reasons unless they are labeled;

      - The European Union requires labeling of GE foods, as will Japan, New Zealand, and Australia.

      RESOLVED: Shareholders request the Board of Directors to adopt a policy of removing genetically engineered crops, organisms, or products thereof from all products sold under its brand names or private labels, where feasible, until long-term safety testing has shown that they are not harmful to humans, animals, and the environment; with the interim step of labeling and identifying these products that may contain these ingredients, and reporting to the shareholders by August 2000.

      The proponent has issued the following statement in support of the proposal. We believe that this technology involves significant social, economic, and environmental risks. Our company should take a leadership position in delaying market adoption of genetically engineered crops and foods. Failure to do so could leave our company financially liable, should detrimental effects to public health or the environment appear in the future.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL FOR THE FOLLOWING REASONS:

      We share and actively support our customers' interests in food safety. We also believe consumers have a right to relevant information about the food they buy so that they can make informed purchasing decisions. As a retailer, however, we are neither qualified nor entitled to establish food safety regulations and labeling requirements.

      To date, the Food and Drug Administration, the Environmental Protection Agency, the U.S. Department of Agriculture, the World Health Organization, the American Medical Association and the American Dietetic Association have generally endorsed the use of genetic modification and food biotechnology and stand firmly behind their safety. The FDA already requires labeling of genetically engineered foods if the food is significantly changed from its traditional form (for instance, if the nutritional content is altered), or if there is a potential health or safety effect (such as the presence of an allergen). We believe that the FDA's regulations in this area are based on sound scientific principles, and that the FDA possesses the best available safety and risk assessment procedures. Moreover, we believe that the FDA and other regulatory authorities who are charged with protecting the health and safety of the public and the environment are the proper entities, rather than a retailer like Kroger, to evaluate and make judgments about the sale and labeling of genetically engineered products. Kroger complies, and will continue in the future to comply, with all government food labeling regulations.

      This proposal is not practicable because Kroger would have serious difficulty determining what constitutes "genetically engineered crops, organisms or products thereof." FDA Commissioner Jane E. Henney, M.D. has stated that virtually all crops have been genetically modified through traditional plant breeding for more than a hundred years. Even if we could determine what constituted "genetically engineered" ingredients, we believe it is currently impracticable for us to identify which of our private label products contain these ingredients. We understand that certain genetically engineered ingredients are so similar to their unmodified counterparts that they are virtually undetectable with current testing techniques. It would be impracticable (even if we had the testing capability) for our quality assurance operations to identify all genetically engineered foods in our private label products and to label them accordingly. Moreover, we do not believe we could require food manufacturers to test for and label genetically engineered ingredients that may be used in our private label products. Therefore, we do not believe it would be possible for Kroger to enforce the policy requested by the proposal.

      We also understand that the use of genetic engineering with respect to certain staple foods (such as soybeans) is widespread in the U.S. Even when these foods are produced in unmodified form, under current practices they are combined with other genetically engineered foods during storage and distribution, making it extremely difficult, if not impossible, for us to obtain these staple foods, in an unmodified or uncombined form, in sufficient quantities for sale or processing of private label food products.

      If we were simply to label all of our private label products as possibly, but not necessarily, containing genetically engineered ingredients, we would face additional problems. Labeling a product to say that it "may" contain genetically engineered ingredients would not advance the consumer's ability to make an informed choice, would create confusion and would likely place Kroger's products at a competitive disadvantage. Because other products would not be required to carry the same label information, consumers who are concerned about genetically engineered ingredients might choose a competing product which itself might contain genetically engineered ingredients but not be so labeled while the Kroger label product would be labeled as "possibly" containing genetically engineered ingredients even if it did not. Moreover, because private label products are intended generally to provide a lower-priced alternative to national brand items, they tend to follow the national brands regarding product specifications and in response to consumer trends. Kroger would likely face significant competitive harm if it were required to take a novel position in the market regarding the use and labeling of genetically engineered ingredients in its private label products.

      Accordingly we believe that this proposal is impracticable and, even if it could be implemented, could put Kroger at a competitive disadvantage.

                              SHAREHOLDER PROPOSAL
                                  (ITEM NO. 5)

      The Company has been notified by Carl E. Freije and Beverly Freije, 305 N. Mount St., Indianapolis, Indiana 46222, the beneficial owners of 256 shares of Kroger common stock, that they intend to propose the following resolution at the annual meeting:

      That the pay and remunerations of all officers, C.E.O. and Board members be limited to not more than 2% above the lowest paid hourly employee or 2% above the C.P.I. at the end of the year. This proposal will allow the "GRANDFATHER CLAUSE" to apply and apply to new or future contracts.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL FOR THE FOLLOWING REASONS:

      Ohio law places the responsibility on the Board of Directors for managing and directing the business and affairs of Kroger. This includes setting compensation policies (as more particularly described in the Compensation Committee report included at page 16 of this Proxy Statement) for all of the officers. Although the proposal is unclear regarding how to calculate the proposed compensation limitations, the Board of Directors believes that it would be impossible to attract and retain qualified officers at the compensation levels suggested. Furthermore, implementation of the proposal would directly conflict with the Compensation Committee's stated policy of being competitive in total compensation.
                          ---------------------------

      SHAREHOLDER PROPOSALS--2001 ANNUAL MEETING. Shareholder proposals intended for inclusion in the Company's proxy material relating to the Company's annual meeting in June 2001 should be addressed to the Secretary of the Company and must be received at the Company's executive offices not later than January 10, 2001. These proposals must comply with the proxy rules established by the Securities and Exchange Commission. In addition, the proxy solicited by the Board of Directors for the 2001 annual meeting of shareholders will confer discretionary authority to vote on any shareholder proposal presented at the meeting unless the Company is provided with notice of the proposal before March 26, 2001.
                          ---------------------------

      Attached to this Proxy Statement is the Company's 1999 Annual Report which includes a brief description of the Company's business indicating its general scope and nature during 1999, together with the audited financial information contained in the Company's 1999 report to the Securities and Exchange Commission on Form 10-K. A COPY OF THAT REPORT IS AVAILABLE TO SHAREHOLDERS ON REQUEST BY
WRITING: LAWRENCE M. TURNER, VICE PRESIDENT AND TREASURER, THE KROGER CO., 1014 VINE STREET, CINCINNATI, OHIO 45202-1100 OR BY CALLING 1-513-762-1220. The Company's SEC filings are available to the public from the SEC's web site at http://www.sec.gov.
      The management knows of no other matters that are to be presented at the meeting but, if any should be presented, the Proxy Committee expects to vote thereon according to its best judgment.

                                             By order of the Board of Directors,

                                             Paul W. Heldman, Secretary

                               1999 ANNUAL REPORT

                             FINANCIAL REPORT 1999

MANAGEMENT'S RESPONSIBILITY FOR FINANCIAL REPORTING
      The management of The Kroger Co. has the responsibility for preparing the accompanying financial statements and for their integrity and objectivity. The statements were prepared in accordance with generally accepted accounting principles applied on a consistent basis and are not misstated due to material error or fraud. The financial statements include amounts that are based on management's best estimates and judgments. Management also prepared the other information in the report and is responsible for its accuracy and consistency with the financial statements.
      The Company's financial statements have been audited by PricewaterhouseCoopers LLP, independent accountants, approved by the shareholders. Management has made available to PricewaterhouseCoopers LLP all of the Company's financial records and related data, as well as the minutes of stockholders' and directors' meetings. Furthermore, management believes that all representations made to PricewaterhouseCoopers LLP during its audit were valid and appropriate.
      Management of the Company has established and maintains a system of internal control that provides reasonable assurance as to the integrity of the financial statements, the protection of assets from unauthorized use or disposition, and the prevention and detection of fraudulent financial reporting. The system of internal control provides for appropriate division of responsibility and is documented by written policies and procedures that are communicated to employees with significant roles in the financial reporting process. The policies and procedures are updated as necessary. Management continually monitors the system of internal control for compliance. The Company maintains a strong internal auditing program that independently assesses the effectiveness of the internal controls and recommends possible improvements thereto. In addition, as part of its audit of the Company's financial statements, PricewaterhouseCoopers LLP completed a review of selected internal accounting controls to establish a basis for reliance thereon in determining the nature, timing and extent of audit tests to be applied. Management has considered the internal auditor's and PricewaterhouseCoopers LLP's recommendations concerning the Company's system of internal control and has taken actions that we believe are cost-effective in the circumstances to respond appropriately to these recommendations. Management believes that, as of January 29, 2000, the Company's system of internal control is adequate to accomplish the objectives discussed herein.
      Management also recognizes its responsibility for fostering a strong ethical climate so that the Company's affairs are conducted according to the highest standards of personal and corporate conduct. This responsibility is characterized and reflected in the Company's code of corporate conduct, which is publicized throughout the Company. The code of conduct addresses, among other things, the necessity of ensuring open communication within the Company; potential conflicts of interests; compliance with all domestic and foreign laws, including those relating to financial disclosure; and the confidentiality of proprietary information. The Company maintains a systematic program to assess compliance with these policies.

JOSEPH A. PICHLER                    J. MICHAEL SCHLOTMAN
Group Vice President and             Chairman of the Board and
Chief Executive Officer              Chief Financial Officer

AUDIT COMMITTEE CHAIR'S LETTER
      The Audit Committee of the Board of Directors is composed of five independent directors. The committee held three meetings during fiscal year 1999. In addition, members of the committee received and reviewed various reports from the Company's internal auditor and from PricewaterhouseCoopers LLP throughout the year.
      The Audit Committee oversees the Company's financial reporting process on behalf of the Board of Directors. In fulfilling its responsibility, the Committee recommended to the Board of Directors, subject to shareowner approval, the selection of the Company's independent public accountant, PricewaterhouseCoopers LLP. The Audit Committee discussed with the Company's internal auditor and PricewaterhouseCoopers LLP the overall scope and specific plans for their respective audits. The committee also discussed the Company's consolidated financial statements and the adequacy of the Company's internal controls. At each meeting, the Committee met with the Company's internal auditor and PricewaterhouseCoopers LLP, in each case without management present, to discuss the results of their audits, their evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting. Those meetings also were designed to facilitate any private communications with the Committee desired by the Company's internal auditor or PricewaterhouseCoopers LLP.

                                         KATHERINE D. ORTEGA
                                         Audit Committee Chair

                                  THE COMPANY

      The Kroger Co. (the "Company") was founded in 1883 and incorporated in 1902. As of January 29, 2000, the Company was the largest grocery retailer in the United States based on annual sales. The Company also manufactures and processes food for sale by its supermarkets. The Company's principal executive offices are located at 1014 Vine Street, Cincinnati, Ohio 45202 and its telephone number is (513) 762-4000.

      As of January 29, 2000, the Company operated 2,288 supermarkets, most of which are leased. Of this number 1,201 supermarkets were operated, directly, through a wholly-owned subsidiary, or through a partnership composed of the Company and wholly-owned subsidiaries of the Company, principally under the Kroger name in the Midwest and South. Dillon Companies, Inc. ("Dillon"), a wholly-owned subsidiary of the Company, operated 211 supermarkets directly or through wholly-owned subsidiaries (the "Dillon Supermarkets"). The Dillon Supermarkets, principally located in Colorado, Kansas, and Missouri, operate under the names "King Soopers," "Dillon Food Stores," and "City Market." Fred Meyer, Inc. ("Fred Meyer"), a wholly-owned subsidiary of the Company, operated 876 supermarkets directly or through wholly-owned subsidiaries (the "Fred Meyer Supermarkets"). The Fred Meyer Supermarkets, principally located in California, Utah, Arizona, Nevada, Washington, and Oregon operate under the names "Fred Meyer," "Smiths," "Food 4 Less," "Ralphs," "Fry's," and "QFC." Fred Meyer also operated 389 jewelry stores. The Company employs approximately 305,000 full and part-time employees.

      As of January 29, 2000, the Company, through its Dillon subsidiary, operated 796 convenience stores under the trade names of "Kwik Shop," "Quik Stop Markets," "Tom Thumb Food Stores," "Turkey Hill Minit Markets," "Loaf 'N Jug," and "Mini-Mart." The Company owned and operated 692 of these stores while 104 were operated through franchise agreements. The convenience stores offer a limited assortment of staple food items and general merchandise and, in most cases, sell gasoline.

      The Company intends to develop new food and convenience store locations and will continue to assess existing stores as to possible replacement, remodeling, enlarging, or closing.

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                   OPERATIONS

BUSINESS COMBINATIONS
      On May 27, 1999 Kroger issued 312 million shares of Kroger common stock in connection with a merger, for all of the outstanding common stock of Fred Meyer Inc., which operates stores primarily in the Western region of the United States. On March 9, 1998, Fred Meyer issued 82 million shares of Fred Meyer common stock in connection with a merger, for all of the outstanding stock of Quality Food Centers, Inc. ("QFC"), a supermarket chain operating in the Seattle/Puget Sound region of Washington state, and in Southern California. The mergers were accounted for as poolings of interests, and the accompanying financial statements have been restated to give effect to the consolidated results of Kroger, Fred Meyer and QFC for all years presented.
      On March 10, 1998, Fred Meyer acquired Food 4 Less Holdings, Inc. ("Ralphs/Food 4 Less"), a supermarket chain operating primarily in Southern California by issuing 44 million shares of common stock to the Ralphs/Food 4 Less stockholders. The acquisition was accounted for under the purchase method of accounting. The financial statements include the operating results of Ralphs/Food 4 Less from the date of acquisition.
      On September 9, 1997, Fred Meyer acquired Smith's Food & Drug Centers, Inc., ("Smith's") a regional supermarket and drug store chain operating in the Intermountain and Southwestern regions of the United States, by issuing 66 million shares of common stock to the Smith's stockholders. The acquisition was accounted for under the purchase method of accounting. The financial statements include the operating results of Smith's from the date of acquisition.
      On March 19, 1997, QFC acquired the principal operations of Hughes Markets, Inc. ("Hughes"), a supermarket chain operating in Southern California and its indirect 50% interest in Santee Dairy, one of the largest dairy plants in California. The merger was effected through the acquisition of 100% of the outstanding voting securities of Hughes for approximately $361 million cash, 20 million shares of common stock, and the assumption of $33 million of indebtedness of Hughes. The acquisition was accounted for under the purchase method of accounting. The financial statements include the operating results of Hughes from the date of acquisition.
      On February 14, 1997, QFC acquired the principal operations of Keith Uddenberg, Inc. ("KUI"), a supermarket chain operating in the western and southern Puget Sound region of Washington. The merger was effected through the acquisition of the outstanding voting securities of KUI for $35 million cash, 4 million shares of common stock and the assumption of approximately $24 million of indebtedness of KUI. The acquisition was accounted for under the purchase method of accounting. The financial statements include the operating results of KUI from the date of acquisition.

RESULTS OF OPERATIONS
      The following discussion summarizes our operating results for 1999 compared to 1998 and 1998 compared to 1997. However, 1999 results are not directly comparable to 1998 results and 1998 results are not directly comparable to 1997 results due to recent acquisitions (see footnote 2 of the financial statements) and also due to the change in our fiscal calendar in 1999 (the "Calendar Change"). As a result of our change in fiscal calendar, results of operations and cash flows for the 28 day period ended January 30, 1999 for pre-merger Kroger are not included in the Statements of Income and Cash Flow.
      The 1998 results include the results of Ralphs/Food 4 Less from March 10, 1998. The 1997 results include the results of KUI from February 14, 1997, Hughes from March 19, 1997 and Smith's from September 9, 1997, and exclude the results of Ralphs/Food 4 Less.

1999 VS. 1998
  Sales
      Total sales for 1999 increased 5.3% or $2.3 billion from $43.1 billion in 1998. For some Kroger divisions, fiscal 1999 contained 52 weeks compared to 53 weeks in 1998. Total sales increased 6.1%, after adjusting for the change in Kroger's fiscal calendar, a 53rd week of sales in 1998, and excluding sales from divested stores. The sales increase was driven by recent acquisitions, our capital expenditure program, and strong comparable store sales.
      Our sales in identical food stores, which include stores in operation and not expanded or relocated for four full quarters, increased 2.3% in 1999. Comparable store sales, which include expansions and relocations, increased 3.0% in 1999. Excluding the Fry's Division, which converted 35 former Smith's stores to the Fry's banner, identical food store sales increased 2.8% and comparable store sales increased 3.4%.

  Merchandise Costs
      Merchandise costs include advertising, warehousing and transportation expenses. Merchandise costs, net of one-time expenses, an accounting change made in 1998 (see note 4 of the financial statements) and the effect of LIFO for the year, as a percent of sales were 73.43% in 1999 and 74.06% in 1998. After adjusting for the calendar change and excluding costs related to mergers, merchandise costs as a percent of sales were 73.87% in 1998. Coordinated purchasing, category management, technology related efficiencies and increases in private label sales were primarily responsible for the decline.

  Operating and Administrative Expenses
      Operating and administrative expenses as a percent of sales were 18.1% in 1999 and 18.0% in 1998. Adjusting 1998 amounts to reflect the calendar change and a 52-week year, administrative expenses as a percent of sales were 18.2%. These costs remained flat during 1999 due to a continued high incentive payout based on performance. Additionally, we incurred $27 million of one-time operating and administrative expenses in 1999 compared to only $12 million in 1998.

  Income Taxes
      Our effective tax rate increased to 43.6% in 1999 from 43.3% in 1998, due to non deductible transaction costs related to mergers of approximately $26 million in 1999.

  Net Earnings
      Net earnings and the effects of merger related costs, one-time expenses, the accounting change and extraordinary losses for the two years ended January 29, 2000 were:

                                                                1999         1998
                                                              ---------    ---------
                                                              (MILLIONS OF DOLLARS)
                                                              ---------------------
Earnings before extraordinary loss excluding merger related
  costs, one-time expenses and the accounting change........   $   966      $   763
Merger related costs, net of income tax benefit.............       277          181
One-time expenses, net of income tax benefit................        51           32
Accounting change, net of income tax benefit................        --           56
                                                               -------      -------
Earnings before extraordinary loss..........................       638          494
Extraordinary loss, net of income tax benefit...............       (10)        (257)
                                                               -------      -------
Net Earnings................................................   $   628      $   237
                                                               =======      =======
Diluted earnings per share before extraordinary loss
  excluding merger related costs, one-time expenses and
  accounting change.........................................   $  1.13      $  0.89

      Extraordinary losses were incurred from the early retirement of debt. In addition to the above mentioned items, net earnings in 1999 compared to 1998 were affected by net interest expense of $652 million in 1999 compared to $645 million in 1998 and depreciation and amortization expenses of $961 million in 1999 compared to $837 million in 1998.

  EBITDA
      Our Credit Agreement, Senior Credit Facility and the indentures underlying approximately $162 million of publicly issued debt, contain various restrictive covenants. Many of these covenants are based on earnings before interest, taxes, depreciation, amortization, LIFO charge, extraordinary loss, and one-time items ("EBITDA"). The ability to generate EBITDA at levels sufficient to satisfy the requirements of these agreements is a key measure of our financial strategy. We do not intend to present EBITDA as an alternative to any generally accepted accounting principle measure of performance. Rather, we believe the presentation of EBITDA is important for understanding our performance compared to our debt covenants. The calculation of EBITDA is based on the definition contained in our Credit Agreement. This may be a different definition than other companies use. We were in compliance with all EBITDA-based Credit Agreement, Senior Credit Facility and indenture covenants on January 29, 2000.
      EBITDA for 1999 increased 14.3% to $3.2 billion from $2.8 billion in 1998. EBITDA increased primarily due to recent acquisitions, economies of scale resulting from increased sales, and from the efficiencies mentioned in "Merchandise Costs" above.
      The following is a summary of the calculation of EBITDA for the 1999 and 1998 fiscal years:

                                                                1999         1998
                                                              ---------    ---------
                                                              (MILLIONS OF DOLLARS)
                                                              ---------------------
Earnings before tax expense and extraordinary loss..........   $1,129       $  871
Interest....................................................      652          645
Depreciation................................................      861          745
Goodwill amortization.......................................      100           92
LIFO effect.................................................      (29)          10
One-time items included in merchandise costs................       58           49
One-time items included in operating, general and
  administrative expenses...................................       27           12
Merger related costs........................................      383          269
Accounting change...........................................       --           90
                                                               ------       ------
EBITDA......................................................   $3,181       $2,783
                                                               ======       ======

1998 VS. 1997
  Sales
      Total sales for 1998 increased 27% or $9.2 billion from $33.9 billion in 1997. For some Kroger divisions, fiscal 1998 contained 53 weeks compared to 52 weeks in 1997. Adjusting for the extra week, total sales increased 26% or $8.7 billion. Recent acquisitions, our capital expenditure program and strong comparable store sales drove the sales increase. The Ralphs/Food 4 Less and Smith's acquisitions accounted for $6.9 billion of the increase.
      Pre-merger Kroger sales in identical food stores, which includes stores in operation and not expanded or relocated for four full quarters, increased 1.0% in 1998. For purposes of this calculation, Fred Meyer, Inc.'s comparable store sales, which include identical stores plus expanded and relocated stores, increased 3.2% in 1998. For purposes of this calculation, Fred Meyer, Inc. is defined as Fred Meyer and its consolidated subsidiaries before the merger with Kroger. The comparable store sales calculation assumed that the Ralphs/Food 4 Less and Smith's acquisitions occurred at the beginning of the comparable periods and excluded the Hughes and Smitty's stores which are currently being converted to other formats.

  Accounting Change
      In the second quarter of 1998, Kroger changed its application of the Last-In, First-Out, or LIFO method of accounting for store inventories from the retail method to the item cost method. The change was made to more accurately reflect inventory value by eliminating the averaging and estimation inherent in the retail method. The cumulative effect of this change on periods prior to December 28, 1997 cannot be determined. The effect of the change on the December 28, 1997 inventory valuation, which includes other immaterial modifications in inventory valuation methods, was included in restated results for the quarter ended March 21, 1998. This change increased merchandise costs by $90 million and reduced earnings before extraordinary loss and net earnings by $56 million, or $0.07 per diluted share. We have not calculated the pro forma effect on prior periods because cost information for these periods is not determinable. The item cost method did not have a material impact on earnings subsequent to its initial adoption.

  Merchandise Costs
      Merchandise costs include advertising, warehousing and transportation expenses. Merchandise costs, net of one-time expenses, the accounting change and LIFO charge, as a percent of sales were 74.06% in 1998 and 75.06% in 1997. Coordinated purchasing, category management, technology related efficiencies and increases in private label sales caused the decline.

  Operating and Administrative Expenses
      Operating and administrative expenses as a percent of sales were 18.0% in 1998 and 17.9% in 1997. The slight increase was due to higher incentive payouts based on our 1998 performance and $12 million of one-time expenses. These were partially offset by the suspension of contributions totaling $45 million for 1998 to some of our multi-employer pension and benefit plans.

  Income Taxes
      The effective tax rate increased to 43.3% in 1998 from 38.3% in 1997 due to acquisitions accounted for under the purchase method of accounting resulting in goodwill amortization that is not deductible for tax purposes. Goodwill amortization was $92 million in 1998 and $16 million in 1997.

  Net Earnings
      Net earnings and the effects of merger related costs, one-time expenses, the accounting change and extraordinary losses for the two years ended January 2, 1999 were:

                                                                1998         1997
                                                              ---------    ---------
                                                              (MILLIONS OF DOLLARS)
                                                              ---------------------
Earnings before extraordinary loss excluding merger related
  costs, one-time expenses and the accounting change........   $   763      $   589
Merger related costs, net of income tax benefit.............       181           --
One-time expenses, net of income tax benefit................        32           --
Accounting change, net of income tax benefit................        56           --
                                                               -------      -------
Earnings before extraordinary loss..........................       494          589
Extraordinary loss, net of income tax benefit...............      (257)        (124)
                                                               -------      -------
Net Earnings................................................   $   237      $   465
                                                               =======      =======
Diluted earnings per share before extraordinary loss
  excluding merger related costs, one-time expenses and
  accounting change.........................................   $  0.89      $  0.79

      Extraordinary losses were from the early retirement of debt. In addition to the above mentioned items, net earnings in 1998 compared to 1997 were affected by net interest expense of $645 million in 1998 compared to $388 million in 1997 and depreciation and amortization expenses of $837 million in 1998 compared to $592 million in 1997.

  EBITDA
      EBITDA for 1998 increased 43.7% to $2.8 billion from $1.9 billion in 1997. EBITDA increased primarily due to recent acquisitions, economies of scale resulting from increased sales and from the efficiencies mentioned in "Merchandise Costs" above.
      The following is a summary of the calculation of EBITDA for the 1998 and 1997 fiscal years:

                                                                1998         1997
                                                              ---------    ---------
                                                              (MILLIONS OF DOLLARS)
                                                              ---------------------
Earnings before tax expense and extraordinary loss..........   $  871       $  954
Interest....................................................      645          388
Depreciation................................................      745          576
Goodwill amortization.......................................       92           16
LIFO........................................................       10            3
One-time items included in merchandise costs................       49           --
One-time items included in operating, general and
  administrative expenses...................................       12           --
Merger related costs........................................      269           --
Accounting change...........................................       90           --
                                                               ------       ------
EBITDA......................................................   $2,783       $1,937
                                                               ======       ======

MERGER RELATED COSTS AND ONE TIME EXPENSES

  MERGER RELATED COSTS
      We are continuing the process of implementing our integration plan relating to recent mergers. The integration plan includes distribution consolidation, systems integration, store conversions, transaction costs, store closures, and administration integration. Total merger related costs incurred were $383 million in 1999 and $269 million in 1998. We did not incur any merger related costs during 1997.

      The following table presents the components of the merger related costs:

                                                               1999           1998
                                                              -------        -------
                                                              (MILLIONS OF DOLLARS)
                                                              ---------------------
CHARGES RECORDED AS CASH EXPENDED
     Distribution consolidation.............................   $ 30           $ 16
     Systems integration....................................     85             50
     Store conversions......................................     51             48
     Transaction costs......................................     93             34
     Administration integration.............................     19             12
                                                               ----           ----
                                                                278            160

                                                               1999           1998
                                                              -------        -------
                                                              (MILLIONS OF DOLLARS)
                                                              ---------------------
NONCASH ASSET WRITEDOWN
     Distribution consolidation.............................   $ --           $ 29
     Systems integration....................................      3             26
     Store conversions......................................     10             --
     Store closures.........................................      4             25
     Administration integration.............................     27              3
                                                               ----           ----
                                                                 44             83
ACCRUED CHARGES
     Distribution consolidation.............................      5             --
     Systems integration....................................      1              1
     Transaction costs......................................     --              6
     Store closures.........................................      8              7
     Administration integration.............................     47             12
                                                               ----           ----
                                                                 61             26
                                                               ----           ----
Total merger related costs..................................   $383           $269
                                                               ====           ====
TOTAL CHARGES
     Distribution consolidation.............................   $ 35           $ 45
     Systems integration....................................     89             77
     Store conversions......................................     61             48
     Transaction costs......................................     93             40
     Store closures.........................................     12             32
     Administration integration.............................     93             27
                                                               ----           ----
Total merger related costs..................................   $383           $269
                                                               ====           ====

  Distribution Consolidation
      This represents costs to consolidate manufacturing and distribution operations and eliminate duplicate facilities. During 1999, approximately $30 million of these costs was recorded as cash was expended. These costs include approximately $20 million of Tolleson warehouse expenses. Severance costs of $5 million were accrued during 1999 for distribution employees in Phoenix. The 1998 costs include a $29 million writedown to estimated net realizable value of the Hughes distribution center in Southern California. The facility was sold in March of 2000. The 1998 costs also include $13 million for incremental labor incurred during the closing of the distribution center and other incremental costs incurred as part of the realignment of our distribution system.

  Systems Integration
      This represents the costs of integrating systems and the related conversions of corporate office and store systems. Charges recorded as cash was expended totaled $85 million and $50 million in 1999 and 1998, respectively. These costs represent incremental operating costs, principally labor, during the conversion process, payments to third parties, and training costs. The 1998 costs include a $26 million writedown of computer equipment and related software that has been abandoned and the depreciation associated with computer equipment at QFC which is being written off over 18 months, at which time it will be abandoned.

  Store Conversions
      This includes the cost to convert store banners. In 1999, $51 million represented cash expenditures and $10 million represented asset write offs. In 1998 all costs represented incremental cash expenditures for advertising and promotions to establish the banner, changing store signage, labor required to remerchandise the store inventory and other services that were expensed as incurred.

  Transaction Costs
      This represents fees paid to outside parties, employee bonuses that were contingent upon the completion of the mergers, and an employee stay bonus program. We incurred costs totaling $93 million and $40 million for 1999 and 1998, respectively, related primarily to professional fees and employee bonuses recorded as the cash was expended. All accrued amounts relate to the employee stay bonus program.

  Store Closures
      This includes the costs to close stores identified as duplicate facilities and to sell stores pursuant to settlement agreements. 1999 costs of $8 million were accrued to close seven stores identified as duplicate facilities and to sell three stores pursuant to a settlement with the Federal Trade Commission ("FTC Stores"). Included in 1998 amounts were costs to close four stores identified as duplicate facilities and to sell three stores pursuant to a settlement agreement with the State of California ("AG Stores"). The asset writedown of $25 million in 1998 relates to certain California stores. Termination costs totaling $7 million were accrued in 1998.

  Administration Integration
      This represents $19 million of severance and travel and consulting services related to integration work; $27 million of asset write downs including video tapes and equipment used in our stores; and $47 million of accrued expenses. The accrued expenses include an obligation to make a charitable contribution (within seven years from the date of the Fred Meyer merger) as required by the merger agreement, a restricted stock award related to the achievement of expected merger synergy benefits, and severance costs for some Fred Meyer executives who informed us of their intention to leave Kroger, which have subsequently been paid.

  ONE-TIME EXPENSES

      During 1999, we incurred one-time expenses of $85 million associated with costs related to recent mergers. These expenses are included in merchandise costs, $58 million, and operating, general and administrative expenses, $27 million.

      During 1998, we incurred a one-time expense associated with logistics projects. This expense included the costs associated with ending a joint venture related to a warehouse operation that formerly served our Michigan stores and several independent customers. The warehouse is now operated by a third party that distributes our inventory to our Michigan stores. These expenses also included the transition costs related to one of our new warehouses, and one new warehouse facility operated by an unaffiliated entity that provides services to us. These costs included carrying costs of the facilities idled as a result of these new warehouses and the associated employee severance costs. Additionally, in the second quarter of 1998, we incurred one-time expenses associated with accounting, data, and operations consolidations in Texas. These included the costs of closing eight stores and relocating the remaining Dallas office employees to a smaller facility. These expenses, which included non-cash asset writedowns, were included in operating, general and administrative expenses. These expenses include an amount for estimated rent or lease termination costs that will be paid on closed stores through 2013. The "Other" column in the table below details the activity for amounts accrued related to these one-time expenses. The remaining balance at January 29, 2000 represents $2 million of idled warehouse facilities that will be paid through 2001 and $7 million of estimated rent or lease termination costs that will be paid on closed stores through 2013.

      A summary of changes in accruals related to various business combinations and other one-time expenses follows:

                                                                                     INCENTIVE
                                                       FACILITY       EMPLOYEE      AWARDS AND
                                                     CLOSURE COSTS    SEVERANCE    CONTRIBUTIONS    OTHER
                                                     -------------    ---------    -------------    -----
Balance at December 26, 1996.......................      $ --            $--            $--          $--
  Additions........................................        23              9             --           --
  Payments.........................................        (4)            (1)            --           --
                                                         ----            ---            ---          ---
Balance at December 27, 1997.......................        19              8             --           --
  Additions........................................       129             41             --           35
  Payments.........................................       (15)           (16)            --          (16)
  Adjustments......................................        --             (3)            --           --
                                                         ----            ---            ---          ---
Balance at January 2, 1999.........................       133             30             --           19
  Additions........................................         8             24             29           --
  Payments.........................................       (11)           (25)            --          (10)
                                                         ----            ---            ---          ---
Balance at January 29, 2000........................      $130            $29            $29          $ 9
                                                         ====            ===            ===          ===

LIQUIDITY AND CAPITAL RESOURCES

  Debt Management

      We have several lines of credit totaling approximately $4 billion with $874 million of unused balances at January 29, 2000. In addition, we have a $500 million synthetic lease credit facility and a $195 million money market line with unused balances of $38 million and $100 million, respectively, at January 29, 2000.

      Total debt, including capital leases and current portion thereof, increased $400 million to $9.0 billion in 1999 and $2.8 billion to $8.6 billion in 1998. Business acquisitions accounted for under the purchase method of accounting primarily caused the increases. We purchased a portion of the debt issued by the lenders of some structured financings in an effort to reduce our effective interest expense. We also prefunded $200 million of employee benefit costs at year-end 1999 and 1998 compared to $168 million at year-end 1997. If we exclude the debt incurred to make these purchases, which we classify as investments, and the prefunding of employee benefits, our total debt would have been $8.7 billion at year-end 1999 compared to $8.3 billion at year-end 1998, and $5.5 billion at year-end 1997. We utilize interest rate swaps to manage net exposure to interest rate changes related to our portfolio of borrowings. See footnotes eight and nine of our financial statements for further detail on our debt portfolio and interest rate swaps.

      In addition to the available credit mentioned above, we currently have available for issuance $1.225 billion of securities under a shelf registration statement filed with the Securities and Exchange Commission and declared effective on February 2, 2000.

  Common Stock Repurchase Program

      On January 29, 1997, we began repurchasing common stock in order to reduce dilution caused by our stock option plans for employees. These repurchases were made using the proceeds, including the tax benefit, from options exercised. Further repurchases of up to $100 million of common stock were authorized by the board of Directors in October 1997. We made open market purchases totaling $122 million in 1998, and $85 million in 1997. On October 18, 1998, we rescinded the repurchase program as a result of execution of the merger agreement between Kroger and Fred Meyer. In December 1999, we began a new program to repurchase common stock to reduce dilution caused by our stock option plans for employees. This program is solely funded by proceeds from stock option exercises, including the tax benefit. In January 2000 the Board of Directors authorized an additional repurchase plan for up to $100 million of common stock. During 1999, we made open market purchases of approximately $4 million under the stock option program and $2 million under the $100 million program.

      In addition, on March 31, 2000 the Board of Directors authorized the repurchase of up to $750 million of Kroger common stock. This repurchase program replaces the $100 million program authorized in January 2000.

  Interest Rate Protection Program

      Kroger has historically used derivatives to limit its exposure to rising interest rates. During 1999, as a result of the merger with Fred Meyer, the nature and magnitude of our debt portfolio changed significantly, including a permanent reduction in the combined company's variable rate borrowings. This fundamental change in our debt portfolio resulted in the existing derivative portfolio no longer being aligned with the debt portfolio, and prompted us to eliminate all existing interest rate swap and cap agreements, at a cost of $17 million.

      Going forward, we will use derivatives primarily to fix the rates on variable rate debt. To do this, we use the following guidelines:

      - use average daily bank balance to determine annual debt amounts subject to interest rate exposure,

      - limit the annual amount of debt subject to interest rate reset and the amount of floating rate debt to a combined total of $2.3 billion or less by April of 2000,

      - include no leveraged derivative products, and

      - hedge without regard to profit motive or sensitivity to current mark-to-market status.

      We review compliance with these guidelines annually with the Financial Policy Committee of our Board of Directors. In addition, our internal auditors review compliance with these guidelines on an annual basis. The guidelines may change as our business needs dictate.

      The table below provides information about our interest rate derivative and underlying debt portfolio. The amount each year represents the contractual maturities of long-term debt, excluding capital leases, and the outstanding notional amount of interest rate derivatives. Interest rates reflect the weighted average for the maturing instruments. The variable component of each interest rate derivative and the variable rate debt is based on six month LIBOR using the forward yield curve as of January 29, 2000. The Fair-Value column includes the fair-value of those debt instruments for which it is reasonably possible to calculate a fair value and the fair value of our interest rate derivatives as of January 29, 2000. (See footnotes eight and nine).

                                                        EXPECTED YEAR OF MATURITY
                                -------------------------------------------------------------------------
                                2000    2001    2002     2003    2004    THEREAFTER   TOTAL    FAIR-VALUE
                                -----   -----   -----   ------   -----   ----------   ------   ----------
                                                        (IN MILLIONS OF DOLLARS)
LONG-TERM DEBT
--------------
Fixed rate....................  (261)   (305)   (129)    (301)   (283)   (4.207)      (5,486)   (4,656)
Average interest rate.........   7.58%   7.65%   7.62%    7.64%   7.50%     7.50%
Variable rate.................  (275)           (1,459) (1,362)                       (3,096)   (3,096)
Average interest rate.........   6.86%   8.00%   8.09%    8.10%

                                                  AVERAGE NOTIONAL AMOUNTS OUTSTANDING
                                -------------------------------------------------------------------------
                                2000    2001    2002     2003    2004    THEREAFTER   TOTAL    FAIR-VALUE
                                -----   -----   -----   ------   -----   ----------   ------   ----------
                                                        (IN MILLIONS OF DOLLARS)
INTEREST RATE DERIVATIVES
-------------------------
Variable to fixed.............    300     275                                            300          2
Average pay rate..............   6.66%   6.66%                                          6.66%
Average receive rate..........   6.23%   7.37%                                          6.78%
Interest Rate Collar..........    300     300     300      150                           300          1

It was not practicable to determine a fair value for $678 million of fixed rate debt. The interest rate collar is reset based on the three month LIBOR with the following impact:

      - if the three month LIBOR is less than or equal to 4.10%, we pay 5.50% for that three month period;

      - if the three month LIBOR is greater than 4.10% and less than or equal to 6.50%, we are exposed to floating interest rates for that three month period;

      - if the three month LIBOR is greater than 6.50% and less than 7.50%, we pay 6.50%; and

      - if the three month LIBOR is greater than or equal to 7.50%, we are exposed to floating interest rates for that three month period.

CONSOLIDATED STATEMENT OF CASH FLOWS

      Operating cash flow decreased 15% or $280 million in 1999 and increased 65% or $725 million in 1998. The changes in operating cash flow were primarily due to changes in operating assets and liabilities that used $340 million of cash in 1999, provided $455 million of cash in 1998 and used $133 million of cash in 1997. The decrease in 1999 and increase in 1998 also included non-cash charges from extraordinary losses, depreciation expense and goodwill amortization totaling $971 million in 1999, $1,094 million in 1998, and $716 million in 1997.

      Cash used by investing activities increased 24% or $355 million in 1999 and 24% or $287 million in 1998. Investing activities consisted primarily of capital expenditures and business acquisitions. Capital expenditures were $1,701 million in 1999, $1,646 million in 1998, and $942 million in 1997 (see "Capital Expenditures" below for further detail). Cash used for business acquisitions, net of cash acquired, was $230 million in 1999, $86 million in 1998 and, $354 million in 1997.

      Cash provided by financing activities was $280 million in 1999 compared to $257 million used in 1998, and $118 million provided in 1997. In addition to finance charges of $11 million in 1999, $118 in 1998, and $33 million in 1997 related to debt issues, we paid premiums of $2 million in 1999, $308 million in 1998, and $127 million in 1997 to retire debt early. The table below provides information about debt repurchases and redemptions for the three years ended January 29, 2000.

                                                           1999       1998      1997
                                                         --------    ------    ------
                                                            (MILLIONS OF DOLLARS)
Senior Debt repurchases and redemptions................  $     --    $1,246    $  117
Senior subordinated debt repurchases...................  $    238    $  835    $  889
Term note repurchases..................................  $  1,406    $1,047    $  654
Mortgage loan prepayments..............................  $     --    $  219    $  178

      We used the proceeds from the issuance of new senior debt, additional bank borrowings and cash generated from operations to make these repurchases, redemptions and prepayments.

CAPITAL EXPENDITURES

      Capital expenditures excluding acquisitions totaled $1.7 billion in 1999 compared to $1.6 billion in 1998 and $0.9 billion in 1997, most of which was incurred to construct new stores. The table below shows our storing activity for food stores and multi-department stores:

                                                             1999     1998     1997
                                                             -----    -----    -----
Beginning of year..........................................  2,191    1,660    1,465
Opened.....................................................    100      101       71
Acquired...................................................     78      572      167
Closed.....................................................    (81)    (142)     (43)
                                                             -----    -----    -----
End of year................................................  2,288    2,191    1,660
                                                             =====    =====    =====

EFFECT OF INFLATION

      While management believes that some portion of the increase in sales is due to inflation, it is difficult to segregate and to measure the effects of inflation because of changes in the types of merchandise sold year-to-year and other pricing and competitive influences. Although management believes there was inflation in retail prices, we experienced deflation in our costs of product due to synergies and the economies of scale created by recent mergers. By attempting to control costs and efficiently utilize resources, we strive to minimize the effects of inflation on operations.

OTHER ISSUES

      On January 6, 1999, we changed our fiscal year-end to the Saturday nearest January 31 of each year. This change is disclosed in our Current Report on Form 8-K dated January 6, 1999. We filed separate audited financial statements covering the transition period from January 3, 1999 to January 30, 1999 on a Current Report on Form 8-K dated May 10, 1999. These financial statements included Kroger and its consolidated subsidiaries before the merger with Fred Meyer. During the transition period we had sales of $2,160 million, costs and expenses of $2,135 million, and net earnings of $25 million.

      On May 20, 1999, we announced a distribution in the nature of a two-for-one stock split, to shareholders of record of common stock on June 7, 1999. All share amounts prior to this date have been restated to reflect the split.

      In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities." This standard, as amended, is effective for fiscal years beginning after June 15, 2000. As a result, implementation of this standard is not mandatory for the Company until February 4, 2001. Based on our current portfolio, we expect that the adoption of this standard will not have a material impact on the financial statements. We will continue to evaluate the impact this standard will have as our portfolio changes.

      We indirectly own a 50% interest in the entity that owns the Santee Dairy in Los Angeles, California, and have a 10-year product supply agreement with Santee that requires us to purchase 9 million gallons of fluid milk and other products annually. The product supply agreement expires on July 29, 2007. Upon acquisition of Ralphs/Food 4 Less, Santee became excess capacity and a duplicate facility. We are currently engaged in efforts to dispose of our interest in Santee, which may result in a loss.

      We are party to more than 345 collective bargaining agreements with local unions representing approximately 218,000 employees. During 1999 we negotiated 82 labor contracts without any material work stoppages. Typical agreements are three to five years in duration and, as agreements expire, we expect to enter into new collective bargaining agreements. In 2000, 90 collective bargaining agreements will expire. We cannot be certain that agreements will be reached without work stoppage. A prolonged work stoppage affecting a substantial number of stores could have a material adverse effect on the results of our operations.

OUTLOOK

      Statements elsewhere in this report and below, as well as pages one through five of the accompanying proxy statement, regarding our expectations, hopes, beliefs, intentions or strategies are forward looking statements within the meaning of Section 21 E of the Securities Exchange Act of 1934. While we believe that the statements are accurate, uncertainties and other factors could cause actual results to differ materially from those statements. In particular:

      - We obtain sales growth from new square footage, as well as from increased productivity from existing locations. We expect 2000 full year square footage to grow 4.5% to 5%. We expect to continue to realize savings from economies of scale in technology and logistics, some of which may be reinvested in retail price reductions to increase sales volume and enhance market share.

      - We expect combination stores to generate higher sales per customer by the inclusion of numerous specialty departments, such as pharmacies, seafood shops, floral shops and bakeries. We believe the combination store format will allow us to withstand continued competition from other food retailers, supercenters, mass merchandisers and restaurants.

      - We believe we have adequate coverage of our debt covenants to continue to respond effectively to competitive conditions.

      - We expect to continue capital spending in technology focusing on improved store operations, logistics, procurement, category management, merchandising and distribution practices, which should continue to reduce merchandising costs as a percent of sales.

      - We expect to reduce working capital by $500 million over the next five years.

      - We expect our earnings per share target to be a 16%-18% average annual increase over the next three years.

      - We expect capital expenditures for fiscal 2000 to total $1.5-$1.7 billion, excluding acquisitions. Capital expenditures reflect Kroger's strategy of growth through expansion and acquisitions as well as our emphasis, whenever possible, on self-development and ownership of store real estate, and on logistics and technology improvements.

      - We intend to use the combination of cash flows from operations and borrowings under credit facilities to finance capital expenditure requirements for 2000, currently budgeted to be approximately $1.5 billion - $1.7 billion, excluding acquisitions. If determined preferable, we may fund capital expenditure requirements by mortgaging facilities, entering into sale/leaseback transactions, or by issuing additional debt or equity.

      - We expect to achieve $380 million in synergy savings over the next three years as a result of our mergers. We project the timing of the annual savings by fiscal year to be as follows: $260 million in 2000, $345 million in 2001, and $380 million in 2002 and beyond.

      The following factors are among the principal factors that could cause actual results to differ materially from forward looking statements:

      - General business and economic conditions in our operating regions, including the rate of inflation, population, employment and job growth in our markets,

      - Pricing pressures and competitive factors, which could include pricing strategies, store openings and remodels,

      - Results of our programs to reduce costs and improve working capital,

      - The ability to integrate any companies we acquire or have acquired and achieve operating improvements at those companies,

      - Increases in labor costs and relations with union bargaining units representing our employees,

      - Changes in laws and regulations, including changes in accounting standards and taxation requirements,

      - Opportunities or acquisitions that we pursue, and

      - The availability and terms of financing.

      In particular, our ability to achieve the expected increases in sales and earnings could be adversely affected by the increasingly competitive environment in which we operate. In addition any labor dispute, delays in opening new stores, or changes in the economic climate could cause us to fall short of our sales and earnings targets. While we expect to reduce working capital, our ability to do so may be impaired by any changes in vendor payment terms or systems problems that result in increases in inventory levels. Our capital expenditures could fall outside of the expected range if we are unsuccessful in acquiring suitable sites for new stores, if development costs exceed those budgeted, or if our logistics and technology projects are not completed in the time frame expected or on budget. While we expect to achieve benefits through logistics and technology, development of new systems and integration of systems due to our merger with Fred Meyer carry inherent uncertainties, and we may not achieve the expected benefits. Unforeseen difficulties in integrating Fred Meyer with Kroger, or any other acquired entity, could cause us to fail to achieve the anticipated synergy savings, and could otherwise adversely affect our ability to meet our 16% - 18% earnings per share expectations. Accordingly, actual events and results may vary significantly from those included in or contemplated or implied by forward looking statements contained within this document.

YEAR 2000 DISCLOSURE

      We did not experience any significant malfunctions or errors in our operating or business systems either when the date changed from 1999 to 2000 or on February 29, 2000. Based on operations since January 1, 2000, we do not expect any significant impact on our ongoing business as a result of the "Year 2000" issue. However, it is possible that the full impact of the date change, which was of concern due to computer programs that use two digits instead of four digits to define years, has not been fully recognized. For example, it is possible that Year 2000 or similar issues may occur with billing, payroll, or financial closings at period, quarter, or year-end. We believe that any such problems are likely to be minor and correctable. In addition, we could still be negatively affected if the Year 2000 or similar issues adversely affect our customers or suppliers. We currently are not aware of any significant Year 2000 or similar problems that have arisen for our customers and suppliers.

      We spent $23 million on Year 2000 readiness efforts in 1999 and a total of $49 million from 1997 through 1999. These efforts included replacing some outdated, noncompliant hardware and noncompliant software as well as identifying and remediating Year 2000 problems.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareowners and Board of Directors
The Kroger Co.

      In our opinion, based on our audits and the report of other auditors, the accompanying consolidated balance sheet and the related consolidated statements of income, changes in shareowners' equity (deficit) and cash flows present fairly, in all material respects, the financial position of The Kroger Co. and its subsidiaries at January 29, 2000 and January 2, 1999, and the results of their operations and their cash flows for the years ended January 29, 2000, January 2, 1999 and December 27, 1997 in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. The consolidated financial statements give retroactive effect to the merger of Fred Meyer, Inc. on May 27, 1999 in a transaction accounted for as a pooling of interests, as described in Note 2 to the consolidated financial statements. We did not audit the financial statements of Fred Meyer, Inc., a wholly-owned subsidiary, as of January 2, 1999 and for the fiscal years ended January 2, 1999 and December 27, 1997, respectively. Those statements reflect total assets of $10.2 billion as of January 2, 1999, and sales of $14.9 billion and $7.4 billion for the fiscal years ended January 2, 1999 and December 27, 1997. Those statements were audited by other auditors whose report thereon has been furnished to us, and our opinion expressed herein, insofar as it relates to the amounts included for Fred Meyer, Inc., is based solely on the report of the other auditors. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for the opinion expressed above.

      As described in Note 4 to the consolidated financial statements, the Company changed its application of the LIFO method of accounting for store inventories as of December 28, 1997.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Cincinnati, Ohio
March 9, 2000

                           CONSOLIDATED BALANCE SHEET

                                                              JANUARY 29,     January 2,
(In millions except per share amounts)                            2000            1999
-----------------------------------------------------------------------------------------
ASSETS
Current assets
  Cash......................................................  $       281     $      299
  Receivables...............................................          622            587
  Inventories...............................................        3,938          3,493
  Prepaid and other current assets..........................          690            692
                                                              -----------     ----------
          Total current assets..............................        5,531          5,071
Property, plant and equipment, net..........................        8,275          7,220
Goodwill, net...............................................        3,761          3,847
Other assets................................................          399            503
                                                              -----------     ----------
          Total Assets......................................  $    17,966     $   16,641
                                                              ===========     ==========
LIABILITIES
Current liabilities
  Current portion of long-term debt.........................  $       536     $      311
  Accounts payable..........................................        2,867          2,926
  Accrued salaries and wages................................          695            639
  Other current liabilities.................................        1,630          1,574
                                                              -----------     ----------
          Total current liabilities.........................        5,728          5,450
Long-term debt..............................................        8,045          7,848
Other long-term liabilities.................................        1,510          1,426
                                                              -----------     ----------
          Total Liabilities.................................       15,283         14,724
                                                              -----------     ----------
SHAREOWNERS' EQUITY
Preferred stock, $100 par, 5 shares authorized and
  unissued..................................................           --             --
Common stock, $1 par, 1,000 shares Authorized: 885 shares
  issued in 1999 and 876 shares issued in 1998..............          885            876
Additional paid-in capital..................................        2,023          1,913
Accumulated earnings (deficit)..............................          232           (421)
Common stock in treasury, at cost, 50 shares in 1999 and 50
  shares in 1998............................................         (457)          (451)
                                                              -----------     ----------
          Total Shareowners' Equity.........................        2,683          1,917
                                                              -----------     ----------
          Total Liabilities and Shareowners' Equity.........  $    17,966     $   16,641
                                                              ===========     ==========

--------------------------------------------------------------------------------
The accompanying notes are an integral part of the consolidated financial statements.

                        CONSOLIDATED STATEMENT OF INCOME

Years Ended January 29, 2000, January 2, 1999, and December 27, 1997

                                                                 1999          1998          1997
(In millions, except per share amounts)                       (52 WEEKS)    (53 weeks)    (52 weeks)
----------------------------------------------------------------------------------------------------
Sales.......................................................   $ 45,352      $43,082       $33,927
Merchandise costs, including advertising, warehousing, and
  transportation............................................     33,331       32,058        25,468
                                                               --------      -------       -------
     Gross profit...........................................     12,021       11,024         8,459
Operating, general and administrative.......................      8,244        7,783         6,060
Rent........................................................        652          619           465
Depreciation and amortization...............................        861          745           576
Goodwill amortization.......................................        100           92            16
Merger related costs........................................        383          269            --
                                                               --------      -------       -------
     Operating profit.......................................      1,781        1,516         1,342
Interest expense............................................        652          645           388
                                                               --------      -------       -------
     Earnings before income tax expense and extraordinary
       loss.................................................      1,129          871           954
Tax expense.................................................        491          377           365
                                                               --------      -------       -------
     Earnings before extraordinary loss.....................        638          494           589
Extraordinary loss, net of income tax benefit...............        (10)        (257)         (124)
                                                               --------      -------       -------
     Net earnings...........................................   $    628      $   237       $   465
                                                               ========      =======       =======
Basic earnings per Common share
     Earnings before extraordinary loss.....................   $   0.77      $  0.61       $  0.82
     Extraordinary loss.....................................      (0.01)       (0.32)        (0.17)
                                                               --------      -------       -------
          Net earnings......................................   $   0.76      $  0.29       $  0.65
                                                               ========      =======       =======
Average number of common shares used in basic calculation...        829          816           718
Diluted earnings per Common Share
     Earnings before extraordinary loss.....................   $   0.74      $  0.58       $  0.79
     Extraordinary loss.....................................      (0.01)       (0.30)        (0.16)
                                                               --------      -------       -------
          Net earnings......................................   $   0.73      $  0.28       $  0.63
                                                               ========      =======       =======
Average number of common shares used in diluted
  calculation...............................................        858          851           744

--------------------------------------------------------------------------------
The accompanying notes are an integral part of the consolidated financial statements.

                      CONSOLIDATED STATEMENT OF CASH FLOWS

Years Ended January 29, 2000, January 2, 1999, and December 27, 1997

                                                                1999           1998          1997
(In millions)                                                (52 WEEKS)     (53 weeks)    (52 weeks)
----------------------------------------------------------------------------------------------------
Cash Flows From Operating Activities:
  Net earnings.............................................  $       628    $     237     $     465
  Adjustments to reconcile net earnings to net cash
     provided by operating activities:
     Extraordinary loss....................................           10          257           124
     Depreciation..........................................          861          745           576
     Goodwill amortization.................................          100           92            16
     Deferred income taxes.................................          308          (49)           81
     Other.................................................           (9)         101           (16)
     Changes in operating assets and liabilities net of
       effects from acquisitions of businesses:
       Inventories.........................................         (271)          86          (198)
       Receivables.........................................          (66)         (56)          (76)
       Accounts payable....................................           50           93            65
       Other...............................................          (53)         332            76
                                                             -----------    ---------     ---------
          Net cash provided by operating activities........        1,558        1,838         1,113
                                                             -----------    ---------     ---------
Cash Flows From Investing Activities:
  Capital expenditures.....................................       (1,701)      (1,646)         (942)
  Proceeds from sale of assets.............................          139           96           104
  Payments for acquisitions, net of cash acquired..........         (230)         (86)         (354)
  Other....................................................          (28)         171            14
                                                             -----------    ---------     ---------
          Net cash used by investing activities............       (1,820)      (1,465)       (1,178)
                                                             -----------    ---------     ---------
Cash Flows From Financing Activities:
  Proceeds from issuance of long-term debt.................        1,763        5,307         2,520
  Reductions in long-term debt.............................       (1,469)      (5,089)       (2,411)
  Debt prepayment costs....................................           (2)        (308)         (127)
  Financing charges incurred...............................          (11)        (118)          (33)
  Decrease in book overdrafts..............................          (62)         (44)           (7)
  Proceeds from issuance of capital stock..................           67          122           269
  Treasury stock purchases.................................           (6)        (122)          (85)
  Other....................................................           --           (5)           (8)
                                                             -----------    ---------     ---------
          Net cash provided (used) by financing
            activities.....................................          280         (257)          118
                                                             -----------    ---------     ---------
Net increase in cash and temporary cash investments........           18          116            53
Cash and temporary cash investments:
  Beginning of year........................................          263          183           130
                                                             -----------    ---------     ---------
  End of year..............................................  $       281    $     299     $     183
                                                             ===========    =========     =========
Disclosure of cash flow information:
  Cash paid during the year for interest...................  $       536    $     635     $     402
  Cash paid during the year for income taxes...............  $       113    $     172     $     199
  Non-cash changes related to purchase acquisitions:
     Fair value of assets acquired.........................  $       201    $   2,209     $   1,986
     Goodwill recorded.....................................  $        53    $   2,389     $   1,252
     Value of stock issued.................................  $        --    $    (652)    $    (765)
     Liabilities assumed...................................  $       (19)   $  (3,791)    $  (2,047)

--------------------------------------------------------------------------------
The accompanying notes are an integral part of the consolidated financial statements.

       CONSOLIDATED STATEMENT OF CHANGES IN SHAREOWNERS' EQUITY (DEFICIT)

Years Ended January 29, 2000, January 2, 1999, and December 27, 1997

                                         COMMON STOCK     ADDITIONAL   TREASURY STOCK    ACCUMULATED
                                        ---------------    PAID-IN     ---------------    EARNINGS
(In millions)                           SHARES   AMOUNT    CAPITAL     SHARES   AMOUNT    (DEFICIT)    TOTAL
-------------------------------------------------------------------------------------------------------------
Balances at December 28, 1996.........   716      $716      $  181       48     $(314)     $(1,123)    $ (540)
Issuance of common stock:
  Stock options exercised.............    14        14          63       --        --           --         77
  KUI acquisition.....................     4         4          32       --        --           --         36
  Hughes acquisition..................    20        20         172       --        --           --        192
  Smith's acquisition.................    66        66         654       --        --           --        720
  Other...............................     2         2          11       --        --           --         13
Treasury stock purchases..............    --        --          --        6       (85)          --        (85)
Tax benefits from exercise of stock
  options.............................    --        --          40       --        --           --         40
Retirement of treasury stock..........   (10)      (10)        (61)     (10)       70           --         (1)
Net earnings..........................    --        --          --       --        --          465        465
                                         ---      ----      ------      ---     -----      -------     ------
Balances at December 27, 1997.........   812       812       1,092       44      (329)        (658)       917
Issuance of common stock:
  Stock options exercised.............    20        20         101       --        --           --        121
  Ralphs acquisition..................    44        44         609       --        --           --        653
  Other...............................    --        --          10       --        --           --         10
Treasury stock purchases..............    --        --          --        6      (122)          --       (122)
Tax benefits from exercise of stock
  options.............................    --        --         101       --        --           --        101
Net earnings..........................    --        --          --       --        --          237        237
                                         ---      ----      ------      ---     -----      -------     ------
Balances at January 2, 1999...........   876       876       1,913       50      (451)        (421)     1,917
Equity changes during transition
  period..............................     1         1          13       --        --           25         39
Issuance of common stock:
  Stock options exercised.............     8         8          69       --        --           --         77
Treasury stock purchases..............    --        --          --       --        (6)          --         (6)
Tax benefits from exercise of stock
  options.............................    --        --          28       --        --           --         28
Net earnings..........................    --        --          --       --        --          628        628
                                         ---      ----      ------      ---     -----      -------     ------
Balances at January 29, 2000..........   885      $885      $2,023       50     $(457)     $   232     $2,683
                                         ===      ====      ======      ===     =====      =======     ======

--------------------------------------------------------------------------------
The accompanying notes are an integral part of the consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

All amounts are in millions except per share amounts.

1.  ACCOUNTING POLICIES
      The following is a summary of the significant accounting policies followed in preparing these financial statements:

  Basis of Presentation and Principles of Consolidation
      The accompanying financial statements include the consolidated accounts of The Kroger Co. and its subsidiaries ("Kroger"), and Fred Meyer, Inc. and its subsidiaries ("Fred Meyer") which were merged with Kroger on May 27, 1999 (See Business Combinations). Fred Meyer amounts included in the consolidated financial statements as of January 2, 1999 and December 27, 1997 and for the two years ended January 2, 1999 relate to Fred Meyer's fiscal years ended January 30, 1999 and January 31, 1998, respectively. Significant intercompany transactions and balances have been eliminated.

  Transition Period
      On January 6, 1999, we changed our fiscal year-end to the Saturday nearest January 31 of each year. This change is disclosed in our Current Report on Form 8-K dated January 6, 1999. We filed separate audited financial statements covering the transition period from January 3, 1999 to January 30, 1999 on a Current Report on Form 8-K dated May 10, 1999. These financial statements include Kroger and its consolidated subsidiaries before the merger with Fred Meyer. During the transition period we had sales of $2,160, costs and expenses of $2,135, and net earnings of $25.

  Pervasiveness of Estimates
      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities. Disclosure of contingent assets and liabilities as of the date of the consolidated financial statements and the reported amounts of consolidated revenues and expenses during the reporting period also is required. Actual results could differ from those estimates.

  Inventories
      Inventories are stated at the lower of cost (principally LIFO) or market. Approximately 97% of inventories for 1999 and 1998 were valued using the LIFO method. Cost for the balance of the inventories is determined using the FIFO method. Replacement cost is higher than the carrying amount by $501 at January 29, 2000 and $530 at January 2, 1999.

  Property, Plant and Equipment
      Property, plant and equipment are stated at cost. Depreciation expense, which includes the amortization of assets recorded under capital leases, is computed principally using the straight-line method over the estimated useful lives of individual assets, or remaining terms of leases. Buildings and land improvements are depreciated based on lives varying from 10 to 40 years. Equipment depreciation is based on lives varying from three to 15 years. Leasehold improvements are amortized over their useful lives, which vary from four to 25 years. Depreciation expense was $861 in 1999, $745 in 1998, and $576 in 1997.
      Interest costs on significant projects constructed for the Company's own use are capitalized as part of the costs of the newly constructed facilities. Upon retirement or disposal of assets, the cost and related accumulated depreciation are removed from the balance sheet and any gain or loss is reflected in earnings.

  Goodwill
      Goodwill is generally being amortized on a straight-line basis over 40 years. Accumulated amortization was approximately $215 at January 29, 2000 and $115 at January 2, 1999.

  Impairment of Long-Lived Assets
      The Company reviews and evaluates long-lived assets for impairment when events or circumstances indicate costs may not be recoverable. The net book value of long-lived assets is compared to expected undiscounted future cash flows. An impairment loss would be recorded for the excess of net book value over the fair value of the asset impaired. The fair value is estimated based on expected discounted future cash flows.

  Interest Rate Protection Agreements
      The Company uses interest rate swaps, caps, and collars to hedge a portion of its borrowings against changes in interest rates. The interest differential to be paid or received is accrued as interest expense.

  Deferred Income Taxes
      Deferred income taxes are recorded to reflect the tax consequences of differences between the tax bases of assets and liabilities and their financial reporting bases. See footnote six for the types of differences that give rise to significant portions of deferred income tax assets and liabilities. Deferred income taxes are classified as a net current or noncurrent asset or liability based on the classification of the related asset or liability for financial reporting purposes. A deferred tax asset or liability that is not related to an asset or liability for financial reporting is classified according to the expected reversal date.

  Advertising Costs
      The Company's advertising costs are expensed as incurred and included in merchandise costs in the Consolidated Statement of Income. Advertising expenses amounted to $511 in 1999, $489 in 1998 and $375 in 1997.

  Comprehensive Income
      The Company has no items of other comprehensive income in any period presented. Therefore, net earnings as presented in the Consolidated Statement of Income equals comprehensive income.

  Consolidated Statement of Cash Flows
      For purposes of the Consolidated Statement of Cash Flows, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be temporary cash investments. Book overdrafts, which are included in accounts payable, represent disbursements that are funded as the item is presented for payment.

  Stock Split
      On May 20, 1999 the Company announced a distribution in the nature of a two-for-one stock split, to shareholders of record of common stock on June 7, 1999. All share and per-share amounts in the accompanying consolidated financial statements have been retroactively restated to give effect to the stock split.

  Segments
      The Company operates retail food and drug stores, multi-department stores, jewelry stores, and convenience stores in the Midwest, South and West. The Company's retail operations, which represent approximately 98% of consolidated sales, is its only reportable segment. All of the Company's operations are domestic.

2.  BUSINESS COMBINATIONS

      On May 27, 1999 Kroger issued 312 shares of Kroger common stock in connection with a merger, for all of the outstanding common stock of Fred Meyer Inc., which operates stores primarily in the Western region of the United States. On March 9, 1998, Fred Meyer issued 82 shares of Fred Meyer common stock in connection with a merger, for all of the outstanding stock of Quality Food Centers, Inc. ("QFC"), a supermarket chain operating in the Seattle/Puget Sound region of Washington state, and in Southern California. The mergers were accounted for as poolings of interests, and the accompanying financial statements have been restated to give effect to the consolidated results of Kroger, Fred Meyer and QFC for all years presented.
      On March 10, 1998, Fred Meyer acquired Food 4 Less Holdings, Inc. ("Ralphs/Food 4 Less"), a supermarket chain operating primarily in Southern California by issuing 44 shares of common stock to the Ralphs/Food 4 Less stockholders. The acquisition was accounted for under the purchase method of accounting. The financial statements include the operating results of Ralphs/Food 4 Less from the date of acquisition.
      On September 9, 1997, Fred Meyer acquired Smith's, a regional supermarket and drug store chain operating in the Intermountain and Southwestern regions of the United States, by issuing 66 shares of common stock to the Smith's stockholders. The acquisition was accounted for under the purchase method of accounting. The financial statements include the operating results of Smith's from the date of acquisition.
      On March 19, 1997, QFC acquired the principal operations of Hughes Markets, Inc. ("Hughes"), a supermarket chain operating in Southern California and its indirect 50% interest in Santee Dairy, one of the largest dairy plants in California. The merger was effected through the acquisition of 100% of the outstanding voting securities of Hughes for approximately $361 cash, 20 shares of common stock, and the assumption of $33 of indebtedness of Hughes. The acquisition was accounted for under the purchase method of accounting. The financial statements include the operating results of Hughes from the date of acquisition.
      On February 14, 1997, QFC acquired the principal operations of Keith Uddenberg, Inc. ("KUI"), a supermarket chain operating in the western and southern Puget Sound region of Washington. The merger was effected through the acquisition of the outstanding voting securities of KUI for $35 cash, 4 shares of common stock and the assumption of approximately $24 of indebtedness of KUI. The acquisition was accounted for under the purchase method of accounting. The financial statements include the operating results of KUI form the date of acquisition.
      The accompanying Consolidated Financial Statements reflect the consolidated results as follows:

                                                                Kroger      Fred Meyer    Consolidated
                                                              Historical    Historical      Company
------------------------------------------------------------------------------------------------------
1999
Subsequent to Consummation date
  Sales.....................................................   $    --       $    --        $31,859
  Extraordinary loss, net of income tax benefit.............   $    --       $    --        $   (10)
  Net Earnings..............................................   $    --       $    --        $   421
  Diluted earnings per common share.........................   $    --       $    --        $  0.49
1999
Prior to Consummation date*
  Sales.....................................................   $ 8,789       $ 4,704        $13,493
  Extraordinary loss, net of income tax benefit.............   $    --       $    --        $    --
  Net Earnings..............................................   $   176       $    31        $   207
  Diluted earnings per common share.........................   $  0.33       $  0.09        $  0.24

                                                                Kroger      Fred Meyer    Consolidated
                                                              Historical    Historical      Company
------------------------------------------------------------------------------------------------------
1998
  Sales.....................................................   $28,203       $14,879        $43,082
  Extraordinary loss, net of income tax benefit.............   $   (39)      $  (218)       $  (257)
  Net Earnings..............................................   $   411       $  (174)       $   237
  Diluted earnings per common share.........................   $  0.78       $ (0.55)       $  0.28
1997
  Sales.....................................................   $26,567       $ 7,360        $33,927
  Extraordinary loss, net of income tax benefit.............   $   (32)      $   (92)       $  (124)
  Net Earnings..............................................   $   412       $    53        $   465
  Diluted earnings per common share.........................   $  0.79       $  0.24        $  0.63

--------------------------------------------------------------------------------
* The period prior to consummation date represents amounts for the first quarter ended May 22, 1999, as this was the period ended closest to the consummation date.

3.  MERGER RELATED COSTS AND ONE TIME EXPENSES

  MERGER RELATED COSTS
      We are continuing the process of implementing our integration plan relating to recent mergers. The integration plan includes distribution consolidation, systems integration, store conversions, transaction costs, store closures, and administrative integration. Total merger related costs incurred were $383 in 1999 and $269 in 1998. We did not incur any merger related costs during 1997.

      The following table presents the components of the merger related costs:

                                                              1999    1998
--------------------------------------------------------------------------
CHARGES RECORDED AS CASH EXPENDED
  Distribution consolidation................................  $ 30    $ 16
  Systems integration.......................................    85      50
  Store conversions.........................................    51      48
  Transaction costs.........................................    93      34
  Administration integration................................    19      12
                                                              ----    ----
                                                               278     160
NONCASH ASSET WRITEDOWN
  Distribution consolidation................................    --      29
  Systems integration.......................................     3      26
  Store conversions.........................................    10      --
  Store closures............................................     4      25
  Administration integration................................    27       3
                                                              ----    ----
                                                                44      83
ACCRUED CHARGES
  Distribution consolidation................................  $  5    $ --
  Systems integration.......................................     1       1
  Transaction costs.........................................    --       6
  Store closures............................................     8       7
  Administration integration................................    47      12
                                                              ----    ----
                                                                61      26
                                                              ----    ----
Total merger related costs..................................  $383    $269
                                                              ====    ====

                                                              1999    1998
--------------------------------------------------------------------------
TOTAL CHARGES
  Distribution consolidation................................  $ 35    $ 45
  Systems integration.......................................    89      77
  Store conversions.........................................    61      48
  Transaction costs.........................................    93      40
  Store closures............................................    12      32
  Administration integration................................    93      27
                                                              ----    ----
Total merger related costs..................................  $383    $269
                                                              ====    ====

  Distribution Consolidation
      Represents costs to consolidate manufacturing and distribution operations and eliminate duplicate facilities. During 1999, approximately $30 of these costs was recorded as cash was expended. These costs include approximately $20 of Tolleson warehouse expenses. Severance costs of $5 were accrued during 1999 for distribution employees in Phoenix. The 1998 costs include a $29 writedown to estimated net realizable value of the Hughes distribution center in Southern California. The facility was sold in March 2000. The 1998 costs also include $13 for incremental labor incurred during the closing of the distribution center and other incremental costs incurred as part of the realignment of the Company's distribution system.

  Systems Integration
      Represents the costs of integrating systems and the related conversions of corporate office and store systems. Charges recorded as cash was expended totaled $85 and $50 in 1999 and 1998, respectively. These costs represent incremental operating costs, principally labor, during the conversion process, payments to third parties, and training costs. The 1998 costs include a $26 writedown of computer equipment and related software that has been abandoned and the depreciation associated with computer equipment at QFC which is being written off over 18 months at which time it will be abandoned.

  Store Conversions
      Includes the cost to convert store banners. In 1999, $51 represented cash expenditures, and $10 represented asset write-offs. In 1998, all costs represented incremental cash expenditures for advertising and promotions to establish the banner, changing store signage, labor required to remerchandise the store inventory and other services that were expensed as incurred.

  Transaction Costs
      Represents fees paid to outside parties, employee bonuses that were contingent upon the completion of the mergers, and an employee stay bonus program. The Company incurred costs totaling $93 and $40 for 1999 and 1998, respectively, related primarily to professional fees and employee bonuses recorded as the cash was expended.

  Store Closures
      Includes the costs to close stores identified as duplicate facilities and to sell stores pursuant to settlement agreements. 1999 costs of $8 were accrued to close seven stores identified as duplicate facilities and to sell three stores pursuant to a settlement with the Federal Trade Commission ("FTC Stores"). Included in 1998 amounts were costs to close four stores identified as duplicate facilities and to sell three stores pursuant to a settlement agreement with the State of California ("AG Stores"). The asset writedown of $25 in 1998 relates to certain California stores. Termination costs totaling $7 were accrued in 1998.

  Administration Integration
      This represents $19 of severance and travel and consulting services related to integration work; $27 of asset write downs including video tapes and equipment used in the Company's stores; and $47 of accrued expenses. The accrued expenses include an obligation to make a charitable contribution (within seven years from the date of the Fred Meyer merger) as required by the merger agreement, a restricted stock award related to the achievement of expected merger synergy benefits, and severance costs for certain Fred Meyer executives who informed the Company of their intention to leave, which have subsequently been paid.

  One-Time Expenses
      During 1999, we incurred one-time expenses of $85 associated with costs related to recent mergers. These expenses are included in merchandise costs, $58, and operating, general and administrative expenses, $27.

      During 1998, we incurred a one-time expense associated with logistics projects. This expense included the costs associated with ending a joint venture related to a warehouse operation that formerly served our Michigan stores and several independent customers. The warehouse is now operated by a third party that distributes our inventory to our Michigan stores. These expenses also included the transition costs related to one of our new warehouses, and one new warehouse facility operated by an unaffiliated entity that provides services to us. These costs included carrying costs of the facilities idled as a result of these new warehouses and the associated employee severance costs. Additionally, in the second quarter of 1998, the Company incurred one-time expenses associated with accounting, data, and operations consolidations in Texas. These included the costs of closing eight stores and relocating the remaining Dallas office employees to a smaller facility. These expenses, which included non-cash asset writedowns, were included in operating, general and administrative expenses. These expenses include an amount for estimated rent or lease termination costs that will be paid on closed stores through 2013. The "Other" column in the table below details the activity for amounts accrued related to these one-time expenses. The remaining balance at January 29, 2000 represents $2 of idled warehouse facilities that will be paid through 2001 and $7 of estimated rent or lease termination costs that will be paid on closed stores through 2013.

      A summary of changes in accruals related to various business combinations and other one-time expenses follows:

                                                   FACILITY       EMPLOYEE     INCENTIVE AWARDS
                                                 CLOSURE COSTS    SEVERANCE    AND CONTRIBUTIONS    OTHER
                                                 -------------    ---------    -----------------    -----
Balance at December 28, 1996...................      $ --            $--             $ --            $--
  Additions....................................        23              9               --             --
  Payments.....................................        (4)            (1)              --             --
                                                     ----            ---             ----            ---
Balance at December 27, 1997...................        19              8               --             --
  Additions....................................       129             41               --             35
  Payments.....................................       (15)           (16)              --            (16)
  Adjustments..................................        --             (3)              --             --
                                                     ----            ---             ----            ---
Balance at January 2, 1999.....................       133             30               --             19
  Additions....................................         8             24               29             --
  Payments.....................................       (11)           (25)              --            (10)
                                                     ----            ---             ----            ---
Balance at January 29, 2000....................      $130            $29             $ 29            $ 9
                                                     ====            ===             ====            ===

4.  ACCOUNTING CHANGE

      In the second quarter of 1998, Kroger changed its application of the Last-In, First-Out, or LIFO method of accounting for store inventories from the retail method to the item cost method. The change was made to more accurately reflect inventory value by eliminating the averaging and estimation inherent in the retail method. The cumulative effect of this change on periods prior to December 28, 1997 cannot be determined. The effect of the change on the December 28, 1997 inventory valuation, which includes other immaterial modifications in inventory valuation methods, was included in restated results for the quarter ended March 21, 1998. This change increased merchandise costs by $90 and reduced earnings before extraordinary loss and net earnings by $56, or $0.07 per diluted share. We have not calculated the pro forma effect on prior periods because cost information for these periods is not determinable. The item cost method did not have a material impact on earnings subsequent to its initial adoption.

5.  PROPERTY, PLANT AND EQUIPMENT, NET

      Property, plant and equipment, net consists of:

                                                               1999      1998
                                                              ----------------
Land........................................................  $1,071    $  979
Buildings and land improvements.............................   2,753     2,479
Equipment...................................................   6,014     5,288
Leasehold improvements......................................   1,970     1,692
Construction-in-progress....................................     712       492
Leased property under capital leases........................     522       468
                                                              ------    ------
                                                              13,042    11,398
Accumulated depreciation and amortization...................  (4,767)   (4,178)
                                                              ------    ------
                                                              $8,275    $7,220
                                                              ======    ======

      Accumulated depreciation for leased property under Capital Leases was $195 at January 29, 2000 and $161 at January 2, 1999.

      Approximately $258 and $271, original cost, of Property, Plant and Equipment collateralizes certain mortgage obligations at January 29, 2000 and January 2, 1999, respectively.

6.  TAXES BASED ON INCOME

      The provision for taxes based on income consists of:

                                                              1999     1998     1997
                                                              -----------------------
Federal
  Current...................................................  $ 134    $ 406    $ 254
  Deferred..................................................    308      (49)      81
                                                              -----    -----    -----
                                                                442      357      335
State and local.............................................     49       20       30
                                                              -----    -----    -----
                                                                491      377      365
Tax benefit from extraordinary loss.........................     (6)    (162)     (77)
                                                              -----    -----    -----
                                                              $ 485    $ 215    $ 288
                                                              =====    =====    =====

      A reconciliation of the statutory federal rate and the effective rate follows:

                                                              1999     1998     1997
                                                              -----------------------
Statutory rate..............................................   35.0%    35.0%    35.0%
State income taxes, net of federal tax benefit..............    2.9      3.8      2.8
Non-deductible goodwill.....................................    2.7      3.2      0.6
Other, net..................................................    3.0      1.3     (0.1)
                                                              -----    -----    -----
                                                               43.6%    43.3%    38.3%
                                                              =====    =====    =====

      The tax effects of significant temporary differences that comprise deferred tax balances were as follows:

                                                              1999     1998
----------------------------------------------------------------------------
Current deferred tax assets:
  Depreciation..............................................  $   8    $  35
  Insurance related costs...................................     68       72
  Net operating loss carryforwards..........................    176      138
  Other.....................................................     12      107
                                                              -----    -----
          Total current deferred tax assets.................    264      352
                                                              -----    -----
Current deferred tax liabilities:
  Compensation related costs................................    (38)     (34)
  Inventory related costs...................................    (54)     (34)
                                                              -----    -----
          Total current deferred tax liabilities............    (92)     (68)
                                                              -----    -----
Current deferred taxes, net included in prepaid and other
  current assets............................................  $ 172    $ 284
                                                              =====    =====
Long-term deferred tax assets:
  Compensation related costs................................  $ 148    $ 146
  Insurance related costs...................................     86       92
  Lease accounting..........................................     60       58
  Net operating loss carryforwards..........................    178      319
  Other.....................................................     40       23
                                                              -----    -----
                                                                512      638
  Valuation allowance.......................................   (157)    (157)
                                                              -----    -----
          Long-term deferred tax assets, net................    355      481
                                                              -----    -----
Long-term deferred tax liabilities:
  Depreciation..............................................   (465)    (407)
                                                              -----    -----
          Total long-term deferred tax liabilities..........   (465)    (407)
                                                              -----    -----
Long-term deferred taxes, net...............................  $(110)   $  74
                                                              =====    =====

      Long-term deferred taxes, net are included in other liabilities at January 29, 2000 and other assets at January 2, 1999.

      At January 29, 2000, the Company had net operating loss carryforwards for federal income tax purposes of $970 which expire from 2004 through 2017. In addition, the Company had net operating loss carryforwards for state income tax purposes of $351 which expire from 2000 through 2017. The utilization of certain of the Company's net operating loss carryforwards may be limited in a given year.

      At January 29, 2000, the Company had federal and state Alternative Minimum Tax Credit carryforwards of $10 and $2, respectively. In addition, the Company has Other Federal and State credits of $3 and $14, respectively, which expire from 2000 through 2017. The utilization of certain of the Company's credits may be limited in a given year.

7.  DEBT OBLIGATIONS

      Long-term debt consists of:

                                                               1999      1998
                                                              ------    ------
Senior Credit Facility......................................  $1,362    $3,010
Credit Agreement............................................   1,459       844
6.34% to 11.25% Senior Notes and Debentures due through
  2029......................................................   4,822     3,475
7.0% to 10.25% mortgages due in varying amounts through
  2017......................................................     473       465
Other.......................................................     465       365
                                                              ------    ------
Total debt..................................................   8,581     8,159
Less current portion........................................     536       311
                                                              ------    ------
Total long-term debt........................................  $8,045    $7,848
                                                              ======    ======

      In conjunction with the acquisitions of QFC and Ralphs/Food 4 Less in March 1998, Fred Meyer entered into new financing arrangements that refinanced a substantial portion of Fred Meyer's debt. The Senior Credit Facility provides for a $1,875 five-year revolving credit agreement and a five-year term note. During 1999, capacity under the term note was permanently reduced by $1,450. Borrowings under the term note at year-end were $175. All indebtedness under the Senior Credit Facility is guaranteed by some of the Company's subsidiaries and collateralized by the stock of those subsidiaries that were guarantors prior to the Kroger/Fred Meyer merger. The revolving portion of the Senior Credit Facility is available for general corporate purposes, including the support of Fred Meyer's commercial paper program. Commitment fees are charged at .20% on the unused portion of the five-year revolving credit facility. Interest on the Senior Credit Facility is at adjusted LIBOR plus a margin of .425%. At January 29, 2000, the weighted average interest rate on both the five year term note and the amounts outstanding under the revolving credit facility was 6.52%. The Senior Credit Facility requires the Company to comply with certain ratios related to indebtedness to earnings before interest, taxes, depreciation and amortization ("EBITDA") and fixed charge coverage. In addition, the Senior Credit Facility limits dividends on and redemption of capital stock. The Company may prepay the Senior Credit Facility, in whole or in part, at any time, without a prepayment penalty.

      The Company also has a $1,500 Five Year Credit Agreement and a 364-Day Credit Agreement (collectively the "Credit Agreement"). The Five Year facility terminates on May 28, 2002 unless extended or earlier terminated by the Company. The 364-Day Credit Agreement would have terminated in May 1999, but was extended as a $430 facility. The 364-Day facility terminates on May 24, 2000 unless extended, converted into a two year term loan, or earlier terminated by the Company. Borrowings under the Credit Agreement bear interest at the option of the Company at a rate equal to either (i) the highest, from time to time, of (A) the base rate of Citibank, N.A., (B) 1/2% over a moving average of secondary market morning offering rates for three month certificates of deposit adjusted for reserve requirements, and (C) 1/2% over the federal funds rate or (ii) an adjusted Eurodollar rate based upon the London Interbank Offered Rate ("Eurodollar Rate") plus an Applicable Margin. In addition, the Company pays a Facility Fee in connection with the Credit Facility. Both the Applicable Margin and the Facility Fee vary based on the Company's achievement of a financial ratio. At January 29, 2000, the Applicable Margin for the 364-Day facility was
 .525% and for the Five-Year facility was .475%. The Facility Fee for the 364-Day facility was .10% and for the Five-Year facility was .15%. The Credit Agreement contains covenants which among other things, restrict dividends and require the maintenance of certain financial ratios, including fixed charge coverage ratios and leverage ratios. The Company may prepay the Credit
Agreement, in whole or in part, at any time, without a prepayment penalty.

      In December 1998, the Senior Credit Facility and the Credit Agreement were amended to permit the merger of Kroger and Fred Meyer (See note 2). The amendments, which became effective when the merger was completed, increased interest rates on the Credit Agreement to market rates and changed the covenants in the Senior Credit Facility to parallel those in the Credit Agreement.

      Unrated commercial paper borrowings of $384 and borrowings under money market lines of $155 at January 29, 2000 have been classified as long-term because the Company expects that during 1999 these borrowings will be refinanced using the same type of securities. Additionally, the Company has the ability to refinance these borrowings on a long-term basis and has presented the amounts as outstanding under the Credit Agreement or the Senior Credit Facility. The money market lines, which generally have terms of approximately one year, allow the Company to borrow from the banks at mutually agreed upon rates, usually below the rates offered under the Senior Credit Facility.

      All of the Senior Notes and Debentures are subject to early redemption at varying times and premiums beginning in 2000. In addition, subject to certain conditions, some of the Company's publicly issued debt will be subject to redemption, in whole or in part, at the option of the holder upon the occurrence of a redemption event, upon not less than five days' notice prior to the date of redemption, at a redemption price equal to the default amount, plus a specified premium. "Redemption Event" is defined in the indentures as the occurrence of
(i) any person or group, together with any affiliate thereof, beneficially owning 50% or more of the voting power of the Company or (ii) any one person or group, or affiliate thereof, succeeding in having a majority of its nominees elected to the Company's Board of Directors, in each case, without the consent of a majority of the continuing directors of the Company.

      The aggregate annual maturities and scheduled payments of long-term debt for the five years subsequent to 1999 are:

  2000.......................................................  $  536
  2001.......................................................  $  305
  2002.......................................................  $1,588
  2003.......................................................  $1,663
  2004.......................................................  $  283

      The extraordinary losses in 1999, 1998, and 1997 relate to premiums paid to retire certain indebtedness early and the write-off of deferred financing costs.

8.  INTEREST RATE PROTECTION PROGRAM

      The Company has historically used derivatives to limit its exposure to rising interest rates. During 1999, as a result of the merger with Fred Meyer, the nature and magnitude of the Company's debt portfolio changed significantly, including a permanent reduction in the combined Company's variable rate borrowings. This fundamental change in the Company's debt portfolio resulted in the existing derivative portfolio no longer being aligned with the debt portfolio and prompted the Company to eliminate all existing interest rate swap and cap agreements, at a cost of $17.

      Going forward, the Company's program relative to interest rate protection primarily contemplates fixing the rates on variable rate debt. To do this, the Company uses the following guidelines: (i) use average daily bank balance to determine annual debt amounts subject to interest rate exposure, (ii) limit the annual amount of debt subject to interest rate reset and the amount of floating rate debt to a combined total of $2,300 or less by April of 2000, (iii) include no leveraged products, and (iv) hedge without regard to profit motive or sensitivity to current mark-to-market status.

      The Company reviews compliance with these guidelines annually with the Financial Policy Committee of the Board of Directors. In addition, the Company's internal auditors review compliance with these guidelines on an annual basis. The guidelines may change as the Company's business needs dictate.

      The table below indicates the types of swaps used, their duration, and their respective interest rates. The variable component of each interest rate derivative is based on the six month LIBOR using the forward yield curve as of January 29, 2000.

                                                              1999    1998
                                                              ----    ----
Receive fixed swaps
  Notional amount...........................................  $ --    $785
  Duration in years.........................................    --     2.0
  Average receive rate......................................    --    6.50%
  Average pay rate..........................................    --    5.30%

Receive variable swaps
  Notional amount...........................................  $300    $925
  Duration in years.........................................   1.9     2.4
  Average receive rate......................................  6.36%   5.57%
  Average pay rate..........................................  6.66%   7.09%

      In addition, as of January 29, 2000, the Company has an interest rate collar on a notional amount of $300 million with a maturity date of July 24, 2003. Every three months, actual three month LIBOR is reviewed and the collar has the following impact on the Company for the notional amount.

        - If the three month LIBOR is less than or equal to 4.10%, the Company pays 5.50% for that three month period;

        - If the three month LIBOR is greater than 4.10% and less than or equal to 6.50%, the Company is exposed to floating interest rates for that three month period;

        - If the three month LIBOR is greater than 6.50% and less than 7.50%, the Company pays 6.50%; and

        - If the three month LIBOR is greater than or equal to 7.50%, the Company is exposed to floating interest rates for that three month period.

9.  FAIR VALUE OF FINANCIAL INSTRUMENTS

      The following methods and assumptions were used to estimate the fair value of each class of financial instrument for which it is practicable to estimate that value:

  Cash, Receivables, Prepaid and Other Current Assets, Other Long-term Assets, Accounts Payable, Accrued Salaries and Wages, Other Current Liabilities, and Other Long-term Liabilities
      The carrying amounts of these items approximate fair value.

  Long-term Investments
      The fair values of these investments are estimated based on quoted market prices for those or similar investments.

  Long-term Debt
      The fair value of the Company's long-term debt, including the current portion thereof, is estimated based on the quoted market price for the same or similar issues. The carrying value of $2,821 of long-term debt outstanding under the Company's Credit Agreement and Senior Credit Facility approximates fair value.

  Interest Rate Protection Agreements
      The fair value of these agreements is based on the net present value of the future cash flows using the forward interest rate yield curve in effect at the respective year-end.
      The estimated fair values of the Company's financial instruments are as follows:

                                                        1999                        1998
                                              ------------------------    ------------------------
                                                            ESTIMATED                   Estimated
                                               CARRYING        FAIR        CARRYING        FAIR
                                                VALUE         VALUE         VALUE         VALUE
                                              ----------    ----------    ----------    ----------
Long-term investments for which it is
  Practicable...............................  $      100    $      103    $       96    $       97
  Not Practicable...........................  $        4            --    $        9    $       --

Long-term debt for which it is
  Practicable...............................  $   (7,904)   $   (7,752)   $   (7,687)   $   (7,973)
  Not Practicable...........................  $     (677)           --    $     (472)   $       --

Interest Rate Protection Agreements
  Receive fixed swaps.......................  $       --    $        2    $       --    $       22
  Receive variable swaps....................          --            --            --           (43)
  Interest rate collar......................          --             1            --            (6)
                                              ----------    ----------    ----------    ----------
                                              $       --    $        3    $       --    $      (27)
                                              ==========    ==========    ==========    ==========

      The use of different assumptions or estimation methodologies may have a material effect on the estimated fair value amounts. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that the Company could actually realize. In addition, the Company is not subjected to a concentration of credit risk related to these instruments.
      The investments for which it was not practicable to estimate fair value relate to equity investments accounted for under the equity method and investments in real estate development partnerships for which there is no market. The long-term debt for which it was not practicable to estimate fair value relates to industrial revenue bonds, certain mortgages and other notes for which there is no market.

10.  LEASES

      The Company operates primarily in leased facilities. Lease terms generally range from 10 to 25 years with options to renew for varying terms. Terms of certain leases include escalation clauses, percentage rents based on sales, or payment of executory costs such as property taxes, utilities, or insurance and maintenance. Portions of certain properties are subleased to others for periods from one to 20 years.
      Rent expense (under operating leases) consists of:

                                                                1999        1998        1997
                                                              --------    --------    --------
Minimum rentals.............................................  $    731    $    683    $    515
Contingent payments.........................................        15          18          14
Sublease income.............................................       (94)        (82)        (64)
                                                              --------    --------    --------
                                                              $    652    $    619    $    465
                                                              ========    ========    ========

      Minimum annual rentals for the five years subsequent to 1999 and in the aggregate are:

                                                              CAPITAL    OPERATING
                                                              LEASES      LEASES
                                                              -------    ---------
2000........................................................   $ 85       $  741
2001........................................................     73          701
2002........................................................     67          672
2003........................................................     63          609
2004........................................................     59          575
Thereafter..................................................    556        5,220
                                                               ----       ------
                                                                903       $8,518
                                                                          ======
Less estimated executory costs included in capital leases...     14
                                                               ----
Net minimum lease payments under capital leases.............    889
Less amount representing interest...........................    461
                                                               ----
Present value of net minimum lease payments under capital
  leases....................................................   $428
                                                               ====

      Total future minimum rentals under noncancellable subleases at January 29, 2000 were $452.

      The current and long-term portions of obligations under capital leases are included in other current liabilities and other long-term liabilities on the balance sheet.

      On March 11, 1998, the Company entered into a $500 five-year synthetic lease credit facility that refinanced $303 in existing lease financing facilities. Lease payments are based on LIBOR applied to the utilized portion of the facility. As of January 29, 2000, the Company had utilized $462 of the facility, which matures March 2003.

11.  EARNINGS PER COMMON SHARE

      Basic earnings per common share equals net earnings divided by the weighted average number of common shares outstanding. Diluted earnings per common share equals net earnings divided by the weighted average number of common shares outstanding after giving effect to dilutive stock options and warrants.
      The following table provides a reconciliation of earnings before extraordinary loss and shares used in calculating basic earnings per share to those used in calculating diluted earnings per share.

                                     FOR THE YEAR ENDED            For the year ended            For the year ended
                                      JANUARY 29, 2000               January 2, 1999              December 27, 1997
                                ----------------------------   ---------------------------   ---------------------------
                                 INCOME     SHARES     PER-    Income     Shares     Per-    Income     Shares     Per-
                                (NUMER-    (DENOMI-   SHARE    (Numer-   (Denomi-   Share    (Numer-   (Denomi-   Share
                                 ATOR)      NATOR)    AMOUNT    ator)     nator)    Amount    ator)     nator)    Amount
                                --------   --------   ------   -------   --------   ------   -------   --------   ------
Basic EPS.....................  $    638       829    $0.77     $494       816      $0.61     $589       718      $0.82
Dilutive effect of stock
  option awards...............                  29                          35                            26
                                --------   -------              ----       ---                ----       ---
Diluted EPS...................  $    638       858    $0.74     $494       851      $0.58     $589       744      $0.79
                                ========   =======              ====       ===                ====       ===

      At January 29, 2000, there were options outstanding for approximately 18.2 shares of common stock that were excluded from the computation of diluted EPS. These shares were excluded because their inclusion would have had an antidilutive effect on EPS. There were no items that would have had an antidilutive effect at January 2, 1999 or December 27, 1997.

      On May 20, 1999, the Company announced a two-for-one stock split, to shareholders of record of common stock on June 7, 1999. All share amounts prior to this date have been restated to reflect the split.

12.  STOCK OPTION PLANS
      The Company grants options for common stock to employees under various plans, as well as to its non-employee directors owning a minimum of one-thousand shares of common stock of the Company, at an option price equal to the fair market value of the stock at the date of grant. In addition to cash payments, the plans provide for the exercise of options by exchanging issued shares of stock of the Company. At January 29, 2000, 21.6 shares of common stock were available for future options. Options generally will expire 10 years from the date of grant. Options vest in one year to five years or, for certain options, upon the Company's stock reaching certain pre-determined market prices within ten years from the date of grant. All grants outstanding become immediately exercisable upon certain changes of control of the Company.

      Changes in options outstanding under the stock option plans, excluding restricted stock grants, were:

                                                              SHARES SUBJECT    WEIGHTED AVERAGE
                                                                TO OPTION        EXERCISE PRICE
                                                              --------------    ----------------
                                                              (IN MILLIONS)
Outstanding, year-end 1996..................................       71.6              $ 6.21
Granted.....................................................       16.6              $12.84
Options of an acquired company..............................        3.0              $ 3.67
Exercised...................................................      (14.6)             $ 5.17
Canceled or expired.........................................       (1.0)             $ 6.46
                                                                  -----
Outstanding, year-end 1997..................................       75.6              $ 7.75
Granted.....................................................       10.0              $20.55
Exercised...................................................      (19.0)             $ 6.30
Canceled or expired.........................................       (1.0)             $13.63
                                                                  -----
Outstanding, year-end 1998..................................       65.6              $10.20
Exercised during transition period..........................       (1.0)             $ 6.16
Granted.....................................................       11.3              $26.97
Exercised...................................................       (7.3)             $ 9.19
Canceled or Expired.........................................       (2.6)             $19.76
                                                                  -----
Outstanding, year-end 1999..................................       66.0              $12.75
                                                                  =====

      A summary of options outstanding and exercisable at January 29, 2000 follows:

                                     WEIGHTED-
                                      AVERAGE
   RANGE OF          NUMBER          REMAINING       WEIGHTED-AVERAGE       OPTIONS        WEIGHTED-AVERAGE
EXERCISE PRICES    OUTSTANDING    CONTRACTUAL LIFE    EXERCISE PRICE      EXERCISABLE       EXERCISE PRICE
---------------------------------------------------------------------   -----------------------------------
                  (IN MILLIONS)      (IN YEARS)                          (IN MILLIONS)
$ 2.91 - $ 5.86       17.8              2.76              $ 4.96              17.7              $ 4.96
$ 5.92 - $10.38       20.7              5.98              $ 8.39              19.5              $ 8.39
$10.46 - $17.97       11.2              7.56              $14.73               5.9              $14.14
$18.23 - $25.03        6.1              8.27              $22.30               1.8              $22.25
$26.45 - $31.91       10.2              9.30              $27.20               0.1              $27.24
                      ----                                                    ----
$ 2.91 - $31.91       66.0              6.11              $12.75              45.0              $ 8.37
                      ====                                                    ====

      The Company applies Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees", and related interpretations in accounting for its plans. Had compensation cost for the Company's stock option plans been determined based upon the fair value at the grant date for awards under these plans consistent with the methodology prescribed under Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," the Company's net earnings and diluted earnings per common share would have been reduced to the pro forma amounts below:

                                                       1999                 1998                 1997
                                                ------------------   ------------------   ------------------
                                                ACTUAL   PRO FORMA   Actual   Pro Forma   Actual   Pro Forma
                                                ------   ---------   ------   ---------   ------   ---------
Net earnings................................    $ 628      $ 590     $ 237      $ 195     $ 465      $ 425
Diluted earnings per common share...........    $0.73      $0.69     $0.28      $0.23     $0.63      $0.57

      The fair value of each option grant was estimated on the date of grant using the Black-Scholes option-pricing model, based on historical assumptions from each respective company shown in the table below. These amounts reflected in this proforma disclosure are not indicative of future amounts. The following table reflects the assumptions used for grants awarded in each year to option holders of the respective companies:

                                                                   1999         1998        1997
                                                                -----------   ---------   ---------
Kroger
------
Weighted average expected volatility (based on historical
  volatility)...............................................          26.23%      26.60%      24.00%
Weighted average risk-free interest rate....................           6.64%       4.60%       5.70%
Expected term...............................................      8.0 YEARS   7.8 years   5.4 years
Fred Meyer
----------
Weighted average expected volatility (based on historical
  volatility)...............................................            N/A       39.37%      33.67%
Weighted average risk-free interest rate....................            N/A        5.32%       6.10%
Expected term...............................................            N/A   5.0 years   5.0 years
QFC
---
Weighted average expected volatility (based on historical
  volatility)...............................................            N/A         n/a       43.50%
Weighted average risk-free interest rate....................            N/A         n/a        5.50%
Expected term...............................................            N/A         n/a   5.0 years

      The weighted average fair value of options granted during 1999, 1998, and 1997 was $12.93, $9.87, and $5.86, respectively.

13.  CONTINGENCIES

      The Company continuously evaluates contingencies based upon the best available evidence.

      Management believes that allowances for loss have been provided to the extent necessary and that its assessment of contingencies is reasonable. To the extent that resolution of contingencies results in amounts that vary from management's estimates, future earnings will be charged or credited.

      The principal contingencies are described below:

      Insurance -- The Company's workers' compensation risks are self-insured in certain states. In addition, other workers' compensation risks and certain levels of insured general liability risks are based on retrospective premium plans, deductible plans, and self-insured retention plans. The liability for workers' compensation risks is accounted for on a present value basis. Actual claim settlements and expenses incident thereto may differ from the provisions for loss. Property risks have been underwritten by a subsidiary and are reinsured with unrelated insurance companies. Operating divisions and subsidiaries have paid premiums, and the insurance subsidiary has provided loss allowances, based upon actuarially determined estimates.

      Litigation -- The Company is involved in various legal actions arising in the normal course of business. Although occasional adverse decisions (or settlements) may occur, the Company believes that the final disposition of such matters will not have a material adverse effect on the financial position or results of operations of the Company.

      Purchase Commitment -- The Company indirectly owns a 50% interest in the Santee Dairy ("Santee") and has a 10-year product supply agreement with Santee that requires the Company to purchase 9 million gallons of fluid milk and other products annually. The product supply agreement expires on July 29, 2007. Upon acquisition of Ralphs/Food 4 Less, Santee became excess capacity and a duplicate facility. The Company is currently engaged in efforts to dispose of its interest in Santee, which may result in a loss.

14.  WARRANT DIVIDEND PLAN

      On February 28, 1986, the Company adopted a warrant dividend plan providing for stock purchase rights to owners of the Company's common stock. The plan was amended and restated as of April 4, 1997 and further amended on October 18, 1998. Each share of common stock currently has attached one-half of a right. Each right, when exercisable, entitles the holder to purchase from the Company one ten-thousandth of a share of Series A Preferred Shares, par value $100 per share, at $87.50 per one ten-thousandth of a share. The rights will become exercisable, and separately tradable, ten business days following a tender offer or exchange offer resulting in a person or group having beneficial ownership of 10% or more of the Company's common stock. In the event the rights become exercisable and thereafter the Company is acquired in a merger or other business combination, each right will entitle the holder to purchase common stock of the surviving corporation, for the exercise price, having a market value of twice the exercise price of the right. Under certain other circumstances, including certain acquisitions of the Company in a merger or other business combination transaction, or if 50% or more of the Company's assets or earnings power are sold under certain circumstances, each right will entitle the holder to receive upon payment of the exercise price, shares of common stock of the acquiring company with a market value of two times the exercise price. At the Company's option, the rights, prior to becoming exercisable, are redeemable in their entirety at a price of $0.01 per right. The rights are subject to adjustment and expire March 19, 2006.

15.  BENEFIT PLANS

      The Company administers non-contributory defined benefit retirement plans for substantially all non-union employees. Funding for the pension plans is based on a review of the specific requirements and on evaluation of the assets and liabilities of each plan.

      In addition to providing pension benefits, the Company provides certain health care and life insurance benefits for retired employees. The majority of the Company's employees may become eligible for these benefits if they reach normal retirement age while employed by the Company. Funding of retiree health care and life insurance benefits occurs as claims or premiums are paid.

      Information with respect to change in benefit obligation, change in plan assets, net amounts recognized at end of year, weighted average assumptions and components of net periodic benefit cost follow:

                                                              PENSION BENEFITS     OTHER BENEFITS
                                                              -----------------   -----------------
                                                               1999      1998      1999      1998
                                                              -------   -------   -------   -------
CHANGE IN BENEFIT OBLIGATION:
Benefit obligation at beginning of year.....................  $ 1,192   $   990   $   272   $   255
Change in benefit obligation during transition period.......        4        --         1        --
Addition to benefit obligation from acquisitions............       --        94        --        16
Service cost................................................       37        37        11         9
Interest cost...............................................       82        77        19        18
Plan participants' contributions............................       --        --         4         4
Amendments..................................................       15        --         4       (11)
Actuarial loss (gain).......................................     (140)       51       (39)       15
Settlements.................................................       (2)       --        --        --
Curtailment credit..........................................       (2)       --        (7)      (17)
Benefits paid...............................................      (58)      (57)      (12)      (17)
                                                              -------   -------   -------   -------
Benefit obligation at end of year...........................  $ 1,128   $ 1,192   $   253   $   272
                                                              =======   =======   =======   =======
CHANGE IN PLAN ASSETS:
Fair value of plan assets at beginning of year..............  $ 1,375   $ 1,153   $    --   $    --
Change in fair value of plan assets during transition
  period....................................................       15        --        --        --
Addition to plan assets from acquisitions...................       --        63        --        --
Actual return on plan assets................................       57       205         6        --
Employer contribution.......................................        4        11         5        13
Plan participants' contributions............................       --        --         1         4
Benefits paid...............................................      (58)      (57)      (12)      (17)
                                                              -------   -------   -------   -------
Fair value of plan assets at end of year....................  $ 1,393   $ 1,375   $    --   $    --
                                                              =======   =======   =======   =======

Pension plan assets include $121 and $167 of common stock of The Kroger Co. at January 29, 2000 and January 2, 1999, respectively.

                                                              PENSION BENEFITS     OTHER BENEFITS
                                                              -----------------   -----------------
                                                               1999      1998      1999      1998
                                                              -------   -------   -------   -------
NET AMOUNT RECOGNIZED AT END OF YEAR:
Funded status at end of year................................  $   265   $   183   $  (253)  $  (272)
Unrecognized actuarial gain.................................     (307)     (204)      (81)      (35)
Unrecognized prior service cost.............................       33        19       (17)      (31)
Unrecognized net transition asset...........................       (5)       (5)  $     1   $     1
                                                              -------   -------   -------   -------
Net amount recognized at end of year........................  $   (14)  $    (7)  $  (350)  $  (337)
                                                              =======   =======   =======   =======
Prepaid benefit cost........................................  $    33   $    48   $    --   $    --
Accrued benefit liability...................................      (47)      (55)     (350)     (337)
                                                              -------   -------   -------   -------
                                                              $   (14)  $    (7)  $  (350)  $  (337)
                                                              =======   =======   =======   =======

                                                              PENSION BENEFITS     OTHER BENEFITS
                                                              -----------------   -----------------
                                                               1999      1998      1999      1998
                                                              -------   -------   -------   -------
WEIGHTED AVERAGE ASSUMPTIONS:
Discount rate...............................................     8.00%     6.75%     8.00%     6.75%
Expected return on plan assets..............................     9.50%     9.50%
Rate of compensation increase...............................     4.50%     3.25%     4.50%     3.25%

For measurement purposes, a 5 percent annual rate of increase in the per capita cost of other benefits was assumed for 1999 and thereafter.

                                                       PENSION BENEFITS         OTHER BENEFITS
                                                     --------------------    --------------------
                                                     1999    1998    1997    1999    1998    1997
                                                     ----    ----    ----    ----    ----    ----
COMPONENTS OF NET PERIODIC BENEFIT COST
Service cost.......................................  $ 37    $ 37    $ 28    $ 11    $  9    $ 10
Interest cost......................................    82      77      69      19      18      20
Expected return on plan assets.....................  (109)    (98)    (82)     --      --      --
Amortization of:
     Transition asset..............................    (1)     --      (9)     --      --      --
     Prior service cost............................     4       2       2      (3)     (3)     (1)
     Actuarial (gain) loss.........................    --       1      --      --      (1)     (1)
Curtailment credit.................................    (2)     --      --      (7)    (17)     --
                                                     ----    ----    ----    ----    ----    ----
Net periodic benefit cost..........................  $ 11    $ 19    $  8    $ 20    $  6    $ 28
                                                     ====    ====    ====    ====    ====    ====

The accumulated benefit obligation and fair value of plan assets for pension plans with accumulated benefit obligations in excess of plan assets were $185 and $140 at January 29, 2000 and $123 and $69 at January 2, 1999.

Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A one-percentage-point change in the assumed health care cost trend rates would have the following effects:

                                                              1% POINT    1% POINT
                                                              INCREASE    DECREASE
                                                              --------    --------
Effect on total of service and interest cost components.....         3          (3)
Effect on postretirement benefit obligation.................        26         (22)

The Company also administers certain defined contribution plans for eligible union and non-union employees. The cost of these plans for 1999, 1998, and 1997 was $46, $40, and $32, respectively.

The Company participates in various multi-employer plans for substantially all union employees. Benefits are generally based on a fixed amount for each year of service. Contributions for 1999, 1998, and 1997 were $121, $133, and $119, respectively.

16.  RELATED-PARTY TRANSACTIONS

      The Company had a management agreement for management and financial services with The Yucaipa Companies ("Yucaipa"), whose managing general partner became Chairman of the Executive Committee of the Board, effective May 27, 1999. The arrangement provided for annual management fees of $0.5 plus reimbursement of Yucaipa's reasonable out-of-pocket costs and expenses. In 1998, the Company paid to Yucaipa approximately $20 for services rendered in conjunction with the Ralphs/Food 4 Less and QFC mergers and termination fees of Ralphs/Food 4 Less management agreement. This agreement was terminated by Yucaipa upon consummation of the Kroger/Fred Meyer merger (see note 2).

      Yucaipa holds a warrant for the purchase of up to 7.8 million shares of Common Stock at an exercise price of $11.91 per share. Half of the warrant expires in 2005 and half expires in 2006. Additionally, at the option of Yucaipa, the warrant is exercisable without the payment of cash consideration. Under this condition, the Company will withhold upon exercise the number of shares having a market value equal to the aggregate exercise price from the shares issuable.

17.  RECENTLY ISSUED ACCOUNTING STANDARDS

      In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities." This standard, as amended, is effective for fiscal years beginning after June 15, 2000. As a result, implementation of this standard is not mandatory for the Company until February 4, 2001. Based on the Company's current portfolio, management expects that the adoption of this standard will not have a material impact on the financial statements. Management will continue to evaluate the impact this standard will have as the Company's portfolio changes.

      In 1999, the Company adopted Statement of Position (SOP) 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." The SOP requires that certain external costs and internal payroll and payroll related costs be capitalized. The adoption of this accounting standard did not have a material impact on the financial statements.

      In 1999, the Company adopted SOP 98-5 "Reporting on the Costs of Start-up Activities." The SOP requires that entities expense start-up as incurred. The adoption of this accounting standard did not have a material impact on the financial statements.

      In March 2000, the Financial Accounting Standards Board issued Interpretation No. 44, "Accounting for Certain Transactions involving Stock Compensation." This standard becomes effective July 1, 2000. We expect that the adoption of the standard will not have a material impact on the financial statements.

18.  SUBSEQUENT EVENTS

      On February 2, 2000, the Company filed a Registration Statement on form S-3 with the Securities and Exchange Commission. This Registration Statement permits the Company to issue up to $1.725 billion of securities, of which amount $1.225 billion remains unissued.

      The Board of Directors approved a $750 common stock repurchase program, on March 31, 2000. This repurchase program replaces the $100 program authorized in January of 2000.

19.  GUARANTOR SUBSIDIARIES

      The Company's outstanding public debt (the "Guaranteed Notes") is jointly and severally, fully and unconditionally guaranteed by certain Kroger subsidiaries (the "Guarantor Subsidiaries"). At January 29, 2000 a total of approximately $5.1 billion of Guaranteed Notes were outstanding. The Guarantor Subsidiaries and non-guarantor subsidiaries are wholly-owned subsidiaries of Kroger. Separate financial statements of Kroger and each of the Guarantor Subsidiaries are not presented because the guarantees are full and unconditional and the Guarantor Subsidiaries are jointly and severally liable. The Company believes that separate financial statements and other disclosures concerning the Guarantor Subsidiaries would not be material to investors.

      The non-guaranteeing subsidiaries represent less than 3% on an individual and aggregate basis of consolidated assets, pretax earnings, cash flow, and equity. Therefore, the non-guarantor subsidiaries' information is not separately presented in the tables below.

      There are no current restrictions on the ability of the Guarantor Subsidiaries to make payments under the guarantees referred to above, except, however, the obligations of each guarantor under its guarantee are limited to the maximum amount as will result in obligations of such guarantor under its guarantee not constituting a fraudulent conveyance or fraudulent transfer for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act, or any similar Federal or state law (e.g. adequate capital to pay dividends under corporate laws).

      The following tables present summarized financial information as of January 29, 2000 and January 2, 1999, and for the three years ended January 29, 2000.

      Summarized financial information as of January 29, 2000 and the year then ended:

                                                              GUARANTOR
                                                  KROGER     SUBSIDIARIES    ELIMINATIONS    CONSOLIDATED
---------------------------------------------------------------------------------------------------------
Current assets..................................  $   578      $ 4,953         $     --        $ 5,531
Non-current assets..............................  $11,652      $11,180         $(10,397)       $12,435
Current liabilities.............................  $ 1,109      $ 4,619         $     --        $ 5,728
Non-current liabilities.........................  $ 8,437      $ 1,118         $     --        $ 9,555
Sales...........................................  $ 6,333      $39,617         $   (598)       $45,352
Gross profit....................................  $ 1,250      $10,821         $    (50)       $12,021
Operating profit................................  $    31      $ 1,750         $     --        $ 1,781
Net earnings....................................  $   628      $ 1,002         $ (1,002)       $   628

      Summarized financial information as of January 2, 1999 and for the year then ended:

                                                              GUARANTOR
                                                  KROGER     SUBSIDIARIES    ELIMINATIONS    CONSOLIDATED
---------------------------------------------------------------------------------------------------------
Current assets..................................  $   734      $ 4,337         $     --        $ 5,071
Non-current assets..............................  $ 5,622      $10,398         $ (4,450)       $11,570
Current liabilities.............................  $ 1,199      $ 4,251         $     --        $ 5,450
Non-current liabilities.........................  $ 3,240      $ 6,034         $     --        $ 9,274
Sales...........................................  $ 8,849      $34,845         $   (612)       $43,082
Gross profit....................................  $ 1,566      $ 9,543         $    (85)       $11,024
Operating profit................................  $   (94)     $ 1,610         $     --        $ 1,516
Net earnings....................................  $   237      $   453         $   (453)       $   237

      Summarized financial information for the year ended December 27, 1997:

                                                              GUARANTOR
                                                  KROGER     SUBSIDIARIES    ELIMINATIONS    CONSOLIDATED
---------------------------------------------------------------------------------------------------------
Sales...........................................  $ 8,220      $26,299         $   (592)       $33,927
Gross profit....................................  $ 1,604      $ 6,957         $   (102)       $ 8,459
Operating profit................................  $   114      $ 1,228         $     --        $ 1,342
Net earnings....................................  $   465      $   566         $   (566)       $   465

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONCLUDED

20.  QUARTERLY DATA (UNAUDITED)

                                                                     QUARTER
                                                -------------------------------------------------
                                                  FIRST        SECOND       THIRD        FOURTH     TOTAL YEAR
1999                                            (16 WEEKS)   (12 WEEKS)   (12 WEEKS)   (12 WEEKS)   (52 WEEKS)
--------------------------------------------------------------------------------------------------------------
SALES.........................................   $13,493      $10,289      $10,329      $11,241      $45,352
GROSS PROFIT..................................   $ 3,531      $ 2,699      $ 2,723      $ 3,068      $12,021
EARNINGS BEFORE EXTRAORDINARY ITEMS...........   $   207      $    56      $   129      $   246      $   638
EXTRAORDINARY LOSS............................   $    --      $   (10)     $    --      $    --      $   (10)
NET EARNINGS..................................   $   207      $    46      $   129      $   246      $   628
NET EARNINGS PER COMMON SHARE:
     EARNINGS BEFORE EXTRAORDINARY LOSS.......   $  0.25      $  0.07      $  0.16      $  0.29      $  0.77
     EXTRAORDINARY LOSS.......................        --        (0.01)          --           --        (0.01)
                                                 -------      -------      -------      -------      -------
BASIC NET EARNINGS PER COMMON SHARE...........   $  0.25      $  0.06      $  0.16      $  0.29      $  0.76
DILUTED EARNINGS PER COMMON SHARE:
     EARNINGS BEFORE EXTRAORDINARY LOSS.......   $  0.24      $  0.06      $  0.15      $  0.29      $  0.74
     EXTRAORDINARY LOSS.......................        --        (0.01)          --           --        (0.01)
                                                 -------      -------      -------      -------      -------
DILUTED NET EARNINGS PER COMMON SHARE.........   $  0.24      $  0.05      $  0.15      $  0.29      $  0.73

                                                                      Quarter
                                                 -------------------------------------------------
                                                   First        Second       Third        Fourth     Total Year
1998                                             (12 weeks)   (12 weeks)   (16 weeks)   (13 weeks)   (53 weeks)
---------------------------------------------------------------------------------------------------------------
Sales..........................................   $10,429      $ 9,947      $11,501      $11,205      $43,082
Gross Profit...................................   $ 2,590      $ 2,553      $ 2,949      $ 2,932      $11,024
Earnings before extraordinary items............   $   (20)     $   100      $   151      $   263      $   494
Extraordinary loss.............................   $  (221)     $    (1)     $    (7)     $   (28)     $  (257)
Net earnings...................................   $  (241)     $    99      $   144      $   235      $   237
Net earning per common share:
     Earnings before extraordinary loss........   $ (0.02)     $  0.12      $  0.18      $  0.33      $  0.61
     Extraordinary loss........................     (0.28)          --        (0.01)       (0.03)       (0.32)
                                                  -------      -------      -------      -------      -------
Basic net earnings per common share............   $ (0.30)     $  0.12      $  0.17      $  0.30      $  0.29
Diluted earnings per common share:
     Earnings before extraordinary loss........   $ (0.02)     $  0.12      $  0.18      $  0.30      $  0.58
     Extraordinary loss........................     (0.28)          --        (0.01)       (0.01)       (0.30)
                                                  -------      -------      -------      -------      -------
Diluted net earnings per common share..........   $ (0.30)     $  0.12      $  0.17      $  0.29      $  0.28

      Quarterly amounts for the 1st quarter of 1999 and all four quarters of 1998 do not match amounts previously filed on the respective Forms 10-Q as the amounts above reflect a business combination accounted for as a pooling of interests (See note 2 of the financial statements).

                            SELECTED FINANCIAL DATA

                                                                    FISCAL YEARS ENDED
                                           ---------------------------------------------------------------------
                                           JANUARY 29,   January 2,   December 27,   December 28,   December 30,
                                              2000          1999          1997           1996           1995
                                           (52 WEEKS)    (53 Weeks)    (52 Weeks)     (52 Weeks)     (52 Weeks)
                                           ---------------------------------------------------------------------
                                                    (IN MILLIONS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)
Sales....................................    $45,352      $43,082       $33,927        $29,701        $28,090
Earnings before extraordinary loss.......        638          494           589            436            369
Extraordinary loss (net of income tax
  benefit) (A)...........................        (10)        (257)         (124)            (3)           (16)
Net earnings.............................        628          237           465            433            353
Diluted earnings per share
  Earnings before extraordinary loss.....       0.74         0.58          0.79           0.64           0.55
  Extraordinary loss (A).................      (0.01)       (0.30)        (0.16)         (0.01)         (0.03)
  Net earnings...........................       0.73         0.28          0.63           0.63           0.52
Total assets.............................     17,966       16,641        11,718          7,889          6,999
Long-term obligations, including
  obligations under capital leases.......      9,555        9,274         6,665          5,079          4,310
Shareowners' deficit.....................      2,683        1,917           917           (537)          (988)
Cash dividends per common share..........        (B)          (B)           (B)            (B)            (B)

--------------------------------------------------------------------------------
(A) See Note 7 to Consolidated Financial Statements.
(B) The Company is prohibited from paying cash dividends under the terms of its Credit Agreement.

                              COMMON STOCK PRICE RANGE

                                1999                      1998
                       ----------------------    ----------------------
       QUARTER           HIGH          LOW         HIGH          LOW
-----------------------------------------------------------------------
1st..................  $34 29/32    $24 7/8      $23 21/32    $16 17/32
2nd..................  $31 3/8      $24 1/8      $23 3/4      $20 3/32
3rd..................  $26 15/16    $19 1/2      $27 1/16     $21
4th..................  $24 1/4      $14 7/8      $30 13/32    $22

      The number of shareowners of record of common stock as of April 26, 2000, was 51,286.

      Under the Company's Credit Agreement dated May 28, 1997, the Company is prohibited from paying cash dividends during the term of the Credit Agreement. The Company is permitted to pay dividends in the form of stock of the Company.

--------------------------------------------------------------------------------
The Company has a variety of plans designed to allow employees to acquire stock in Kroger. Employees of Kroger and its subsidiaries own shares through a profit sharing plan, as well as 401(k) plans and a payroll deduction plan called the Kroger Stock Exchange. If employees have questions concerning their shares in the Kroger Stock Exchange, or if they wish to sell shares they have purchased through this plan, they should contact:

                               Firstar, N.A. Cincinnati
                               P.O. Box 5277
                               Cincinnati, Ohio 45201
                               Toll Free 1-800-872-3307

Questions regarding the Company's 401(k) plan should be directed to the employee's Human Resources Manager or 1-800-2KROGER.

Questions concerning any of the other plans should be directed to the employee's local Human Resources Manager.

SHAREOWNERS: The Bank of New York is Registrar and Transfer Agent for the Company's Common Stock. For questions concerning changes of address, etc., individual shareowners should contact:

Written inquiries:                                    Certificate transfer and address changes:
------------------                                    -----------------------------------------
The Bank of New York                                  The Bank of New York
Shareholder Relations Department-11E                  Receive and Deliver Department-11W
P.O. Box 11258                                        P.O. Box 11002
Church Street Station                                 Church Street Station
New York, New York 10286                              New York, New York 10286

The Bank's toll-free number is: 1-800-524-4458. E-mail:
shareowner-svc@email.bankofny.com

Shareholder questions and requests for forms available on the Internet at: http://stock.bankofny.com

SHAREOWNER UPDATES: The Kroger Co. provides a pre-recorded overview of the Company's most recent quarter. Call 1-800-4STOCKX or, in Cincinnati, 762-4723. Other information is available on our Internet site at http://www.kroger.com.

FINANCIAL INFORMATION: Call (513) 762-1220 to request printed financial information, including the Company's most recent report on Form 10-Q or 10-K, or press release. Written inquiries should be addressed to Shareholder Relations, The Kroger Co., 1014 Vine Street, Cincinnati, Ohio 45202-1100. Financial information also is available on the Internet at http://www.cfonews.com/kr.
--------------------------------------------------------------------------------

                               EXECUTIVE OFFICERS

DONALD E. BECKER
Senior Vice President

WARREN F. BRYANT
Senior Vice President

GEOFFREY J. COVERT
President--Manufacturing
Senior Vice President

TERRY L. COX
Group Vice President

DAVID B. DILLON
President and Chief
Operating Officer

PAUL W. HELDMAN
Senior Vice President, Secretary and General Counsel

MICHAEL S. HESCHEL
Executive Vice President and
Chief Information Officer

CARVER L. JOHNSON
Group Vice President

LYNN MARMER
Group Vice President

DON W. MCGEORGE
Executive Vice President

W. RODNEY MCMULLEN
Executive Vice President

DERRICK A. PENICK
Group Vice President

JOSEPH A. PICHLER
Chairman of the Board and
Chief Executive Officer

J. MICHAEL SCHLOTMAN
Group Vice President and
Chief Financial Officer

JAMES R. THORNE
Senior Vice President

FELICIA D. THORNTON
Group Vice President

LAWRENCE M. TURNER
Vice President and Treasurer

                              OPERATING UNIT HEADS

E. JOHN BURGON
King Soopers

ROBERT G. COLVEY
Dillon Stores

RUSSELL J. DISPENSE
Smith's

MIKE DON
Fred Meyer Jewelers

MICHAEL J. DONNELLY
Fry's

SAM K. DUNCAN
Ralphs

JOHN P. HACKETT
Louisville KMA

DAVID G. HIRZ
Food 4 Less

ROBERT J. HODGE
Cincinnati KMA

JIM LEONARD
Turkey Hill Minit Markets

BRUCE A. LUCIA
Columbus KMA

JAMES T. MCCOY
Jay C

M. MARNETTE PARRY
Michigan KMA

ANTHONY F. PRINSTER
City Market

THOMAS B. RECH
Nashville KMA

MARK SALISBURY
Tom Thumb

PAUL SCUTT
Central KMA

SAMUEL L. SHARP
Loaf 'N Jug/MiniMart

PAUL M. SMITH
Atlanta KMA

VAN TARVER
Quik Stop

KENNETH THRASHER
Fred Meyer Stores

RICHARD L. TILLMAN
Delta KMA

HENRY R. WAGUESPACK
Kwik Shop

DARRELL WEBB
QFC

R. PETE WILLIAMS
Mid-Atlantic KMA

ROBERT E. ZINCKE
Southwest KMA

  THE KROGER CO. - 1014 VINE STREET - CINCINNATI, OHIO 45202 - (513) 762-4000

                                    Appendix
                                 Form of Proxy

-----------------------------------------------------------------------------------------------------------------------------------
                                                                             ---------------------------------------
                                                                                        Two New Ways to Vote
   THE KROGER CO.                                                                  VOTE BY INTERNET OR TELEPHONE

                                                                                  24 Hours a Day - 7 Days a Week
                                                                                     It's Fast and Convenient
                                                                             ---------------------------------------

          INTERNET                                 TELEPHONE                                       MAIL
          --------                                 ---------                                       ----
   http://proxy.shareholder.com/xxx             1-800-xxx-xxxx

- Go to the website address listed             - Use any touch-tone telephone.               - Mark, sign and date your proxy card.
  above.
                                               - Have your proxy card ready.                 - Detach your proxy card.
- Have your proxy card ready.
                                               - Enter your Control Number located           - Return your proxy card in the
- Enter your Control Number located in   OR      in the box below.                     OR      postage-paid envelope provided.
  the box below.
                                               - Follow the simple recorded
- Follow the simple instructions on the          instructions.
  website.

                                                                                      Your Internet or telephone vote authorizes
                                                                                      the named proxies to vote your shares in the
                                                                                      same manner as if you marked, signed and
                                                                                      returned your proxy card. If you have
                                                                                      submitted your proxy by the Internet or
                                                                                      telephone there is no need for you to mail
                                                                                      back your proxy card.

                                                                                                  1-800-xxx-xxxx
                                                                                             CALL TOLL-FREE TO VOTE

                                                                                        ------------------------------


                                                                                                 CONTROL NUMBER
                                                                                         FOR INTERNET/TELEPHONE VOTING
                                                                                        -------------------------------


             THE INTERNET AND TELEPHONE VOTING FACILITIES WILL BE AVAILABLE UNTIL 5:00 P.M. E.D.T. ON JUNE 21, 2000.
                          DETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY THE INTERNET OR TELEPHONE
------------------------------------------------------------------------------------------------------------------------------------


THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES AND FOR PROPOSAL 2.
    1. ELECTION OF DIRECTORS          FOR all nominees             WITHHOLD AUTHORITY to vote               (*)EXCEPTIONS
                                      listed below       [ ]       for all nominees listed below   [ ]                       [ ]

      Nominees: 01 Reuben V. Anderson, 02 Ronald W. Burkle, 03 Clyde R. Moore, 04 Joseph A. Pichler, 05 Steven R. Rogel,
      and 06 Martha Romayne Seger.
      (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE MARK THE "EXCEPTIONS" BOX AND WRITE THAT NOMINEE'S
      NAME ON THE SPACE PROVIDED BELOW.)
      (*)EXCEPTIONS_____________________________________________________________________________________________________________

    2. Approval of PricewaterhouseCoopers LLP, as auditors.           THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST PROPOSAL 3.
                                                                      3. Approve shareholder proposal, if properly presented, to
       FOR     [ ]       AGAINST     [ ]        ABSTAIN      [ ]         recommend implementation of annual election of all
                                                                         directors.
                                                                         FOR    [ ]        AGAINST      [ ]       ABSTAIN     [ ]

                                                                      THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST PROPOSAL 4.
If you wish to vote in accordance with the recommendations of         4. Approve shareholder proposal, if properly presented, to
management, all you need do is sign and return this card. The            recommend removal of genetically engineered products from
Proxy Committee cannot vote your shares unless you sign and              private label goods.
return the card.
                                                                         FOR    [ ]        AGAINST      [ ]       ABSTAIN     [ ]

                                                                      THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST PROPOSAL 5.
                                                                      5. Approve shareholder proposal, if properly presented, to recommend compensation limitations for officers and
                                                                         directors.

                                                                         FOR    [ ]        AGAINST      [ ]       ABSTAIN     [ ]

                                                                                                     Change of Address or
                                                                                                     Comments Mark Here       [ ]


                                                                                      Please sign exactly as name appears hereon.
                                                                                      Joint owners should each sign. Where
                                                                                      applicable, indicate position or
                                                                                      representative capacity.

                                                                                      Dated:___________________, 2000

                                                                                                   Signature

                                                                                                   Signature

                                                                                               Votes MUST be indicated    [X]
PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE.       (x) in Black or Blue ink.

         Please Detach Here
         You Must Detach This Portion of the Proxy Card
         Before Returning it in the Enclosed Envelope
-----------------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------


                  NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                                 Cincinnati, Ohio, May 10, 2000
To All Shareholders
of The Kroger Co.:

         The annual meeting of shareholders of The Kroger Co. will be held at the REGAL HOTEL, 150 W. 5TH Street, Cincinnati, Ohio, on June 22, 2000, at 11 A.M., for the following purposes:

         1. To elect five directors to serve until the annual meeting of shareholders in 2003 and one director to serve until the annual meeting of shareholders in 2001, or until their successors have been elected and qualified;

         2. To consider and act upon a proposal to ratify the selection of auditors for the Company for the year 2000;

         3. To act upon a shareholder proposal, if properly presented at the annual meeting, to recommend that the Board take the necessary steps to cause all directors to be elected annually as opposed to in classes;

         4. To act upon a shareholder proposal, if properly presented at the annual meeting, to request that the Board adopt a policy of removing genetically engineered products from all private label goods and to label those goods that may contain genetically engineered products;

         5. To act upon a shareholder proposal, if properly presented at the annual meeting, to recommend compensation limitations for officers and directors; and

         6. To transact such other business as may properly be brought before the meeting;

all as set forth in the Proxy Statement accompanying this Notice.

         Holders of common shares of record at the close of business on April 26, 2000, will be entitled to vote at the meeting.

         YOUR MANAGEMENT DESIRES TO HAVE A LARGE NUMBER OF SHAREHOLDERS REPRESENTED AT THE MEETING, IN PERSON OR BY PROXY. PLEASE VOTE YOUR PROXY ELECTRONICALLY VIA THE INTERNET OR TELEPHONE, OR SIGN AND DATE THE ENCLOSED PROXY AND MAIL IT AT ONCE IN THE ENCLOSED SELF-ADDRESSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED WITHIN THE UNITED STATES.

                                           By order of the Board of Directors,
                                           Paul W. Heldman, Secretary

                              FOLD AND DETACH HERE
--------------------------------------------------------------------------------
                                 THE KROGER CO.

                                    P R O X Y

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                 FOR THE ANNUAL MEETING TO BE HELD JUNE 22, 2000

         The undersigned hereby appoints each of JOSEPH A. PICHLER, JOHN T. LA MACCHIA and T. BALLARD MORTON, JR., or if more than one is present and acting then a majority thereof, proxies, with full power of substitution and revocation, to vote the common shares of The Kroger Co. which the undersigned is entitled to vote at the annual meeting of shareholders, and at any adjournment thereof, with all the powers the undersigned would possess if personally present, including authority to vote on the matters shown on the reverse in the manner directed, and upon any other matter which properly may come before the meeting. The undersigned hereby revokes any proxy previously given to vote those shares at the meeting or at any adjournment.

         THE PROXIES ARE DIRECTED TO VOTE AS SPECIFIED ON THE REVERSE HEREOF AND IN THEIR DISCRETION ON ALL OTHER MATTERS COMING BEFORE THE MEETING. EXCEPT AS SPECIFIED TO THE CONTRARY ON THE REVERSE, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED, INCLUDING THE DISCRETION TO CUMULATE VOTES, FOR PROPOSAL 2 AND AGAINST PROPOSALS 3, 4 AND 5.

(continued, and to be signed, on other side)

                                        THE KROGER CO.
                                        P.O. BOX 11127
                                        NEW YORK, N.Y. 10203-0127